SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

BRITESMILE, INC.

(Name of Registrant as Specified in Its Charter)

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1)	Title of each class of securities to which transaction applies:

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4)	Proposed maximum aggregate value of transaction:

$35,000,000

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$7,000

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BRITESMILE, INC.

460 North Wiget Lane

Walnut Creek, California 94598

January [    ], 2006

Dear BriteSmile Shareholder:

I am writing to you regarding the pending sale of our associated center business, consisting of offering teeth-whitening products through existing independent dental offices known as BriteSmile Professional Teeth Whitening Associated Centers. The sale of our associated center business will be conducted pursuant to an Asset Purchase Agreement among BriteSmile, Inc. and our subsidiaries, BriteSmile Development Inc. and BriteSmile International Ltd., as sellers, and Discus Dental Inc., or Discus, as the buyer. Discus has agreed to purchase our associated center business for $35 million, and has agreed to assume the contracts related to that business, as more fully described in the accompanying information statement.

After careful consideration, our board of directors has unanimously approved the Asset Purchase Agreement and has determined that the sale of our associated center business is in our best interest and the best interests of our shareholders, as an opportunity to sell the business at an attractive price.

Shareholders holding a majority of the votes entitled to be cast on the sale of the business have approved the sale of our associated center business pursuant to the Asset Purchase Agreement by written consent dated December 29, 2005. If not revoked, these written consents will become effective [            ], 2006. Accordingly, we are not required, and are not seeking, to hold a shareholder meeting or to obtain further shareholder approval of the sale.

The attached information statement and the accompanying documents provide detailed information about the sale of our associated center business. Please read these documents carefully in their entirety. You may also obtain information about us from publicly available documents that have been filed with the Securities and Exchange Commission.

Sincerely,

Dr. Julian Feneley

President

BRITESMILE, INC.

460 North Wiget Lane

Walnut Creek, California 94598

January [    ], 2006

INFORMATION STATEMENT

This information statement is being furnished to you in connection with the pending sale of our associated center business, consisting of offering teeth-whitening products through existing independent dental offices known as BriteSmile Professional Teeth Whitening Associated Centers. The sale of our associated center business will be conducted pursuant to an Asset Purchase Agreement among BriteSmile, Inc. and its subsidiaries, BriteSmile Development Inc. and BriteSmile International Ltd., as sellers, and Discus Dental Inc., or Discus, as the buyer. Discus has agreed to purchase our associated center business for $35 million, and has agreed to assume the contracts related to the business, as more fully described in this information statement.

After careful consideration, our board of directors has unanimously approved the Asset Purchase Agreement and has determined that the sale of our associated center business is in our best interest and in the best interests of our shareholders as an opportunity to sell the business at an attractive price.

Shareholders holding a majority of the votes entitled to be cast on the sale of our business have approved the sale of our associated center business pursuant to the Asset Purchase Agreement by written consent dated December 29, 2005. If not revoked, these consents will become effective on [            ], 2006. Accordingly, we are not required, and are not seeking, to hold a shareholder meeting or to obtain further shareholder approval of the sale.

This information statement is first being sent to shareholders on or about January [    ], 2006. Under applicable law, shareholder approval of the transaction will become effective [            ], 2006, twenty days after the date this information statement is first sent to shareholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US

A PROXY. WE ARE NOT ASKING YOU FOR YOUR SIGNATURE TO ANY WRITTEN

CONSENT RESOLUTIONS OF SHAREHOLDERS. YOU ARE REQUESTED NOT TO SEND US

ANY DOCUMENT IN RESPONSE TO THIS MAILING.

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this information statement and may not contain all of the information that you may consider important. To understand the proposed sale of our associated center business more fully and for a more complete description of the legal terms of the transaction, you should read carefully the entire information statement and the other documents to which we have referred you, including the Asset Purchase Agreement, a copy of which is attached to this information statement as Annex A. For further discussion, you should read “Where You Can Find Additional Information” on page 40 of this information statement.

The Parties

BriteSmile, Inc.	We are a public company incorporated under the laws of Utah. Our operations include the development of technologically advanced teeth whitening processes that are distributed in professional salon settings and through independent dental offices. Our mailing address is 460 North Wiget Lane, Walnut Creek, California 94598, and our phone number is (925) 941-6260.

BriteSmile Development, Inc.	BriteSmile Development is a Delaware corporation. We own 100% of the outstanding common stock of BriteSmile Development. LCO Investments Limited owns 100% of the outstanding preferred stock of BriteSmile Development. BriteSmile Development is the entity through which we acquired from R. Eric Montgomery and entities owned and controlled by him, human oral care intellectual property, including patents and patent applications specifically relating to our whitening gel formulas. BriteSmile Development’s mailing address is 460 North Wiget Lane, Walnut Creek, California 94598, and its phone number is (925) 941-6260.

BriteSmile International, Ltd.	BriteSmile International is an Irish corporation and our wholly-owned subsidiary. BriteSmile International is the entity through which we lease our teeth whitening devices and sell our teeth whitening products to distributors who market our products to independent dental offices in more than 70 countries outside of the United States. We sometimes collectively refer to BriteSmile, Inc., BriteSmile Development, Inc. and BriteSmile International, Ltd. in this information statement as the “Sellers.” BriteSmile International’s mailing address is 36 Fitzwilliam Place, Dublin 2, Ireland, and its phone number is 011-353-1-661-4433.

Discus Dental, Inc.	Discus is a California corporation. Discus’ business includes offering dental professionals a variety of dental products and processes, including teeth whitening, oral hygiene, impression materials, restoratives, rotary instruments and software. Discus’ mailing address is 8550 Higuera Street, Culver City, California, and its phone number is (310) 845-8600. Under the terms of the Asset Purchase Agreement, Discus has the ability to assign the agreement to Discus Holdings, Inc. (the parent of Discus Dental, Inc.) or any wholly owned subsidiary of Discus Holdings, Inc. As used herein, the term Discus shall refer to Discus Dental, Inc. or any assignee of Discus Dental, Inc., as appropriate.

Sale of the Associated Center Business

Assets to be Sold:

The Sellers will sell to Discus all of their assets (other than specified excluded assets) related to, used in or necessary to the operation of the business of offering teeth-whitening products and systems through existing independent dental offices in the United States and more than 70 countries worldwide, known as BriteSmile Professional Teeth Whitening Associated Centers, or associated centers. We sometimes refer to this business as the “associated center business.” These assets include (except as specifically excluded):

•      all machinery, equipment, tools and tooling, office equipment, computer hardware, supplies, materials, and other items of tangible personal property related to, used in or necessary for the operation of the associated center business, including without limitation, approximately 5,360 new or used BS3000 and BS3000PB lighting devices or lamps;

•      all inventories relating to, used in or necessary for the operation of the associated center business, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Sellers in the production of finished goods;

•      all proprietary rights of the Sellers, including patents and patent applications, artwork, photos and images used in connection with marketing, promotion or advertising, trade secrets, processes, proprietary knowledge, inventions, know-how, methods, protocols, schematics, specifications, test results, test vectors, techniques, databases and data collections, diagrams and formulae, computer programs and software (except for specified shrink-wrap, readily available commercial software and software and programs), trademarks, service marks, logos, symbols, and trade names, URLs and websites, inbound and outbound licenses, sublicenses or agreements;

•      the “BriteSmile” trade name, marks and goodwill, subject to the Spa License described below;

•      all contracts of the Sellers, which include approximately 2,871 contracts with associated centers in the United States and Canada and approximately 40 contracts with associated centers in Japan, all of the international distribution agreements, and the Sellers’ manufacturing agreement with Delphi;

•      all data and records related to, used in or necessary to the operation of the associated center business and the assets being sold in the sale of the associated center business;

•      all of the insurance proceeds, if any, from events prior to the closing relating to the assets or liabilities to be transferred to Discus in the sale of the associated center business

•      all of the Sellers’ rights as licensors under the License Agreement dated December 30, 2005 among the Sellers as licensors and BriteSmile Spas, LLC, our wholly-owned subsidiary which owns substantially all of the assets used in the operation of our spa business and will not be acquired by Discus, as the licensee, pursuant to which the licensors granted to the licensee a license to all patents and know-how relating to or used in the operation of our spa business, consisting of offering teeth-whitening products and systems through professional salon settings known as BriteSmile Professional Teeth Whitening Centers and a trademark license to use the BriteSmile tradename and marks in the spa business and for licensed retail products for distribution in retail channels;

•      specified rights granted to Discus to manufacture and sell Magic Mirror products in the dental channel;

•      all of BriteSmile Development’s rights under a Patent License Agreement between BriteSmile Development as licensor and BriteSmile as licensee relating to specified patents for use in the field of whitening strip products;

•      all of the Sellers’ claims against third parties relating the assets being sold in the sale of our associated center business, except Seller’s claims in the existing litigation against The Procter & Gamble Company and claims against any other third party infringers in the whitening strips field;

•      all international accounts receivable, consisting of accounts receivable associated with sales to distributors outside the United States, and all domestic accounts receivable associated with associated center dentists whose payment obligations to the Sellers are greater than the Sellers’ payment obligations to such dentist as of the closing date;

•      our database of addresses from respondents who did not purchase a whitening procedure from us with zip codes outside a 25 mile radius around existing BriteSmile spas;

•      a copy of and a non-exclusive, fully paid, perpetual license to use the Sellers’ web scheduler software, web scheduler website and web scheduler reporting website;

•      a copy of and a non-exclusive, fully paid, perpetual license to use the www.britesmile.com website content and images; and

•      all goodwill and other intangible assets related to the associated center business.

For further discussion, you should read “The Sale of the Associated Center Business — Assets to be Sold” on page 22.

Excluded Assets

The parties have agreed that Discus will not acquire the following assets:

•      all of the tangible personal property and inventories related to and necessary for the operation of the spa business;

•      all cash, cash equivalents and short-term investments;

•      all trade accounts receivable (other than international accounts receivable and domestic accounts receivable from dentists whose payment obligations to the Sellers are greater than the Sellers’ payment obligations to such dentists as of the closing date) and other rights to payment from associated centers or international distributor and dentist customers, all other accounts or notes receivable of the Sellers from the associated centers or international distributor and dentist customers and any claim, remedy or right related to the foregoing;

•      all of the capital stock and other equity interests of BriteSmile Development and BriteSmile International owned by us or any of our subsidiaries;

•      certain specified contracts of the Sellers;

•      all personnel records and other records that the Sellers are required to retain by law;

•      all data and records exclusively relating to our spa business or which are general, administrative and accounting records that relate to our overall business and not specifically to the associated center business;

•      all claims for refunds of taxes and other governmental charges;

•      the Sellers’ employee benefit plans and all rights associated with the Sellers’ employee benefit plans;

•      all of the Sellers’ rights under the Asset Purchase Agreement and the document pursuant to which Discus assumes liabilities acquired in the sale of the associated center business;

•      certain specified machinery, equipment, tools and tooling, office equipment, computer hardware, supplies, materials, and other items of tangible personal property and inventory;

•      the rights and assets used by the Sellers to manufacture and use our Magic Mirror product, subject to specified rights granted to Discus to manufacture and sell Magic Mirror products in the dental channel;

•      our database of (1) email addresses from respondents who did not purchase a whitening procedure from us and (2) addresses from respondents who did not purchase a whitening procedure from us with zip codes within a 25 mile radius around any BriteSmile spa;

•      proprietary rights for shrink-wrap, readily available commercial software and specified programs; and

•      other specified property and assets.

For further discussion, you should read “The Sale of the Associated Center Business — Excluded Assets” on page 23.

Purchase Price

Discus has agreed to purchase the associated center business for the following consideration to be paid to the Sellers:

•      $35 million; plus

•      an amount equal to 80% of the net receivable amount owed to the Sellers by domestic dentists whose payment obligations to the Sellers exceed the Sellers’ payment obligations to such dentists as of the closing date (based on a good faith estimate of the Sellers to be provided to Discus within five business days before the closing, subject to a true up to be performed within 30 business days after the closing); plus

•      any amount payable to the Sellers under a Financing Escrow Agreement under which Discus deposited $2.5 million to be held in escrow. A copy of the Financing Escrow Agreement is attached to this information statement as Annex D.

Pursuant to the Financing Escrow Agreement, the $2.5 million escrow amount will be released to Discus if it is not earlier released to the Sellers and:

•      if the Asset Purchase Agreement is terminated in accordance with its terms by any party (except (1) a termination by Discus as a result of Discus’ failure to obtain financing or (2) a termination by either party because the closing has not occurred on the end date (March 7, 2006, which may be extended until no later than May 5, 2006 as described in the Asset Purchase Agreement) unless as of such date the Sellers certify their readiness to close as described in the Financing Escrow Agreement);

•      if on or before February 5, 2006 either (1) the closing occurs or (2) Discus has obtained a qualifying commitment letter (or is unable to obtain a qualifying commitment letter by February 5, 2006 because of a material misstatement in the financial statements of the Sellers);

•      if as of the end date Discus has not obtained a qualifying commitment letter and the Sellers are not ready to close the transaction (as determined under the Financing Escrow Agreement); or

•      if as of the end date Discus has obtained a qualifying commitment letter and either the Sellers are not ready to close the transaction (as determined under the Financing Escrow Agreement) or, if the Sellers are ready to close, Discus is also ready to close the transaction (as determined under the Financing Escrow Agreement).

The $2.5 million escrow amount will be released to the Sellers if the escrow amount is not otherwise released to Discus and:

•      if Discus has not obtained a qualifying commitment letter on or prior to February 5, 2006 and the closing occurs after February 5, 2006;

•      if as of February 21, 2006 (1) Discus has not obtained a qualifying commitment letter and (2) the Sellers are ready to close the transaction (as determined under the Financing Escrow Agreement);

•      if as of the end date Discus has obtained a qualifying commitment letter and the Sellers are ready to close the transaction (as determined under the Financing Escrow Agreement) and Discus is not ready to close the transaction (as determined under the Financing Escrow Agreement); or

•      if as of the end date Discus has not obtained a qualifying commitment letter and the Sellers are ready to close the transaction (as determined under the Financing Escrow Agreement); plus

•      Discus has agreed to assume specified liabilities of the Sellers relating to the associated center business consisting of:

•      liabilities to associated centers incurred by the Sellers in the ordinary course of business for orders placed by associated centers that are outstanding as of the closing date, that were placed prior to closing and that remain unpaid by such associated centers and unshipped by the Sellers at the closing;

•      liabilities that arise after the closing date under certain specified contracts in existence on the date of Asset Purchase Agreement (other than liabilities arising out of or relating to any occurrence or circumstance which occurs or exists prior to the closing date and which constitute, or which by the lapse of time or delivery of notice would constitute, a breach or default under such contracts);

•      liabilities that arise after the closing date under any contract acquired by Discus in this transaction that is entered into by the Sellers after the date of the Asset Purchase Agreement in the ordinary course of business (other than liabilities arising out of or relating to any occurrence or circumstance which occurs or exists prior to the closing date and which constitute, or which by the lapse of time or delivery of notice would constitute, a breach or default under such contracts);

•      liabilities for payments to associated center dentists for amounts for whitening services provided by associated centers for which we have received payment from the customers receiving the services, but only to the extent that such amounts are less than the accounts receivable balance owed by such dentists to the Sellers (not to exceed the amount of such liabilities used to determine the purchase price as set forth in the Asset Purchase Agreement); and

•      deferred revenue liabilities on the Sellers’ books at closing associated with products shipped prior to closing to associated center dentists or distributors that have not been amortized as of the closing but that would be amortized in the periods following the closing in accordance with the Sellers’ revenue recognition policy.

For further discussion, you should read “The Sale of the Associated Center Business — Purchase Price; Payment” on page 19.

Payment of the Purchase Price:

Under the Asset Purchase Agreement, Discus will pay the purchase price to the Sellers as follows:

•      at the closing, Discus will deposit $3.5 million by wire transfer in an escrow fund, out of which the escrow agent can pay any claims for which the Sellers have agreed to indemnify Discus, with the remaining amount in the escrow fund to be delivered to the Sellers within five days of the 15 month anniversary of the closing date (subject to withholding of funds for any claims pending at the 15 month anniversary);

•      at the closing, Discus will pay approximately $12.0 million, plus interest, to those noteholders who invested in our December 2004 convertible note offering to satisfy and pay the notes in full;

•      at or prior to the closing, Discus will pay any amounts payable to the Sellers pursuant to the Financing Escrow Agreement, if any;

•      at the closing, Discus will pay the remaining cash portion of the purchase price to the Sellers by wire transfer; and

•      at the closing, Discus will assume specified liabilities and contracts.

After the closing, if Discus collects any money in payment of the Sellers’ international accounts receivable that are outstanding at closing, then Discus will pay to the Sellers 50% of the amounts actually collected by Discus.

For further discussion, you should read “The Sale of the Associated Center Business — Purchase Price; Payment” on page 19.

Use of Proceeds:	We intend to use the proceeds of sale of the associated center business to repay all indebtedness owed to unaffiliated parties in the amount of approximately $11.0 million plus accrued interest, to repay all obligations owed to affiliated parties in the amount of approximately $8.3 million as of September 24, 2005, plus accrued interest, to fund the escrow in the amount of $3.5 million, to pay expenses of the transaction estimated at approximately $1.5 million, to pay our legal counsel in the Discus patent litigation in the amount of approximately $3.3 million and for working capital needs pending the sale of the spa business. We may also use the proceeds to commence a process to offer to purchase outstanding shares of our common stock, or to otherwise purchase or acquire such outstanding shares, or to liquidate. No assurance can be given as to the amount or timing of when funds will be available to distribute to our stockholders if we liquidate.

Ancillary Agreements:

In connection with completing the sale of the associated center business, we and other parties have entered or will enter into additional agreements, including:

•      a License Agreement dated December 30, 2005 among the Sellers as licensors and BriteSmile Spas, LLC, our wholly-owned subsidiary which owns substantially all of the assets used in the operation of our spa business and which will not be acquired by Discus, as the licensee, pursuant to which the licensors granted to the licensee a license to all patents and know-how relating to or used in the operation of our spa business, consisting of offering teeth-whitening products and systems through professional salon settings known as BriteSmile Professional Teeth Whitening Centers and a trademark license to use the BriteSmile tradename and marks in the spa business and for licensed retail products for distribution in retail channels. At closing, Discus will acquire all of the rights of the Sellers under this License Agreement;

•      a Settlement Agreement and Mutual Release, or the Settlement Agreement, to be entered into at the closing of the sale of the associated center business among the Sellers, Discus, Discus Holdings, Inc., CAP Advisors, Ltd., Anthony M. Pilaro, John Reed, and John Warner, pursuant to which the Sellers, CAP Advisors and Messrs. Pilaro, Reed and Warner, on the one hand, and Discus and Discus Holdings, on the other hand, agree to dismiss all patent litigation and related litigation against each other, or the Discus patent litigation, with prejudice and release each other from all claims and potential claims relating to the Discus patent litigation. The consideration to be received by the Sellers for the settlement has been valued by the parties at $8.7 million, which is included in the $35 million purchase price for the associated center business;

•      a Financing Escrow Agreement dated December 30, 2005 among the Sellers and Discus, pursuant to which Discus deposited with an escrow agent $2.5 million to be held in escrow, to be released either to the Sellers or to Discus upon the occurrence of specified events, as described in this information statement under the heading “The Sale of the Associated Center Business — Purchase Price; Payment” on page 19;

•      an Escrow Agreement among the Sellers, Discus and LaSalle Bank National Association as escrow agent, pursuant to which Discus will deposit $3.5 million by wire transfer with LaSalle Bank to be deposited in an escrow fund, out of which LaSalle can pay any claims for which the Sellers have agreed to indemnify Discus, with the remaining amount in the escrow fund to be delivered to the Sellers within five days of the 15 month anniversary of the closing date (subject to withholding of funds for any claims pending at the 15 month anniversary); and

•      a Patent License Agreement between BriteSmile Development as licensor and BriteSmile as licensee relating to specified patents for use in the field of whitening strip products. At closing, Discus will acquire all of the rights of BriteSmile Development under this License Agreement; and

•      Consent Agreements dated December 29, 2005 executed by shareholders holding approximately 41% of the outstanding voting power of BriteSmile pursuant to which such shareholders have agreed, not to revoke their shareholder consents approving the sale of the associated center business or vote in favor of certain other transactions and not to engage in certain other actions adverse to the sale of the associated center business to Discus.

Opinion of Our Financial Advisor:

In connection with the proposed sale of our associated center business, on January 13, 2006, our board of directors received an opinion from our financial advisor, Piper Jaffray & Co., to the effect that, as of the date of their opinion, the purchase price to be paid in connection with the sale of our associated center business pursuant to the Asset Purchase Agreement with Discus was fair, from a financial point of view, to us.

For further discussion, you should read “The Sale of the Associated Center Business — Opinions of our Financial Advisor” on page 34.

Reasons for the Sale:

Our board of directors chose to approve the sale of our associated center business because it views the sale as beneficial to us and our shareholders for several reasons, including:

•      The financial performance, business operations, capital requirements and future prospects of the Sellers and the associated center business and our history of operating losses suggest that the sale is beneficial to us and our shareholders. We have incurred recurring and substantial operating losses since our inception. The board reviewed the likelihood of realizing a long-term value equal to or greater than the value offered by Discus if the associated center business was not sold. The board determined that the ability to obtain such value would depend on numerous factors, many of which were speculative, uncertain and out of the Sellers’ control, including the need for significant capital investments in the associated center business and the increasingly competitive marketplace for teeth whitening products, both in the dental professional channel and the consumer channel. In light of these uncertainties, the board determined that the interests of our shareholders were better served by the sale of the associated center business to Discus.

•      The sale of our associated center business will provide us with the capital necessary to repay all of our indebtedness.

•      We believe that the price and other terms of the sale of the associated center business represent the best attainable value for us and our shareholders.

•      We and Discus will resolve the Discus patent litigation concurrently with the closing of the sale of the associated center business. Concurrently with the closing of the sale and our receipt from Discus of $8.7 million, we and the other Sellers will enter into the Settlement Agreement with Discus. Pursuant to the Settlement Agreement, the Sellers, CAP Advisors and Messrs. Pilaro, Reed and Warner, on the one hand, and Discus and Discus Holdings, on the other hand, agree to dismiss the Discus patent litigation with prejudice and release each other from all claims and potential claims relating to the Discus patent litigation. The consideration to be received by the Sellers for the settlement has been valued by the parties at $8.7 million, which is included in the $35 million purchase price for the associated center business.

For further discussion, you should read “The Sale of the Associated Center Business — Reasons for the Sale” on page 17.

Conduct of Business Following the Sale:	Following completion of the sale of the associated center business, our spa business will be our sole operating business. We signed a letter of intent with Dental Spas, LLC, of Fairfield, Iowa, to sell our spa business and the right to operate BriteSmile branded spas worldwide. We are continuing to negotiate with Dental Spas toward a final agreement for the sale of our spa business and, if and when such sale occurs, we will cease to have an operating business. If we sell our spa business, we intend to continue to prosecute any legal claims we currently have or may have against third parties, including but not limited to our pending patent infringement claims against The Procter & Gamble Company and claims against other infringers in the teeth whitening strip field where we retained exclusive rights under certain patents being sold to Discus. We may commence a process to offer to purchase outstanding shares of our common stock, or to otherwise purchase or acquire such outstanding shares, or to liquidate. No assurance can be given as to the amount or timing of when funds will be available to distribute to our stockholders if we liquidate.

Holders of a Majority of our Common Stock Have Approved the Sale of our Associated Center Business:	On December 29, 2005, shareholders holding approximately 52% of the voting power of the outstanding shares entitled to vote on the matter delivered to us written consents approving the sale of our associated center business pursuant to the Asset Purchase Agreement. If not revoked, these written consents will automatically become effective on or about [ ], 2006, and represent sufficient shareholder approval of the sale under the Utah Revised Business Corporation Act. The shareholders who signed the written consents on December 29, 2005 include 14 entities or individuals, each of whom is affiliated with either Anthony M. Pilaro, Bradford Peters, John Reed, or Dr. Julian Feneley, current directors of our company. Of these shareholders, shareholders holding approximately 41% of the outstanding shares entitled to vote on the matter have also executed Consent Agreements pursuant to which the agree not to revoke their written consents or take certain other actions adverse to the sale of the associated center business to Discus. Consequently, once the written consents become effective, no additional approval by our shareholders will be required, and we are not soliciting any such approval.

Dissenters’ Rights:

Shareholders who oppose the sale of our associated center business will have the right to receive payment in the amount we estimate to be the fair value of their shares, plus accrued interest. Certain material requirements for a shareholder to properly exercise his or her dissenters’ rights are summarized below. However, these provisions are very technical in nature, and the following summary is qualified in its entirety by the actual statutory provisions which you should carefully review if you wish to assert dissenters’ rights. If you are a shareholder considering dissenting, you should consult with your own legal advisor.

To exercise dissenters’ rights, you must comply with the provisions of Sections 16-10a-1301 through 16-10a-1331 of the Utah Revised Business Corporation Act, including the following conditions:

•      you must have been a shareholder on December 29, 2005, the date that the sale of our associated center business was approved by a majority of our shareholders;

•      you must not have executed a written consent approving the sale of our associated center business;

•      you must execute and return the demand for payment form exactly as instructed on the dissenters’ notice, which accompanies this information statement; and

•      you must deposit your stock certificates as instructed by the dissenters’ notice.

If you wish to exercise your dissenters’ rights with respect to your shares, we must receive your payment demand on or before [                    ]. For further discussion, you should read “The Sale of the Associated Center Business— Dissenters’ Rights” on page 41.

The Closing:	The closing of the sale of our associated center business will occur two business days after the satisfaction or waiver by the appropriate party of all of the conditions to each party’s obligations to complete the sale in the Asset Purchase Agreement.

Closing Conditions:

Discus’ obligations to complete the sale of the associated center business are subject to the satisfaction or waiver by Discus of specified conditions, including the following:

•      the representations of the Sellers being true and correct as of the date of the Asset Purchase Agreement and as of the closing of the sale of the associated center business;

•      the Sellers having performed and satisfied all agreements and covenants required to be satisfied by them prior to closing;

•      receipt of specified consents, authorizations and approvals;

•      our shareholders having approved the Asset Purchase Agreement and the sale of the associated center business;

•      no legal proceeding having been threatened or brought challenging, seeking damages or other relief in connection with, preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the sale of the associated center business;

•      no conflict existing between Discus’ performance of the transactions contemplated in connection with the sale of the associated center business and any laws or court order;

•      Discus having received governmental authorizations necessary to operate the associated center business and acquire the assets of the associated center business;

•      each party to specified litigation settlement documents other than Discus having executed and delivered to Discus documents dismissing litigation proceedings pending between the Sellers and Discus;

•      no material adverse effect having occurred;

•      the Sellers having delivered to Discus specified documents giving effect to the sale of the associated center business;

•      Discus having obtained sufficient financing to allow Discus to pay the cash portion of the purchase price;

•      the Sellers having acquired all lighting devices subject to outstanding lease agreements for $1.00 per device and having valid ownership of such devices free from encumbrances (other than specified encumbrances); and

•      the Sellers having delivered inventory to Discus required for Discus to operate the associated center business.

The Sellers’ obligations to complete the sale of our associated center business are subject to the satisfaction or waiver by us of specified conditions, including the following:

•      the representations of Discus being true and correct in all material respects as of the date of the Asset Purchase Agreement and as of the closing of the sale of the associated center business;

•      Discus having performed and satisfied all agreements required to be satisfied by it prior to closing;

•      no injunction or order having been issued that prohibits the sale of the associated center business;

•      Discus having paid the purchase price for the inventory required for Discus to operate the associated center business; and

•      the delivery by Discus to the Sellers of specified documents giving effect to the sale of the associated center business.

Termination:

The Asset Purchase Agreement may be terminated by notice prior to or at the closing of the sale of the associated center business:

•      by mutual consent of Discus and the Sellers;

•      by Discus if:

•      the Sellers breach in any material respect any representation, warranty, covenant or agreement in the Asset Purchase Agreement, and fail to cure such breach within a thirty day notice period;

•      satisfaction of any condition to Discus’ obligation to close the sale of the associated center business is or becomes impossible by the end date (other than through the failure of Discus to comply with its obligations under the asset purchase agreement), unless such condition is waived by Discus; or

•      the closing does not occur by the end date, so long as Discus’ failure to fulfill an obligation under the Asset Purchase Agreement is not the cause of the inability to close on such date.

•      by the Sellers if:

•      Discus breaches in any material respect any representation, warranty, covenant or agreement in the Asset Purchase Agreement, and fails to cure such breach within a thirty day notice period;

•      satisfaction of any condition to the Sellers’ obligation to close the sale of the associated center business is or becomes impossible by the end date (other than through the failure of the Sellers to comply with their obligations under the Asset Purchase Agreement), unless such condition is waived by the Seller;

•      the closing does not occur by the end date, so long as the Sellers’ failure to fulfill an obligation is not the cause of the inability to close on such date; or

•      prior to the effective date of the shareholder written consent resolutions approving the asset sale, the Sellers receive a superior offer (as defined in the Asset Purchase Agreement) for the purchase of the associated center business and shall have given Discus five days prior written notice of its intention to terminate the agreement, during which time Discus may decide to increase its offer.

Effect of Termination	If the Asset Purchase Agreement is terminated by the Sellers due to the receipt of a superior offer, or by the Sellers or Discus due to (1) the revocation or termination of the shareholder written consent resolutions approving the sale of the associated center business or (2) any act of the Sellers intended to prevent the approval of the sale of the associated center business, then the Sellers must pay to Discus a termination fee of $2.0 million. In addition to the termination fee, Discus will have the right to elect to resolve all claims in the Discus patent litigation in arbitration proceedings.

Interests of Certain Persons in the Sale:

All of our executive officers and directors own shares of our common stock and/or options to purchase shares of our common stock and, to that extent, their interests in the sale are the same as that of other holders of our common stock.

As of September 24, 2005, we had outstanding obligations to entities affiliated with Anthony M. Pilaro, our Chairman of the Board, aggregating approximately $8.3 million, plus accrued interest. If the sale of our associated center business is completed, these entities will be repaid in full. Our obligations to these entities consist of the following:

•      approximately $2.8 million owed to Excimer Vision Leasing L.P., or EVL. We were a party to an equipment lease with EVL, pursuant to which we leased 3,000 BS3000 lighting devices. The lease agreement was amended in December 2003, August 2004 and July 2005 to defer specified rent payments, with interest payable on the deferred amount. The lease agreement, as amended, contained an acceleration provision requiring payment in full of amounts owed under the agreement upon a sale of substantially all of our assets. Mr. Pilaro serves as Chairman of the Board of EVL;

•      approximately $1.5 million owed to CAP America Trust, or CAT. In May 2003, we entered into a loan agreement with CAT providing for a line of credit of up to $2.5 million, of which $0.8 million was available for working capital expenditures and $1.7 million was available for specific revenue generating initiatives. This loan contains an acceleration provision requiring payment in full of amounts owed under the loan upon a sale of substantially all of our assets. Mr. Pilaro serves as Chairman of the Board of CAP Advisers Limited, which is a co-trustee of CAT; and

•      approximately $4.0 million owed to LCO Investments Limited, or LCO. In December 2004, we issued $12.0 million in notes and related warrants and rights to six investors, including LCO, which purchased $1.0 million of these notes, warrants and rights. These notes require repayment on a fundamental change in the nature of our business or a fundamental change in the nature of the business of BriteSmile Development. LCO also purchased promissory notes of BriteSmile Development for $1.0 million dated May 9, 2003 and $1.0 million dated July 23, 2003. As of December 31, 2005, accrued interest under these notes totaled approximately $240,000. The terms of these notes provide that they shall be repaid by BriteSmile Development upon receipt of certain recoveries associated with BriteSmile Development’s intellectual property litigation against third parties, including litigation against Discus. LCO also purchased $1.0 million of shares of preferred stock of BriteSmile Development. These shares represent the only issued and outstanding shares of preferred stock of BriteSmile Development. As of December 31, 2005, dividends accrued under these shares totaled approximately $24,000. At the closing, BriteSmile Development will redeem these shares for $1.0 million, as required by the terms of the rights and preferences pertaining to the preferred stock. LCO is a wholly-owned subsidiary of the ERSE Trust. CAP Advisers Limited is a co-trustee of the ERSE Trust. Mr. Pilaro serves as Chairman of the Board of CAP Advisers Limited.

Certain Federal Income Tax Consequences:

The Sellers will recognize gains or losses for federal income tax purposes on the sale of the assets in the sale of the associated center business. The Sellers’ gains or losses will be determined based upon the amount by which the purchase price (increased by liabilities properly accrued as of the closing, to the extent assumed by Discus) allocated to each asset exceeds the Sellers’ tax basis in each asset. To the extent that the purchase price (as increased) allocated to an asset exceeds its tax basis, the Sellers will recognize gain on the disposition of the asset, and to the extent an asset’s tax basis exceeds the purchase price allocated to the asset, the Sellers will recognize loss on the disposition of the asset. Because BriteSmile Development is included in our consolidated federal income tax return and BriteSmile International files its tax return in Ireland, all gains and losses associated with the sale will need to be allocated by us. It is not currently possible to estimate the tax impact of the sale of the associated center business due to the uncertainty of 2006 operating results, uncertain application of the net operating losses on the transaction gain, as well as other factors. However, because we had over $100 million of federal net operating loss carryforwards as of the end of 2004, we anticipate that the income tax impact will be relatively immaterial. The sale of our associated center business may also result in state or local, income, franchise, sales, use or other tax liabilities in some or all of the states or local tax jurisdictions in which the Sellers file returns.

Holders of our common stock will not recognize any gain or loss due to the sale of our associated center business.

Accounting Treatment of the Sale:	The sale of our associated center business will be accounted for as a sale of assets transaction. At the closing of the sale, any excess in the purchase price received by us, less transaction expenses, over the book value of the net assets sold will be recognized as a gain on our books. We estimate that the gain recognized in the transaction under generally accepted accounting principles, before income taxes, will be approximately $12.4 million, excluding an estimated $5.4 million gain on the $8.7 million allocation of purchase price to the settlement of the Discus patent litigation.

Payments to Shareholders:	Our shareholders will not receive any payments, whether as a dividend or distribution in liquidation, as a result of the sale of our associated center business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the board of directors. We have signed a letter of intent with Dental Spas, LLC, to sell our spa business and the right to operate BriteSmile branded spas worldwide. If we sell our spa business, we will no longer have an operating business and we may commence a process to offer to purchase outstanding shares of our common stock, or to otherwise purchase or acquire such outstanding shares, or to liquidate. No assurance can be given as to the amount or timing of when funds will be available to distribute to our stockholders if we liquidate.

Regulatory Approvals:	No federal or state regulatory requirements must be complied with and no governmental approvals must be obtained in connection with the sale of our associated center business, other than the approval of this information statement by the Securities and Exchange Commission.

BRITESMILE, INC.

460 North Wiget Lane

Walnut Creek, California 94598

i

INTRODUCTION

This information statement is being mailed or otherwise furnished to shareholders of BriteSmile, Inc., a Utah corporation, in connection with the proposed sale of our associated center business to Discus pursuant to an Asset Purchase Agreement described in this information statement. Shareholders holding a majority of the votes entitled to be cast on the matter approved the sale of our associated center business pursuant to the Asset Purchase Agreement by written consent dated December 29, 2005. If not revoked, these written consents will automatically become effective on [                    ], 2006. Accordingly, all necessary shareholder approval with respect to the matters described in this information statement has been obtained and we are not required, and are not seeking, to hold a shareholder meeting or to obtain further shareholder approval of the sale. This information statement is furnished solely for the purpose of informing shareholders in the manner required by the Securities Exchange Act of 1934, as amended, of the sale of our associated center business before it takes effect.

Our board of directors believes that the sale of our associated center business is advisable and in our best interest and the best interests of our shareholders. The transaction has the unanimous support of our board of directors and the support of the holders of a majority of the outstanding shares of our common stock.

Our principal executive offices are located at 460 North Wiget Lane, Walnut Creek, California 94598, and our phone number is (925) 941-6260. This information statement was first sent to holders of our common stock on or about January [    ], 2006.

QUESTIONS AND ANSWERS ABOUT THE SALE OF THE ASSOCIATED CENTER BUSINESS

Q:	What transaction is being proposed?

A:	We are selling our associated center business to Discus pursuant to an Asset Purchase Agreement for consideration of $35 million. Discus will acquire substantially all of the assets related to the associated center business and will assume certain specified liabilities, subject to exceptions specified in the Asset Purchase Agreement. See “The Sale of the Associated Center Business — Purchase Price.”

Q:	Why has our board of directors approved the sale of the associated center business?

A:	After considering a number of factors, including our capital requirements, liquidity needs, the financial performance and future prospects of the associated center business, current economic and market conditions in the teeth whitening services and products industry, and the price and other terms of the proposed sale, after discussions with our financial advisor, Piper Jaffray & Co., our board of directors determined that the sale of the associated center business is advisable and in our best interest and the best interests of our shareholders. Our board of directors has unanimously approved the transaction. For further discussion, you should read “The Sale of the Associated Center Business — Reasons for the Sale.”

Q:	How and when will the purchase price be paid to BriteSmile?

A:	At the closing, Discus will deposit $3.5 million of the purchase price by wire transfer with an escrow agent to be deposited in an escrow fund, out of which the escrow agent can pay any claims for which the Sellers have agreed to indemnify Discus, with the remaining amount in the escrow fund to be delivered to the Sellers within five days of the 15 month anniversary of the closing date (subject to withholding of funds for any claims pending at the 15 month anniversary). At the closing, Discus will also pay to specified noteholders by wire transfer a portion of the purchase price to redeem all of our then outstanding debt owed to such noteholders, the original principal amount of which was $12.0 million. Discus will also pay to the Sellers, at or prior to the closing, any amounts payable to the Sellers pursuant to the Financing Escrow Agreement and, at the closing, the remaining cash portion of the purchase price by wire transfer. Discus will also assume at the closing specified liabilities and contracts. For further discussion, you should read “The Sale of the Associated Center Business — Purchase Price; Payment” on page 19.

Q:	What will we do with the proceeds received by us from the sale of the associated center business?

A:	We intend to use the proceeds of sale of the associated center business to repay all indebtedness owed to unaffiliated parties in the amount of approximately $11.0 million plus accrued interest, to repay all obligations owed to affiliated parties in the amount of approximately $8.3 million plus accrued interest, to fund the escrow in the amount of $3.5 million, to pay expenses of the transaction estimated at approximately $1.5 million, to pay our legal counsel in the Discus patent litigation in the amount of approximately $3.3 million and for working capital needs pending the sale of the spa business. We may also use proceeds of the sale to repurchase shares of our stock.

Q:	When do we expect the sale of the associated center business to be completed?

A:	We are working toward completing the sale as quickly as possible. We expect the sale to occur following the satisfaction or waiver of all of the conditions to the sale, including the expiration of the 20 day waiting period after sending this information statement to our shareholders, the receipt of third party consents and the absence of any material adverse change in the associated center business. If necessary or desirable, we may agree with Discus to extend the closing to a later date. We currently expect to complete the sale by mid-February 2006.

Q:	What opinion has our board of directors received from Piper Jaffray & Co., our financial advisor?

A:	In connection with the proposed sale of our associated center business, on January 13, 2006, our board of directors received an opinion from our financial advisor, Piper Jaffray & Co., to the effect that, as of the date of their opinion, the purchase price to be paid in connection with the sale of our associated center business pursuant to the Asset Purchase Agreement with Discus was fair, from a financial point of view, to us.

The full text of the Piper Jaffray written opinion, dated January 13, 2006, is attached to this information statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

Q:	What will our business be following the sale of our associated center business?

A:	Following completion of the sale of the associated center business, our spa business will be our sole operating business. We signed a letter of intent with Dental Spas, LLC, of Fairfield, Iowa, to sell our spa business and the right to operate BriteSmile branded spas worldwide. We are continuing to negotiate with Dental Spas toward a final agreement for the sale of our spa business and, if and when such sale occurs, we will cease to have an operating business. If we sell our spa business, we intend to continue to prosecute any legal claims we currently have or may have against third parties, including but not limited to our pending patent infringement claims against The Procter & Gamble Company and claims against other infringers in the teeth whitening strip field where we retained exclusive rights under certain patents being sold to Discus. We may commence a process to offer to purchase outstanding shares of our common stock, or to otherwise purchase or acquire such outstanding shares, or to liquidate. No assurance can be given as to the amount or timing of when funds will be available to distribute to our stockholders if we liquidate.

Q:	Will the proposed sale of our associated center business ensure that our common stock is not delisted from the Nasdaq SmallCap Market?

A:	No. There are several requirements for the continued listing of our common stock on the Nasdaq SmallCap Market, including, but not limited to, maintaining a minimum bid price of $1.00 per share, maintaining total shareholders’ equity of $2.5 million and maintaining an operating business. As of the date of this information statement, we do not comply with the shareholders’ equity requirements. We believe that immediately following the closing of the sale of our associated center business, we will be in compliance with the total shareholders’ equity requirement. However, we can make no assurances that this will occur, or that we will continue to be in compliance with this requirement for any sustained period of time after the sale. In addition, we make no assurances that the sale of our associated center business by itself will maintain a minimum bid price of $1.00 per share.

On November 4, 2005, we received a letter from The Nasdaq Stock Market informing us that if we were unable to comply with the $1.00 minimum bid requirement by May 3, 2006, our common stock would be subject to delisting from the Nasdaq SmallCap Market. In order to regain compliance with this requirement, we must demonstrate a closing bid price for our common stock of $1.00 per share or more for a minimum of 10 consecutive business days. We have not determined to take any particular course of action at this time with respect to this Nasdaq notice. However, as of the date of this information statement, shares of our common stock have been trading above $1.00 per share for each business day since January 3, 2006, the date of the press release announcing the sale of our associated center business. If shares of our common stock continue to trade above $1.00 per share for at least 10 consecutive business days from January 3, 2006, we anticipate that we will regain compliance with this requirement.

We also received notice from The Nasdaq Stock Market informing us that our common stock would be subject to delisting from the Nasdaq SmallCap Market unless we provided a specific plan to achieve and sustain compliance with all listing requirements. We have submitted to Nasdaq a plan to comply with the shareholders’ equity requirement, based upon the impact of the sale of our associated center business on shareholders’ equity. Nasdaq has responded by imposing upon us a deadline requiring that we carry out this plan and comply with the shareholders’ equity requirement by February 17, 2006, in order to avoid having our common stock delisted. We believe that if we close the sale of the associated center business by February 17, 2006, we will comply with the shareholders’ equity requirement. If we fail to close this transaction by February 17, 2006, we anticipate that we will receive notice from Nasdaq that our common stock will be delisted for failure to comply with the shareholders’ equity requirement. At that point, we could appeal the decision to delist our common stock to a Nasdaq Listing Qualifications Panel. Such an appeal would stay the delisting of our common stock until such panel determined whether our common stock should be delisted. We can give no assurance that the sale will close by February 17, 2006, that our common stock would not be delisted as a result or that we would be successful in appealing the decision to delist our common stock.

Following completion of the sale of our associated center business, our spa business will be our sole operating business. We signed a letter of intent with Dental Spas, LLC, of Fairfield, Iowa, to sell our spa business and the right to operate BriteSmile branded spas worldwide. We are continuing to negotiate with Dental Spas toward a final agreement for the sale of our spa business and, if and when such sale occurs, we will cease to have an operating business. If this occurs and we do not acquire a new operating business, representatives of The Nasdaq Stock Market informed us in oral discussions that our common stock will be subject to delisting from the Nasdaq SmallCap Market. Furthermore, even if we acquire an operating business following the sale of our associated center business, we will still have to continue to meet the other requirements for continued listing on the Nasdaq SmallCap Market.

Q:	Will I receive any payment as a result of the sale of the associated center business?

A:	No, you will not receive any direct and immediate payment as a result of the sale.

Q:	Can I still sell my shares of common stock?

A:	Yes, the sale of our associated center business will not affect your right to sell or otherwise transfer your shares of common stock. However, as described above, your shares may no longer be listed on the Nasdaq SmallCap Market if we fail to comply with Nasdaq’s continued listing requirements, which could have an adverse impact on the market for your shares.

Q:	Will I owe any federal income tax as a result of the sale of the associated center business?

A:	No, you will not owe any federal income as a result of the sale.

Q:	What is the required shareholder vote to approve the proposed sale of our associated center business?

A:	We are incorporated under the laws of the State of Utah. Utah law requires that a sale of substantially all of the assets of a corporation be approved by holders of a majority of the shares entitled to vote on the matter. The sale of our associated center business may or may not constitute a sale of substantially all of our assets. However, we determined that we would seek shareholder approval for the transaction in either case.

Under Utah law, each holder of common stock is entitled to one vote in person or by proxy for each share of common stock in his or her own name on the books of the corporation on any matter submitted to the vote of shareholders at any meeting of shareholders. However, Utah law also provides that any action that may be taken at any shareholders’ meeting may be taken by written consent of the requisite number of shareholders required to take such action. Approval of the sale of our associated center business required the written consent of the holders of a majority of our outstanding shares of common stock. Shareholders holding a majority of shares of our common stock authorized and approved the sale of our associated center business pursuant to the Asset Purchase Agreement by signing consent resolutions dated as of December 29, 2005. If not revoked, these written consents will become effective on or about [                    ], 2006, twenty days

following the date that this information statement is first mailed to our shareholders. Once effective, no additional approval by our shareholders will be required, and we are not soliciting any such approval. Therefore, you are not required to sign a written consent or to vote, and your vote is not being sought.

Q:	What do I need to do now?

A:	We urge you to read this information statement carefully, including the annexes, and consider how the sale of our associated center business affects you as a shareholder. You may also want to review the documents referenced under “Where You Can Find Additional Information.” on page 40.

Q:	What is the anticipated accounting treatment of the transaction?

A:	The sale of our associated center business will be accounted for as a sale of assets transaction. At the closing of the sale, any excess in the purchase price received by us, less transaction expenses, over the book value of the net assets sold will be recognized as a gain for financial accounting purposes.

Q:	Will I have dissenters’ rights?

A:	Yes. Under the Utah Revised Business Corporation Act, a sale of substantially all of the property of a corporation creates dissenters’ rights. While we have not determined, and do not concede, that the sale of our associated center business constitutes a sale of substantially all of our assets, we determined that we would offer dissenters’ rights to shareholders as though the sale of our associated center business constitutes a sale of substantially all of our assets. Shareholders who oppose the sale of our associated center business will have the right to receive payment in the amount we estimate to be the fair value of their shares, plus accrued interest as set forth in Sections 16-10a-1301 et seq. of the Utah Revised Business Corporation Act. A copy of these sections is attached hereto as Annex E to this information statement.

Q:	How do I exercise my dissenters’ rights?

A:	To exercise dissenters’ rights, you must comply with the provisions of Sections 16-10a-1301 through 16-10a-1331 of the Utah Revised Business Corporation Act, including the conditions summarized below. These provisions are very technical in nature, and the following summary is qualified in its entirety by the actual statutory provisions which you should carefully review if you wish to assert dissenters’ rights. If you are a shareholder considering dissenting, you should consult with your own legal advisor.

•	You Must Be a Shareholder on the Date that the Sale of Our Associated Center Business Is Approved. To be entitled to dissenters’ rights, you must be the record holder of the dissenting shares on December 29, 2005, the date the sale of our associated center business was approved by our shareholders. If you have a beneficial interest in shares of our common stock that are held of record in the name of another person, you must act promptly to cause the shareholder of record to follow the steps described below.

•	You Must Not Have Executed a Written Consent Approving the Sale of Our Associated Center Business. Execution of a written consent approving the sale of our associated center business is a waiver of dissenters’ rights.

•	You Must Execute and Return the Demand for Payment Form as Instructed on the Dissenters’ Notice. A dissenters’ notice accompanies this information statement. The dissenters’ notice states that the sale of our associated center business was authorized and gives the effective time or proposed effective time of the sale. In addition, the dissenters’ notice provides important instructions that you must follow in order to demand payment for your shares. Specifically, the dissenters’ notice includes the following:

•	the address to which you must send the payment demand;

•	a description of where and when the certificates evidencing your shares must be deposited, and the date by which we must receive your payment demand;

•	the form of payment demand, on which you must (1) provide the address to which we will send the payment and (2) certify that you acquired beneficial ownership of the shares before the date on which the terms of the sale of our associated center business were first publicly announced; and

•	a copy of the sections of the Utah Revised Business Corporation Act pertaining to dissenters’ rights.

If you wish to exercise your dissenters’ rights with respect to your shares, we must receive your payment demand on or before [            ].

•	You Must Deposit Your Stock Certificates as Instructed by the Dissenters’ Notice. After you receive the dissenters’ notice, you must deposit your stock certificates as instructed on the dissenters’ notice. If you do not demand payment or deposit your certificates as instructed by the dissenters’ notice, you will not be entitled to a dissenters’ right of payment for your shares.

Q:	Are any regulatory approvals required in connection with the transaction?

A:	No federal or state regulatory requirements must be complied with and no governmental approvals must be obtained in connection with the sale of our associated center business.

Q:	How can I learn more?

A:	This information statement contains important information regarding the sale of our associated center business and the Asset Purchase Agreement, as well as information about us and the party acquiring our assets. It also contains important information about what our board of directors considered in approving the transaction. In addition, to learn more information you should read the Asset Purchase Agreement attached as Annex A to this information statement.

Q:	Who can help answer my questions?

A:	If you would like additional copies of this information statement, or if you would like to ask any additional questions about the transaction, you should contact Mr. Kenneth Czaja, our Secretary and Chief Financial Officer, at (925) 941-6260.

SELECTED FINANCIAL DATA

The following tables contain selected consolidated financial data as of December 31 for each of the periods in the five-year period ended December 31, 2004. The selected consolidated financial data have been derived from our audited consolidated financial statements.

When you read this summary, it is important that you read along with it the financial statements and related notes in our annual and quarterly reports filed with the Securities and Exchange Commission, as well as the section of our annual and quarterly reports titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Dec 25, 2004	Dec 27, 2003	Dec 28, 2002	Dec 29, 2001	Dec 30, 2000
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$18,880	$5,884	$3,527	$7,162	$5,701
Working capital/(deficit)	8,102	(6,701)	(3,584)	1,357	(4,808)
Current assets	23,337	11,753	8,582	14,771	13,257
Total assets	45,075	38,016	31,099	39,847	30,131
Long-term obligations, less current maturities	15,650	5,294	13,332	4,120	1,727
Shareholders’ equity	12,582	12,624	3,799	20,556	9,519

	2004	2003	2002	2001	9-month Transition Period Ended Dec 30, 2000
	(in thousands, except per share data)
Consolidated Statement of Operations data:
Center whitening fees, net	$17,107	$15,946	$12,738	$14,333	$9,315
Associated center whitening fees, net	21,081	21,030	22,460	24,048	5,766
Product sales	7,781	6,803	4,125	4,849	1,223

Total revenues, net	45,969	43,779	39,323	43,230	16,304

Operating and occupancy costs	17,361	17,092	14,671	16,744	9,462
Selling, general and administrative	29,218	31,589	34,480	43,492	30,556
Research and development	484	1,399	923	1,849	1,811
Depreciation and amortization	6,750	6,589	6,099	4,715	3,830
Restructuring expense	142	140	304	879	778
Impairment charges	—	383	—	1,217	1,254
Loss on sale/leaseback	—	—	—	—	7,138

Total operating costs and expenses	53,955	57,192	56,477	68,896	54,829

Loss from operations	(7,986)	(13,413)	(17,154)	(25,666)	(38,525)
Interest income (expense) and other income (expense), net	261	(1,145)	(1,537)	(776)	(5,961)

Loss before income tax provision	(7.725)	(14,558)	(18,691)	(26,442)	(44,486)
Income tax provision	95	24	80	57	26

Net Loss, before cumulative effect of change in accounting principle	$(7,820)	$(14,582)	$(18,771)	$(26,499)	$(44,512)
Cumulative effect of change in accounting principle	—	—	—	—	(272)

Net loss	$(7,820)	$(14,582)	$(18,771)	$(26,499)	$(44,784)
DEEMED DIVIDEND	—	—	307	—	—

NET LOSS ATTRIBUTABLE TO COMMON
SHAREHOLDERS	$(7,820)	$(14,582)	$(19,078)	$(26,499)	$(44,784)

Basic and Diluted Net Loss per Share:
Before cumulative effect of change in accounting principle	$(0.76)	$(2.15)	$(3.14)	$(4.74)	$(10.90)
Cumulative effect of change in accounting principle	—	—	—	—	$(0.07)

Basic and diluted net loss per share	$(0.76)	$(2.15)	$(3.14)	$(4.74)	$(10.97)

Weighted average shares outstanding-diluted	10,291,714	6,778,111	6,068,530	5,591,720	4,082,280

RISK FACTORS

You should carefully consider the following risk factors relating to the sale of our associated center business. You should also consider the other information in this information statement and the additional information in our other reports on file with the Securities and Exchange Commission and in the other documents incorporated by reference in this information statement. For further discussion, you should read “Where You Can Find Additional Information” on page 40.

We may not be able to obtain necessary third party consents to the transfer of certain assets required for closing of the sale of the associated center business.

In addition to the other conditions that must be satisfied prior to closing the sale of the associated center business, we are obligated to obtain certain third party consents, including consents from our lenders and debt holders, suppliers, service providers and some of our clients and customers, to the transfer of certain contracts or assets as part of the sale of the associated center business. If we are unable to obtain these consents, the sale may not be consummated. The receipt of these consents depends upon parties other than us over which we have no control.

The Asset Purchase Agreement will expose us to contingent liabilities.

Under the Asset Purchase Agreement, we have agreed to indemnify Discus for a number of matters including the breach of our representations, warranties and covenants contained in the Asset Purchase Agreement and all excluded liabilities. For further discussion, you should read “The Sale of the Associated Center Business — Survival of Representations and Warranties and Indemnification” on page 31. For example, an indemnification claim by Discus might result if our representations made in the Asset Purchase Agreement are later proved to be incorrect. In addition, claims might be asserted by third parties alleging that they are entitled to receive or share in a portion of the proceeds to us or our subsidiaries from the sale of our intellectual property assets, and from the settlement of the Discus infringement litigation. Approximately $27.8 million of the net proceeds of the sale will be used to repay our outstanding indebtedness and other obligations. Indemnification claims by Discus, or claims by such third parties to share in proceeds from the transaction, could have a material adverse effect on our future prospects and our ability to distribute cash to shareholders in the event of an offer to purchase shares from our shareholders or in the event of liquidation.

Our ability to utilize our net operating loss carry forward may be limited or eliminated in its entirety.

The Sellers will recognize gains or losses for federal income tax purposes on the sale of the assets in the sale of the associated center business. We have a substantial net operating loss carryforward that we plan to use to offset our federal tax liability to the extent allowable, other than alternative minimum tax, generated from the sale of our associated center business. If our net operating loss carryforward is found to be subject to annual limitations, then our federal tax liability and available cash proceeds after the sale may be materially different and our financial position could be adversely affected. As of December 2004, we had net operating loss carryforwards of more than $100 million that we anticipate may be used in the future to reduce our federal tax liability. We established a full valuation allowance against the net operating loss carryforward, along with all other deferred tax assets, to reflect the uncertainty of the recoverability of this asset. The utilization of this asset in the future is dependent upon our having positive earnings. Furthermore, the likelihood of an annual limitation on our ability to utilize our net operating loss carryforward to offset future U.S. federal taxable income is increased by (1) the issuance of certain convertible preferred stock, options, warrants, or other securities exercisable for common stock, (2) changes in our equity ownership occurring in the last three years and (3) potential future changes in our equity ownership. The amount of an annual limitation can vary significantly based on factors existing at the date of an ownership change. If such limitations were imposed, they could have a material adverse impact on our results of operations and cash flows.

The public announcement of the sale of our associated center business might adversely affect our operating results and ability to retain key management, technical and consulting personnel.

On January 3, 2006, we issued a press release announcing the sale of our associated center business. The sale may cause our customers to terminate or modify their relationships with us, and may also adversely impact our ability to retain key management and personnel who are primarily involved in providing the services offered in our associated center business. Even if the sale of our associated center business is not consummated, these negative effects could continue indefinitely.

Following the sale of our associated center business, our spa business will be our sole operating business. We are currently negotiating the sale of our spa business. If we sell our spa business, we will no longer have an operating business and we may continue our corporate organization for the primary purpose of prosecuting pending litigation or liquidate.

We intend to repay our indebtedness and to pay various transaction-related costs along with other unassumed liabilities from the proceeds of the sale of our associated center business. We intend to use any net proceeds that remain after making the payments described above to operate the spa business, our sole remaining operating business after the sale of the associated center business. We signed a letter of intent with Dental Spas, LLC, of Fairfield, Iowa, to sell our spa business and the right to operate BriteSmile branded spas worldwide. We are continuing to negotiate with Dental Spas toward a final agreement for the sale of our spa business and, if and when such sale occurs, we will cease to have an operating business. Following the sales of our associated center business and our spa business, our main assets will be cash, a net operating loss carryforward and various claims in ongoing and potential legal actions. In addition, if we no longer have an operating business, we may choose to take various actions to reduce or eliminate costs, including actions that would allow us to deregister our common stock with the SEC, such as an issuer self-tender offer or other purchases of our common stock or a cash merger. We may also decide to liquidate our assets. If we liquidate our assets, no assurance can be given that funds will be available to distribute to our shareholders at that time, whether from the proceeds of the sale of our associated center business, the sale of our spa business or otherwise.

We face possible delisting from the Nasdaq SmallCap Market, which would result in a limited public market for our common stock, and may adversely affect the price and trading volume of our common stock.

There are several requirements for the continued listing of our common stock on the Nasdaq SmallCap Market, including, but not limited to, maintaining a minimum bid price of $1.00 per share, maintaining total shareholders’ equity of $2.5 million and maintaining an operating business. As of the date of this information statement, we do not comply with the shareholders’ equity requirements. We believe that immediately following the closing of the sale of our associated center business, we will be in compliance with the total shareholders’ equity requirement. However, we can make no assurances that this will occur, or that we will continue to be in compliance with this requirement for any sustained period of time after the sale. In addition, we make no assurances that the sale of our associated center business by itself will maintain a minimum bid price of $1.00 per share.

On November 4, 2005, we received a letter from The Nasdaq Stock Market informing us that if we were unable to comply with the $1.00 minimum bid requirement by May 3, 2006, our common stock would be subject to delisting from the Nasdaq SmallCap Market. In order to regain compliance with this requirement, we must demonstrate a closing bid price for our common stock of $1.00 per share or more for a minimum of 10 consecutive business days. We have not determined to take any particular course of action at this time with respect to this Nasdaq notice. However, as of the date of this information statement, shares of our common stock have been trading above $1.00 per share for each business day since January 3, 2006, the date of the press release announcing the sale of our associated center business. If shares of our common stock continue to trade above $1.00 per share for at least 10 consecutive business days from January 3, 2006, we anticipate that we will regain compliance with this requirement.

We also received notice from The Nasdaq Stock Market informing us that our common stock would be subject to delisting from the Nasdaq SmallCap Market unless we provided a specific plan to achieve and sustain compliance with all listing requirements. We have submitted to Nasdaq a plan to comply with the shareholders’ equity requirement, based upon the impact of the sale of our associated center business on shareholders’ equity. Nasdaq has responded by imposing upon us a deadline requiring that we carry out this plan and comply with the shareholders’ equity requirement by February 17, 2006, in order to avoid having our common stock delisted. Therefore, we believe that, if we close the sale of the associated center business by February 17, 2006, we will comply with the shareholders’ equity requirement. If we fail to close this transaction by February 17, 2006, we anticipate that we will receive notice from Nasdaq that our common stock will be delisted for failure to comply with the shareholders’ equity requirement. At that point, we could appeal the decision to delist our common stock to a Nasdaq Listing Qualifications Panel. Such an appeal would stay the delisting of our common stock until such panel determined whether our common stock should be delisted. We can give no assurance that the sale will close by February 17, 2006, that our common stock would not be delisted as a result or that we would be successful in appealing the decision to delist our common stock.

In addition, representatives of The Nasdaq Stock Market informed us in oral discussions that a failure to have tangible business operations after the closing of the sales of both our associated center business and our spa business would result in our common stock being subject to delisting from the Nasdaq SmallCap Market.

Following completion of the sale of our associated center business, our spa business will be our sole operating business. We signed a letter of intent with Dental Spas, LLC, of Fairfield, Iowa, to sell our spa business and the right to operate BriteSmile branded spas worldwide. We are continuing to negotiate with Dental Spas toward a final agreement for the sale of our spa business and, if and when such sale occurs, we will cease to have an operating business. If this occurs and we do not acquire a new operating business, representatives of The Nasdaq Stock Market informed us in oral discussions that our common stock will be subject to delisting from the Nasdaq SmallCap Market. Furthermore, even if we acquire an operating business following the sale of our associated center business, we will still have to continue to meet the other requirements for continued listing on the Nasdaq SmallCap Market.

If our common stock is delisted, trading our stock may become more difficult and our stock price could decrease even further. If our common stock is not listed on the Nasdaq SmallCap Market, many potential investors will not purchase it, which would further limit the trading market for our common stock.

FORWARD-LOOKING STATEMENTS

Any statements in this information statement and the documents incorporated by reference in and attached to this information statement about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook.” Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this information statement. The following are key factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this information statement:

•	our ability to close the sale of our associated center business on the terms and conditions specified in the Asset Purchase Agreement;

•	our capital requirements, liquidity needs and the effect of any contingent liabilities we may have as a result of the sale of our associated center business;

•	the effect of economic, credit, interest rate and capital market conditions in general and in the dental services industry, in particular;

•	the perceived need by consumers for cosmetic dental services and products such as teeth whitening services and products;

•	the potential sale of our spa business following the sale of our associated center business;

•	government approvals, actions and initiatives that may impact our ability to identify and realize business opportunities following the sale of our associated center business;

•	product liability and intellectual property infringement claims; and

•	any claim for indemnification by Discus under the Asset Purchase Agreement.

These factors could cause actual outcomes to differ materially from those expressed in any forward-looking statements made in this information statement, and you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our prospects following the sale of our associated center business or the extent to which any factor, or combination of factors, may cause actual outcomes to differ materially from those contained in any forward-looking statements contained in this information statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the record date, December 29, 2005, regarding beneficial stock ownership of (1) all persons known by us to be beneficial owners of more than 5% of our outstanding common stock (our only class of stock); (2) each of our directors; (3) our Chief Executive Officer, former chief executive officer and our four other most highly paid executive officers as of the end of December 2004, our most recently completed fiscal year; and (4) all of our executive officers and directors as a group. Each of the persons in the table below has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them, except as otherwise indicated.

Name and Address	Number of Shares Beneficially Owned (1)		Percent of Outstanding Shares (2)
Executive Officers and Directors
Anthony M. Pilaro	5,085,089	(3)	45.67%
Gregg Coccari	250,000	(4)	2.32%
Julian Feneley	70,876	(5)	*
Paul Dawson	81,336	(6)	*
Robert Sieban	34,187	(7)	*
Stephen Miller	43,205	(8)	*
John Reed	487,379	(9)	4.54%
Bradford Peters	708,248	(10)	6.69%
Harry Thompson	32,160	(11)	*
Peter Schechter	23,625	(12)	*
L. Tim Pierce	21,835	(13)	*
All Officers and Directors as a Group (13 persons)	6,523,760		61.84%

5% Beneficial Owners
LCO Investment	5,085,089	(3)	45.67%
Bradford Peters (including Titab, LLC)	708,248	(10)	6.69%
MicroCapital LLC	1,496,512	(14)	14.19%

*	Constitutes less than 1%.
(1)	Includes options or warrants to purchase shares which are presently exercisable or exercisable within 60 days of December 29, 2005.
(2)	All percentages are calculated based upon 10,549,130 shares of our common stock, being the total number of shares outstanding of as of December 29, 2005, plus the number of options or warrants presently exercisable or exercisable within 60 days of December 29, 2005 by the named security holder.
(3)	Includes 2,970,148 shares owned of record and beneficially by LCO Investments Limited (“LCO”), 318,170 shares held indirectly through CAP Properties Limited, a subsidiary of LCO and acting general partner of Excimer Vision Leasing LP, 249,818 shares held directly through P de P Tech Limited (“PdeP”), an affiliate of LCO, 4,500 shares held by AMP Trust, of which Mr. Pilaro is a beneficiary, 533,335 shares held by LCP II Trust, of which Linda L. Pilaro is a beneficiary, 166,668 shares held by ACP II Trust, of which one of Mr. Pilaro’s adult sons not living in Mr. Pilaro’s household is a beneficiary, 166,668 shares held by CAP II Trust, of which one of Mr. Pilaro’s adult sons not living in Mr. Pilaro’s household is a beneficiary, 32,136 shares owned beneficially by CAP Advisers Limited (“CAP”), acting as co-trustee of various trusts, 7,500 shares held of record by the CAP Charitable Foundation, 52,053 shares held of record and beneficially by CAP, 11,670 warrants to purchase shares at $30.00 per share held by LCO, 45,354 warrants to purchase shares at $7.61 held by LCO, 333,333 warrants to purchase shares at $6.00 per share held by LCO, 3,335 warrants to purchase shares at $30 per share held by PdeP, 131,462 shares issuable upon conversion of Senior Convertible Notes held by LCO, 43,821 shares issuable upon conversion of Senior Convertible Notes that may be acquired upon exercise of Additional Investment Rights held by LCO, and 15,118 warrants to purchase shares at $7.61 per share that may be acquired upon exercise of Additional Investment Rights held by LCO. LCO is a wholly-owned subsidiary of the ERSE Trust. CAP

Advisers Limited is a co-trustee of the ERSE Trust. Mr. Pilaro, one of our directors, is Chairman of CAP. Mr. Pilaro disclaims beneficial ownership of the shares held by LCO, CAP Properties Limited, P de P Tech Limited, AMP Trust, LCP II Trust, ACP II Trust, CAP II Trust, the CAP Charitable Foundation, and CAP Advisers Limited and the trusts indicated above of which CAP is co-trustee. Mr. Pilaro’s address is c/o 36 Fitzwilliam Place, Dublin 2, Ireland. LCO’s address is 22 Smith Street, St. Peter Port, Guernsey GYI 2JQ, Channel Islands.

(4)	Includes 80,000 shares owned of record and options to purchase 170,000 shares at $6.30 per share.
(5)	Includes 3,585 shares owned of record, and options to purchase 3,500 shares at $12.75 per share, 3,000 shares at $6.53 per share, 10,791 shares at $4.35 per share and 50,000 shares at $4.15 per share.
(6)	Includes 33,334 shares owned beneficially and options to purchase 45,002 shares at $4.31 per share, and 3000 shares at $6.53 per share. Mr. Dawson’s address is 36 Fitzwilliam Place, Dublin 2, Ireland. Mr. Dawson resigned as CEO of BriteSmile, International effective June 11, 2005.
(7)	Includes options to purchase 18,750 shares at $6.72, 6,000 shares at $9.72 per share and 9,437 shares at $4.35 per share.
(8)	Includes 1,370 shares owned beneficially, options to purchase 31,668 shares at $16.50 per share, and options to purchase 9,167 shares at $4.31 per share, and 1,000 shares at $8.40 per share. Mr. Miller resigned at Executive Vice President of Development and Real Estate effective July 29, 2005.
(9)	Includes 292,378 shares owned of record and options to purchase 125,000 shares at $15.00 per share, 33,334 shares at $4.31 per share, 35,000 shares at $12.00 per share and 1,667 shares at $30.00 per share.
(10)	Includes 669,420 shares owned of record and beneficially (of which 244,442 are owned by TITAB, LLC), warrants to purchase 6,668 shares at $30.00 per share and options to purchase 3,655 shares at $15.00 per share, 3,335 shares at $56.25 per share, 3,335 shares at $1.98 per share, 3,335 shares at $30.00 per share and 3,500 shares at $10.86 per share and 15,000 shares at $5.41 per share. Mr. Peters’ and Titab, LLC’s address is 622 Third Avenue, 38th Floor, New York, New York 10017.
(11)	Includes options to purchase 3,335 shares at $56.25 per share, options to purchase 3,655 shares at $15.00 per share, options to purchase 3,335 shares at $30.00 per share, options to purchase 3,335 shares at $1.98 per share, options to purchase 3,500 shares at $10.86 per share, and options to purchase 15,000 shares at $5.41 per share.
(12)	Includes 5,120 shares owned beneficially in a Revocable Living Trust, options to purchase 3,335 shares at $67.50 per share, options to purchase 3,335 shares at $30.00 per share, options to purchase 3,335 shares at $1.98 per share, options to purchase 3,500 shares at $10.86 per share, and options to purchase 5,000 shares at $5.41 per share. Mr. Schechter’s address is c/o Chlopak, Leonard, Schechter and Associates, 1850 M Street, N.W., Suite 550, Washington, D.C. 20036.
(13)	Includes options to purchase 3,335 shares at $1.98 per share, options to purchase 3,500 shares at $10.86 per share, and options to purchase 15,000 shares at $5.41 per share. Mr. Pierce’s address is c/o SBI Services, Inc., 2625 E. Cottonwood Pkwy, Ste. 480, Salt Lake City, UT 84042.
(14)	Based on Schedule 13G and Form 3 filings with the SEC. Ian Ellis’ address is c/o MicroCapital LLC, 410 Jessie Street, Suite 1002, San Francisco, CA 94103

THE SALE OF THE ASSOCIATED CENTER BUSINESS

Parties to the Sale

BriteSmile, Inc. is a public company incorporated under the laws of Utah. Our operations include the development of technologically advanced teeth whitening processes that are distributed in professional salon settings and through independent dental offices. Our mailing address is 460 North Wiget Lane, Walnut Creek, California 94598, and our phone number is (925) 941-6260.

BriteSmile Development, Inc. is a Delaware corporation. We own 100% of the outstanding common stock of BriteSmile Development. LCO Investments Limited owns 100% of the outstanding preferred stock of BriteSmile Development. BriteSmile Development is the entity through which we acquired from R. Eric Montgomery and entities owned and controlled by him, human oral care intellectual property, including patents and patent applications specifically relating to our whitening gel formulas. BriteSmile Development’s mailing address is 460 North Wiget Lane, Walnut Creek, California 94598, and its phone number is (925) 941-6260.

BriteSmile International, Ltd. is an Irish corporation and our wholly-owned subsidiary. BriteSmile International is the entity through which we lease our teeth whitening devices and sell our teeth whitening products to distributors who market our products to independent dental offices in more than 70 countries outside of the United States. We sometimes collectively refer to BriteSmile, Inc., BriteSmile Development, Inc. and BriteSmile International, Ltd. in this information statement as the “Sellers.” BriteSmile International’s mailing address is 36 Fitzwilliam Place, Dublin 2, Ireland, and its phone number is 011-353-1-661-4433.

Discus Dental Inc. is a California corporation. Discus’ business includes offering dental professionals a variety of dental products and processes, including teeth whitening, oral hygiene, impression materials, restoratives, rotary instruments and software. Discus’ mailing address is 8550 Higuera Street, Culver City, California, and its phone number is (310) 845-8600. Under the terms of the Asset Purchase Agreement, Discus has the ability to assign the agreement to Discus Holdings, Inc. (the parent of Discus Dental, Inc.) or any wholly owned subsidiary of Discus Holdings, Inc. As used herein, the term Discus shall refer to Discus Dental, Inc. or any assignee of Discus Dental, Inc., as appropriate.

Background of the Sale

Background of Litigation with Discus

We filed an initial patent infringement complaint against Discus in July 2002. (BriteSmile, Inc. v. Discus Dental, Inc. and Salim Nathoo, filed in the United States District Court for the Northern District of California, or the Discus patent litigation.) As amended to date, the complaint asserts claims of infringement of our U.S. Patent Nos. 6,343,933, 6,514,543 and 6,536,628. In February 2003, we amended the Discus patent litigation by adding Salim Nathoo as a defendant. The complaint, as amended, further alleges misappropriation of our trade secrets, civil conspiracy, and unfair competition and business practices by Discus and Dr. Nathoo; breach of contract and breach of fiduciary duty by Dr. Nathoo, and tortious interference with contract by Discus. The complaint alleges that Dr. Nathoo and Discus conspired to misappropriate our trade secrets in violation of Dr. Nathoo’s contractual obligations to us. The amended lawsuit alleges that, as our former Medical Director, Dr. Nathoo had, and continues to have, an obligation to keep our trade secrets confidential. The amended lawsuit further alleges that beginning in 2001, the law suit alleges, Discus and Dr. Nathoo entered into an agreement whereby Discus paid Dr. Nathoo at least $2.5 million over a less than two year period for Dr. Nathoo’s “consulting” services, which included paying Dr. Nathoo to share with Discus certain of the our trade secrets. The lawsuit further alleges that in December 2002, a third party informed us of Dr. Nathoo’s activities, and that when we confronted Dr. Nathoo, he admitted to receiving $2.5 million from Discus. We seek a permanent injunction against both Discus and Dr. Nathoo to prevent further alleged infringement of our patents and improper disclosure of the our trade secrets, lost profits, treble damages and attorneys’ fees for willful patent infringement, punitive damages, and other relief.

Discus has filed its answer to the amended complaint and counterclaims. In its answer, Discus denies any liability for our claims and raises various affirmative defenses. Discus asserts counterclaims against us, seeking, among other claims, (i) judicial declarations that our patents are invalid, unenforceable, and have not been infringed, (ii) tortious interference with prospective economic advantage and economic business relations, and (iii) unfair competition.

In July 2003, the case of Salim Nathoo v. BriteSmile Leasing (discussed below) was consolidated with the Discus patent litigation. Thereafter, Dr. Nathoo filed an answer and counterclaims to our complaint, as well as a third party complaint against Eric Montgomery, who at the time was a director of BriteSmile, and several of Mr. Montgomery’s companies, and the following current or former BriteSmile employees or directors: John Reed, John Warner and Anthony M. Pilaro, alleging causes of action including correction of inventorship of several of our patents; infringement by us of those same patents; misappropriation of trade secrets by us, Mr. Montgomery and several of his companies, Messrs. Reed, Warner and Pilaro; conversion by us, Mr. Montgomery and his companies, Messrs. Reed, Warner and Pilaro; fraud against us, Messrs. Montgomery, Reed, Warner and Pilaro; breach of contract by us, Messrs. Montgomery, Reed, Warner and Pilaro; and tortious interference with contract by us. In May 2005, the court dismissed several of Dr. Nathoo’s correction of inventorship claims.

On May 13, 2005, the court issued its Claims Construction Order in the Discus patent litigation construing the legal meanings of the asserted claims of the patents-in-suit. The parties thereafter submitted a Joint Case Management Report to the court, and we now await a new scheduling order setting the dates for the remainder of discovery and trial.

In June 2005, Discus amended its counterclaims seeking declarations of invalidity and non-infringement of several additional BriteSmile patents, and for tortious interference, unfair competition and product disparagement. In November 2005, the Court granted our motion to dismiss the counterclaims regarding declaration of patent invalidity, but denied our motion to dismiss Discus’ tort counterclaims.

Both of Dr. Nathoo’s California counsels have moved to withdraw from the case on the grounds that they have not been paid by Dr. Nathoo. In November 2005, the court granted the motions to withdraw filed by Dr. Nathoo’s counsel; Dr. Nathoo has, to our knowledge, not retained new counsel.

In October 2005, we filed a complaint against Discus (BriteSmile Development, Inc. v. Discus Dental, Inc., filed in the United States District Court for the Northern District of California). The complaint asserts a claim of infringement of our U.S. Patent No. 6,958,144. In November 2005, the case was ordered to be related to the Discus patent litigation. Discus answered the complaint in December 2005, denying any liability for our claim and raising various affirmative defenses. Discus asserts counterclaims against us, seeking judicial declarations that our patent is invalid and has not been infringed. The Case Management Conference is currently scheduled for February 3, 2006.

In May 2002, we filed a complaint against Discus (BriteSmile v. Discus Dental, Inc., filed in Contra Costa County Superior Court, California). The complaint alleges causes of action for intentional interference with contractual relationship, negligent interference with contractual relationship, violation of Unfair Business Practice Act – Loss Leader, violation of Unfair Business Practice Act, trade libel and injunctive relief. The complaint alleges that Discus and other defendants yet to be identified wrongfully interfered with our contractual relationships with our associated center dentists, in part by writing letters with the purpose of inducing certain of our associated dentists to terminate their contracts with us and switch to Discus’ Zoom! tooth whitening products, and by making false and disparaging statements concerning our teeth whitening system. The complaint seeks damages for loss of business, punitive damages, injunctive relief, and costs of suit. This case was stayed in March 2003 pending the resolution of the Discus patent litigation.

Background of the Sale of the Associated Center Business

During the spring and summer of 2005, our management began to consider the long-term prospects for continuing to operate our associated center business and our spa business and possible strategic options under which we could optimize the value of these assets for the shareholders. On May 5, 2005, the executive committee of our board of directors authorized management to identify potential investment bankers with experience in our industry to evaluate strategic alternatives for our businesses.

On May 23, 2005, the executive committee of our board of directors approved the retention of Piper Jaffray & Co. to analyze our strategic alternatives for our businesses. Piper Jaffray is a recognized investment bank that provides advisory and other services to us and our affiliates.

On June 29, 2005, representatives of Piper Jaffray met with certain members of our board of directors and discussed strategic alternatives for our businesses. Piper Jaffray indicated that it had, on a preliminary basis, identified 25 potential buyers for our associated center business, our spa business or our entire company. Those members of our board of directors determined that we should solicit buyers for a sale of our associated center business, our spa business and our entire company on terms and at prices which would maximize shareholder value. Piper Jaffray was directed to identify potential acquirors for each of our businesses and our entire company.

Commencing in May, 2005, representatives of Piper Jaffray, in consultation with our senior management, initially identified 44 potential buyers of our associated center business. Piper Jaffray determined that each of the potential buyers had the financial and strategic characteristics to realize the most value from our prominent position in the teeth whitening segment of the dental business. Discus was included as one of these potential acquirors. Senior management, with guidance from Piper Jaffray, prepared an informational memorandum describing our business and the acquisition opportunity. Out of the 44 potential buyers identified, 9 parties signed a confidentiality agreement and received the informational memorandum.

On July 15, 2005, Antony Pilaro, Chairman of our board of directors, Dr. Julian Feneley, our President and L. Tim Pierce, one of our directors, met with Robert Hayman, Discus’ Chief Executive Officer, Sally Knutson, Discus’ Chief Financial Officer, Kenneth Rosenblood, Discus’ Chief Operating Officer, Michael Trieman, Discus’ General Counsel, and Todd Cooper, Discus’ Vice President of Professional Marketing at Discus’ corporate offices in Los Angeles to discuss the respective business activities of both companies with a view to a potential strategic transaction. A follow-up meeting took place on August 16, 2005, at which a representative of Phoenix Partners was also in attendance in the capacity of financial advisor to Discus. At this meeting, a preliminary discussion took place concerning the potential acquisition of our associated center business by Discus.

On August 26, 2005, at a meeting of the audit committee of our board of directors, the members of the committee reviewed the status of Piper Jaffray’s efforts to sell our businesses. A representative of Piper Jaffray discussed recent presentations by management to various potential purchasers of the associated center business, the spa business and the entire company. The committee members also discussed the Discus patent litigation.

On September 15, 2005, at a meeting of the executive committee of our board of directors, the members of the committee reviewed the status of Piper Jaffray’s efforts to sell our associated center business. Senior management discussed recent meeting with potential acquirors and the strategy for the meeting scheduled with Discus for September 16, 2005.

On September 16, 2005, Dr. Feneley, Kenneth Czaja, our Chief Financial Officer, and Christopher Edwards, our Executive Vice President of Marketing, and representatives of Piper Jaffray met with Mr. Rosenblood and Ms. Knutson of Discus and with a representative of Phoenix Partners and representatives of Houlihan Lokey Howard & Zukin, Discus’ financial advisors, at Piper Jaffray’s offices in San Francisco. At this meeting, Dr. Feneley and Messrs. Czaja and Edwards gave a detailed presentation regarding the associated center business.

Between September 16, 2005 and October 20, 2005, our management, legal advisors and financial advisors held numerous conference calls with Discus’ management, legal advisors and financial advisors to negotiate the terms of a letter of intent for the purchase by Discus of our associated center business.

On October 5, 2005, we received a preliminary non-binding indication of interest from Discus for the acquisition of the associated center business for between $30 million to $40 million in total cash consideration, including a release of all litigation and claims against Discus and its affiliates. Also on October 5, 2005, at a meeting of our board of directors, management reviewed the status of Piper Jaffray’s efforts to sell our businesses and the preliminary non-binding indication of interest from Discus for the acquisition of the associated center business for between $30 million to $40 million in total cash consideration, including a settlement of all litigation between Discuss and us. Board members noted that Discus did not have committed financing for the possible purchase.

On October 20, 2005, we and Discus entered into a non-binding Letter of Intent that provided for exclusive negotiations regarding the sale of the assets related to the associated center business on a debt-free /cash-free basis for $35 million, subject to customary and usual due diligence and other conditions, including obtaining committed financing for the purchase.

Between October 21, 2005 and December 29, 2005, our management, legal advisors and financial advisors held numerous meetings and conference calls with Discus’ management, legal advisors and financial advisors to negotiate the terms of the definitive Asset Purchase Agreement and its ancillary documents.

On November 7, 2005, Dr. Feneley and Mr. Nhat Ngo, our General Counsel, held a telephone conference with Mr. Trieman, representatives of Piper Jaffray, Houlihan Lokey, Durham Jones & Pinegar, our legal advisors, Niro Scavone Haller & Niro, our intellectual property counsel in connection with litigation with Procter & Gamble, and O’Melveny & Myers LLP. The purpose of this meeting was to discuss the status of our patent infringement litigation against Procter & Gamble.

On November 14, 2005, Messrs. Feneley, Czaja, Mr. Nhat Ngo, our General Counsel, and representatives of Piper Jaffray, met with Messrs Rosenblood, Treiman, Cooper and Ms. Knutson, and representatives of Houlihan Lokey to discuss the operations of the associated center business and the proposed transaction, at the Renaissance Club Sport Hotel in Walnut Creek.

On November 17, 2005, Dr. Feneley, Messrs. Czaja and Ngo, representatives of Piper Jaffray and Durham, Jones & Pinegar, met with Messrs. Rosenblood and Trieman, Ms. Knutson and representatives of Phoenix Partners, Houlihan Lokey and Cooley Godward LLP, Discus’ legal advisors, at Discus’ corporate offices in Los Angeles to discuss the draft legal documentation of the proposed transaction.

At Discus’ request, on November 15, 2005 and December 9, 2005, we agreed to two consecutive amendments to the Letter of Intent, each of which provided for extension of the exclusivity period, the latter of which expired on Wednesday, December 14, 2005.

On December 14, 2005, our board of directors held a telephonic meeting to discuss and approve the Asset Purchase Agreement. At that meeting, Mr. Anthony M. Pilaro, our Chairman, described the status of negotiations with Discus and Jeffrey M. Jones of Durham Jones & Pinegar reviewed the terms and conditions of the then current drafts of the Asset Purchase Agreement and related agreements. After discussion among the members of the board, which discussion included our legal and financial advisors, our board of directors determined that management should continue to pursue the negotiation of a definitive Asset Purchase Agreement. Following the negotiation of the definitive Asset Purchase Agreement, and communication of the terms of such agreement to all directors, by unanimous written consent of the board of directors dated as of December 29, 2005, the board (1) determined that the terms of the Asset Purchase Agreement and the transactions contemplated thereby were advisable and in our best interest and the best interests of our shareholders, (2) approved the Asset Purchase Agreement in substantially the form attached thereto, and (3) recommended that our shareholders approve the Asset Purchase Agreement and the transactions related thereto and contemplated thereby.

On December 29, 2005, shareholders holding a majority of the votes entitled to be cast on the matter executed a written consent approving the sale of the assets related to the associated center business and the related transactions as provided in the Asset Purchase Agreement. These shareholders are all either members of our board of directors or affiliates of members of our board of directors, and were informed of the terms and conditions of the Asset Purchase Agreement and the related agreements through their participation in discussions of our board of directors on these matters.

On December 30, 2005, we and Discus executed the Asset Purchase Agreement and the Financing Escrow Agreement.

Reasons for the Sale

Our board of directors chose to approve the Asset Purchase Agreement and the sale of our associated center business because it views the sale as beneficial to us and our shareholders for the reasons listed below. In reaching its decision to approve the Asset Purchase Agreement and the sale of our associated center business, our board of directors consulted with its advisors and considered the following material positive factors:

•	The financial performance, business operations, capital requirements and future prospects of the Sellers and the associated center business and our history of operating losses suggest that a sale is beneficial to us and our shareholders. We have incurred recurring and substantial operating losses since our inception. The board reviewed the likelihood of realizing a long-term value equal to or greater than the value offered by Discus if the associated center business was not sold. The board determined that the ability to obtain such value would depend on numerous factors, many of which were speculative, uncertain and out of the Sellers’ control, including the need for significant capital investments in the associated center business and the increasingly competitive marketplace for teeth whitening products, both in the dental professional channel and the consumer channel. In light of these uncertainties, the board determined that the interests of our shareholders were better served by the sale of the associated center business to Discus.

•	Our board of directors’ view that there had been a thorough review and solicitation of third party interest and that all potentially interested third parties had been given opportunities to submit proposals and engage in negotiations with us. The board concluded that the final agreement with Discus was the best available opportunity for us, taking into account price, terms and likelihood of closure and determined that the interests of our shareholders were best served by the sale of the assets and liabilities related to our associated center business to Discus.

•	The sale of our associated center business will provide us with the capital necessary to repay all of our indebtedness.

•	A review of alternatives to a sale of the associated center business, including alternative sources of financing and the costs, capital expenditure requirements and business prospects associated with each alternative. Upon review of such alternatives, the board of directors concluded that the sale of the associated center to Discus better serves the interests of our shareholders.

•	The process by which we evaluated the sale of our associated center business, which included discussions with several parties regarding the acquisition of the associated center business, and the view of our board of directors that it was unlikely that a superior offer for the associated center business would arise and be completed.

•	The terms of the Asset Purchase Agreement are favorable to us, including the price and the proposed structure of the sale. The consideration for the asset sale consists of cash which provides us with certainty of value and the capital necessary to repay all of our indebtedness. The Asset Purchase Agreement permits us to participate in negotiations with any third party that submits a superior offer (as defined in the Asset Purchase Agreement) or an offer that is reasonably expected to lead to a superior offer to acquire the associated center business if our board of directors determines that its fiduciary duties require it to respond to such an offer and if other specified conditions are met. The Asset Purchase Agreement also permits our board of directors to terminate the Asset Purchase Agreement, subject to payment of expenses and termination fees, so that we can accept a superior offer. You should read “The Sale of the Associated Center Business — Third Party Proposals” on page 30 and “The Sale of the Associated Center Business — Effect of Termination” on page 32 for more information on these rights and obligations.

•	We and Discus will resolve the Discus patent litigation concurrently with the closing of the sale of the associated center business. Concurrently with the closing of the sale and our receipt from Discus of $8.7 million, we and the other Sellers will enter into the Settlement Agreement with Discus. Pursuant to the Settlement Agreement, the Sellers, CAP Advisors and Messrs. Pilaro, Reed and Warner, on the one hand, and Discus and Discus Holdings, on the other hand, agree to dismiss the Discus patent litigation with prejudice and release each other from all claims and potential claims relating to the Discus patent litigation. The consideration to be received by the Sellers for the settlement has been valued by the parties at $8.7 million, which is included in the $35 million purchase price for the associated center business.

•	After discussions with our financial advisor, Piper Jaffray & Co., on January 13, 2006, our board of directors determined that the purchase price to be paid by Discus in the sale represented a good value to us and our shareholders. Although our board of directors, after such discussions, believed at the time it approved the sale that the purchase price was fair, following its approval of the sale, it determined that it would seek a written opinion from Piper Jaffray as to the fairness, from a financial point of view, of the sale. On January 13,

2006, our board of directors received a written opinion from Piper Jaffray to the effect that, as of the date of their opinion, the purchase price to be paid in connection with the sale of our associated center business pursuant to the Asset Purchase Agreement with Discus was fair, from a financial point of view, to us, as described below under the caption “The Sale of the Associated Center Business — Opinions of Our Financial Advisor” on page 34.

Our board of directors also considered the following potentially negative factors in its deliberations concerning the sale of our associated center business:

•	Our sole operating business after the sale of our associated center business will be our spa business. We are currently negotiating the sale of the spa business, and if we sell the associated center business and the spa business, we will cease to have an operating business. Unless we acquire a new operating business, which at this time we do not intend to do, we will be unable to maintain the listing of our common stock on the Nasdaq SmallCap Market, which may have an adverse effect on the value of our common stock.

•	The transaction has been structured as a taxable sale of assets, although Discus will also be assuming specified liabilities of the Sellers. It is anticipated that we will have available sufficient net operating loss carryforwards to offset most of the gain we expect to recognize as a result of the sale. However, we expect to be subject to federal tax liability as a result of the alternative minimum tax and state tax liabilities. Due to a number of uncertainties, we cannot estimate the federal and state tax liabilities at this time. As of December 2004, we had more than $100 million in net operating loss carryforwards.

•	We will incur significant costs and expenses in connection with completing the sale of the associated center business and there will also be substantial management time and effort devoted to closing the asset sale and there may be possible related disruptions to the Sellers’ business.

•	Our chairman, Mr. Pilaro, has certain interests in the transaction that are in addition to the interests of other shareholders, as described in “The Sale of the Associated Center Business — Interests of Certain Persons in the Sale” on page 34.

•	Under the terms of the Asset Purchase Agreement, the Sellers are unable to solicit other acquisition proposals, and we are able to participate in negotiations with a third party that submits an acquisition proposal only under specified conditions. You should read “The Sale of the Associated Center Business — Third Party Proposals” on page 30 for additional information regarding the ability of our board to consider competing proposals. Additionally, the Sellers would be required to pay to Discus a termination fee of $2.0 million and Discus would have the right to elect to resolve all claims in the Discus patent litigation through arbitration if the Asset Purchase Agreement is terminated under specified circumstances, including if we terminate the Asset Purchase Agreement to accept a superior acquisition proposal. Our obligation to pay the termination fee might discourage competing acquisition proposals. For further discussion, you should read “The Sale of the Associated Center Business — Effect of Termination” on page 32.

Our board of directors concluded, however, that the potential benefits of the sale of our associated center business outweighed these potentially negative factors. In view of the variety of factors and the amount of information considered, our board of directors did not find it practicable to provide specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination to approve the Asset Purchase Agreement and the sale of our associated center business was made after consideration of all of the factors taken as a whole. In addition, individual members of our board of directors may have given different weights to different factors.

Purchase Price; Payment

Discus has agreed to purchase the associated center business for the following consideration to be paid to the Sellers:

•	$35 million; plus

•	an amount equal to 80% of the net receivable amount owed to the Sellers by domestic dentists whose payment obligations to the Sellers exceed the Sellers’ payment obligations to such dentists as of the closing date (based on a good faith estimate of the Sellers to be provided to Discus within five business days before the closing, subject to a true up to be performed within 30 business days after the closing); plus

•	any amount payable to the Sellers under a Financing Escrow Agreement under which Discus deposited $2.5 million to be held in escrow. A copy of the Financing Escrow Agreement is attached to this information statement as Annex D.

Pursuant to the Financing Escrow Agreement, the $2.5 million escrow amount will be released to Discus if it is not earlier released to the Sellers and:

•	if the Asset Purchase Agreement is terminated in accordance with its terms by any party (except (1) a termination by Discus as a result of Discus’ failure to obtain financing or (2) a termination by either party because the closing has not occurred on the end date (March 7, 2006, which may be extended until no later than May 5, 2006 as described in the Asset Purchase Agreement) unless as of such date the Sellers certify their readiness to close as described in the Financing Escrow Agreement);

•	if on or before February 5, 2006 either (1) the closing occurs or (2) Discus has obtained a qualifying commitment letter (or is unable to obtain a qualifying commitment letter by February 5, 2006 because of a material misstatement in the financial statements of the Sellers);

•	if as of the end date Discus has not obtained a qualifying commitment letter and the Sellers are not ready to close the transaction (as determined under the Financing Escrow Agreement); or

•	if as of the end date Discus has obtained a qualifying commitment letter and either the Sellers are not ready to close the transaction (as determined under the Financing Escrow Agreement) or, if the Sellers are ready to close, Discus is also ready to close the transaction (as determined under the Financing Escrow Agreement).

The $2.5 million escrow amount will be released to the Sellers if the escrow amount is not otherwise released to Discus and:

•	if Discus has not obtained a qualifying commitment letter on or prior to February 5, 2006 and the closing occurs after February 5, 2006;

•	if as of February 21, 2006 (1) Discus has not obtained a qualifying commitment letter and (2) the Sellers are ready to close the transaction (as determined under the Financing Escrow Agreement);

•	if as of the end date Discus has obtained a qualifying commitment letter and the Sellers are ready to close the transaction (as determined under the Financing Escrow Agreement) and Discus is not ready to close the transaction (as determined under the Financing Escrow Agreement); or

•	if as of the end date Discus has not obtained a qualifying commitment letter and the Sellers are ready to close the transaction (as determined under the Financing Escrow Agreement); plus

Discus has agreed to assume specified liabilities of the Sellers relating to the associated center business consisting of:

•	liabilities to associated centers incurred by the Sellers in the ordinary course of business for orders placed by associated centers that are outstanding as of the closing date, that were placed prior to closing and that remain unpaid by such associated centers and unshipped by the Sellers at the closing;

•	liabilities that arise after the closing date under certain specified contracts in existence on the date of Asset Purchase Agreement (other than liabilities arising out of or relating to any occurrence or circumstance which occurs or exists prior to the closing date and which constitute, or which by the lapse of time or delivery of notice would constitute, a breach or default under such contracts);

•	liabilities that arise after the closing date under any contract acquired by Discus in this transaction that is entered into by the Sellers after the date of the Asset Purchase Agreement in the ordinary course of business (other than liabilities arising out of or relating to any occurrence or circumstance which occurs or exists prior to the closing date and which constitute, or which by the lapse of time or delivery of notice would constitute, a breach or default under such contracts);

•	liabilities for payments to associated center dentists for amounts for whitening services provided by associated centers for which we have received payment from the customers receiving the services, but only to the extent that such amounts are less than the accounts receivable balance owed by such dentists to the Sellers (not to exceed the amount of such liabilities used to determine the purchase price as set forth in the Asset Purchase Agreement); and

•	deferred revenue liabilities on the Sellers’ books at closing associated with products shipped prior to closing to associated center dentists or distributors that has not been amortized as of the closing but that would be amortized in the periods following the closing in accordance with the Sellers’ revenue recognition policy.

Under the Asset Purchase Agreement, Discus will pay the purchase price to the Sellers as follows:

•	at the closing, Discus will deposit $3.5 million by wire transfer in an escrow fund, out of which the escrow agent can pay any claims for which the Sellers have agreed to indemnify Discus, with the remaining amount in the escrow fund to be delivered to the Sellers within five days of the 15 month anniversary of the closing date (subject to withholding of funds for any claims pending at the 15 month anniversary);

•	at the closing, Discus will pay approximately $12.0 million, plus interest, to those noteholders who invested in our December 2004 convertible note offering to satisfy and pay the notes in full;

•	at or prior to the closing, Discus will pay any amounts payable to the Sellers pursuant to the Financing Escrow Agreement, if any;

•	at the closing, Discus will pay the remaining cash portion of the purchase price to the Sellers by wire transfer; and

•	at the closing, Discus will assume specified liabilities and contracts.

After the closing, if Discus collects any money in payment of the Sellers’ international accounts receivable that are outstanding at closing, then Discus will pay to the Sellers 50% of the amounts actually collected by Discus.

Escrow Amount; Escrow Agreement

The parties have agreed to enter into an Escrow Agreement pursuant to which Discus will place $3.5 million into an escrow account at closing with an escrow agent. Under the terms of the Asset Purchase Agreement and the Escrow Agreement, Discus may give notice to the Sellers and the escrow agent of any claim for indemnification that it may have under the Asset Purchase Agreement. The Sellers may dispute any claim Discus has made by giving Discus and the escrow agent notice of their intent to dispute within thirty days of the escrow agent’s receipt of Discus’ claim. If the Sellers do not give the escrow agent notice of their intent to dispute a claim within thirty days, then the escrow agent will pay Discus the amount of the claim out of the escrow fund. If the Sellers give the escrow agent notice of their intent to dispute a claim, then the escrow agent will only pay the claim in accordance with (1) joint written instructions of Discus and the Sellers or (2) a final non-appealable order of a court.

Within five days following the fifteenth month anniversary of the closing date, the escrow agent will distribute any amount remaining in the escrow fund to the Sellers unless any claims of Discus are pending, in which case the escrow agent will retain an amount equal to the aggregate dollar amount of such claims until it receives either with (1) joint written instructions of Discus and the Sellers or (2) a final non-appealable order of a court.

Assets to be Sold

The Sellers will sell to Discus all of their assets (other than specified excluded assets) related to, used in or necessary to the operation of the Sellers’ associated center business, including (except as specifically excluded):

•	all machinery, equipment, tools and tooling, office equipment, computer hardware, supplies, materials, and other items of tangible personal property related to, used in or necessary for the operation of the associated center business, including without limitation, approximately 5,360 new or used BS3000 and BS3000PB lighting devices or lamps;

•	all inventories relating to, used in or necessary for the operation of the associated center business, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Sellers in the production of finished goods;

•	all proprietary rights of the Sellers, including patents and patent applications, artwork, photos and images used in connection with marketing, promotion or advertising, trade secrets, processes, proprietary knowledge, inventions, know-how, methods, protocols, schematics, specifications, test results, test vectors, techniques, databases and data collections, diagrams and formulae, computer programs and software (except for specified shrink-wrap, readily available commercial software and software and programs), trademarks, service marks, logos, symbols, and trade names, URLs and websites, inbound and outbound licenses, sublicenses or agreements;

•	the “BriteSmile” trade name, marks and goodwill, subject to the Spa License described below;

•	all contracts of the Sellers, which include approximately 2,871 contracts with associated centers in the United States and Canada and approximately 40 contracts with associated centers in Japan, all of the international distribution agreements, and the Sellers’ manufacturing agreement with Delphi;

•	all data and records related to, used in or necessary to the operation of the associated center business and the assets being sold in the sale of the associated center business;

•	all of the insurance proceeds, if any, from events prior to the closing relating to the assets or liabilities to be transferred to Discus in the sale of the associated center business

•	all of the Sellers’ rights as licensors under the License Agreement dated December 30, 2005 among the Sellers as licensors and BriteSmile Spas, LLC, our wholly-owned subsidiary which owns substantially all of the assets used in the operation of our spa business and which will not be acquired by Discus, as the licensee, pursuant to which the licensors granted to the licensee a license to all patents and know-how relating to or used in the operation of our spa business, consisting of offering teeth-whitening products and systems through professional salon settings known as BriteSmile Professional Teeth Whitening Centers and a trademark license to use the BriteSmile tradename and marks in the spa business and for licensed retail products for distribution in retail channels;

•	specified rights granted to Discus to manufacture and sell Magic Mirror products in the dental channel;

•	all of BriteSmile Development’s rights under a Patent License Agreement between BriteSmile Development as licensor and BriteSmile as licensee relating to specified patents for use in the field of whitening strip products;

•	all of the Sellers’ claims against third parties relating the assets being sold in the sale of our associated center business, except Seller’s claims in the existing litigation against The Procter & Gamble Company and claims against any other third party infringers in the whitening strips field;

•	all international accounts receivable, consisting of accounts receivable associated with sales to distributors outside the United States, and all domestic accounts receivable associated with associated center dentists whose payment obligations to the Sellers are greater than the Sellers’ payment obligations to such dentist as of the closing date;

•	our database of addresses from respondents who did not purchase a whitening procedure from us with zip codes outside a 25 mile radius around existing BriteSmile spas;

•	a copy of and a non-exclusive, fully paid, perpetual license to use the Sellers’ web scheduler software, web scheduler website and web scheduler reporting website;

•	a copy of and a non-exclusive, fully paid, perpetual license to use the www.britesmile.com website content and images; and

•	all goodwill and other intangible assets related to the associated center business.

Excluded Assets

The parties have agreed that Discus will not acquire the following assets:

•	all of the tangible personal property and inventories related to and necessary for the operation of the spa business;

•	all cash, cash equivalents and short-term investments;

•	all trade accounts receivable (other than international accounts receivable and domestic accounts receivable from dentists whose payment obligations to the Sellers are greater than the Sellers’ payment obligations to such dentists as of the closing date) and other rights to payment from associated centers or international distributor and dentist customers, all other accounts or notes receivable of the Sellers from the associated centers or international distributor and dentist customers and any claim, remedy or right related to the foregoing;

•	all of the capital stock and other equity interests of BriteSmile Development and BriteSmile International owned by us or any of our subsidiaries;

•	certain specified contracts of the Sellers;

•	all personnel records and other records that the Sellers are required to retain by law;

•	all data and records exclusively relating to our spa business or which are general, administrative and accounting records that relate to our overall business and not specifically to the associated center business;

•	all claims for refunds of taxes and other governmental charges;

•	the Sellers’ employee benefit plans and all rights associated with Sellers’ employee benefit plans;

•	all of the Sellers’ rights under the Asset Purchase Agreement and the document pursuant to which Discus assumes liabilities acquired in the sale of the associated center business;

•	certain specified machinery, equipment, tools and tooling, office equipment, computer hardware, supplies, materials, and other items of tangible personal property;

•	the rights and assets used by the Sellers to manufacture and use our Magic Mirror product, subject to specified rights granted to Discus to manufacture and sell Magic Mirror products in the dental channel;

•	our database of (1) email addresses from respondents who did not purchase a whitening procedure from us and (2) addresses from respondents who did not purchase a whitening procedure from us with zip codes within a 25 mile radius around any BriteSmile spa center;

•	proprietary rights for shrink-wrap, readily available commercial software and specified programs; and

•	other specified property and assets.

Use of Proceeds

We intend to use the proceeds of sale of the associated center business to repay all indebtedness owed to unaffiliated parties in the amount of approximately $11.0 million plus accrued interest, to repay all obligations owed to affiliated parties in the amount of approximately $8.3 million as of September 24, 2005, plus accrued interest, to fund the escrow in the amount of $3.5 million, to pay expenses of the transaction estimated at approximately $1.5 million, to pay our legal counsel in the Discus patent litigation in the amount of approximately $3.3 million and for working capital needs pending the sale of the spa business. We may also use the proceeds to commence a process to offer to purchase outstanding shares of our common stock, or to otherwise purchase or acquire such outstanding shares, or to liquidate. No assurance can be given as to the amount or timing of when funds will be available to distribute to our stockholders if we liquidate.

Representations and Warranties

The Asset Purchase Agreement contains various representations and warranties of the Sellers related to the following matters:

•	existence, good standing, organization, capitalization and similar corporate matters relating to the Sellers;

•	the Sellers’ corporate power and authority to execute, deliver and perform the Asset Purchase Agreement, the vote required to adopt the Asset Purchase Agreement and approve the contemplated transactions and the enforceability of the Asset Purchase Agreement against the Sellers;

•	the absence of conflicts, violations and defaults with applicable laws or under the Sellers’ organizational documents, bylaws and other agreements and documents;

•	the absence of any required governmental consents, approvals or authorizations other than those specified in the Asset Purchase Agreement;

•	the accuracy of the Sellers’ financial statements specified in the Asset Purchase Agreement;

•	the sufficiency of the acquired assets to operate the associated center business;

•	the Sellers’ title to the assets being sold in the sale of our associated center business, and the lack of encumbrances on such assets;

•	the condition of the tangible personal property being sold in the sale of our associated center business;

•	the condition of the transferred inventory in quantities sufficient for the operation of the associated center business;

•	the absence of undisclosed liabilities;

•	the Sellers’ filing of tax returns and other tax-related matters;

•	the absence of specified changes or events relating to the Sellers’ business and operations, the assets sold in the sale of the Sellers’ associated center business or the Sellers’ accounting methods;

•	labor matters and employee benefit plans and other employment related matters;

•	the Sellers’ ownership of intellectual property, the sufficiency of the intellectual property being sold to operate the associated center business and the Sellers’ use of intellectual property in a lawful manner;

•	the Sellers’ compliance with all material laws relating to the Sellers;

•	the absence of undisclosed threatened or pending legal proceedings affecting the assets sold or liabilities assumed in the sale of the associated center business;

•	the absence of undisclosed contracts relating to the Sellers’ business and the validity of the Sellers’ contracts used in or related to the business of the Sellers;

•	the Sellers’ compliance with environmental laws and regulations;

•	the absence of liabilities related to labor matters as a result of the sale of our associated center business;

•	the absence of undisclosed transactions related to the assets to be sold in the sale of the associated center business;

•	the absence of undisclosed brokers’ and finders’ fees;

•	the conformity with warranty, contractual and legal requirements of products of the Sellers relating to the associated center business and the absence of defects in or recalls related to such products;

•	the proper performance of services performed in connection with the associated center business;

•	the Sellers having obtained and being in compliance with government authorizations, laws and regulations relating to the teeth whitening products used in the Sellers’ associated center business;

•	the absence of adverse actions taken or threatened by any government agency with respect to the teeth whitening products used in the associated center business;

•	the truthfulness, accuracy and completeness of filings and submissions made to government agencies with regard to the teeth whitening products used in the associated center business;

•	the Sellers’ solvency after completion of the sale of the associated center business;

•	the absence of ownership interests in real and personal property in the assets and liabilities sold and assumed in connection with the sale of the associated center business;

•	the Sellers not having engaged in unlawful political activities;

•	the completeness of the Sellers’ disclosure in the Asset Purchase Agreement.

The Asset Purchase Agreement contains representations and warranties of Discus related to the following matters:

•	the existence, good standing, organization and similar corporate matters relating to Discus;

•	Discus’ corporate power and authority to execute, deliver and perform the Asset Purchase Agreement, and the enforceability of the Asset Purchase Agreement against Discus;

•	the absence of conflicts, violations and defaults with applicable laws or under Discus’ organizational documents, bylaws and other agreements and documents;

•	the absence of any required governmental consents, approvals or authorizations;

•	the absence of undisclosed threatened or pending legal proceedings involving the transactions contemplated by the Asset Purchase Agreement; and

•	the absence of undisclosed brokers’ and finders’ fees.

Covenants

The Asset Purchase Agreement contains covenants which obligate each party to the Asset Purchase Agreement to take various actions in contemplation of closing the sale of the associated center business, including the following:

•	the Sellers agreed to allow Discus, upon reasonable advance notice to the Sellers and coordination with the Sellers, full access to our personnel, distributors, properties, contracts, governmental authorizations, books, records and our corporate records. Discus also has the right to investigate the machinery, equipment, tools and tooling, office equipment, computer hardware, supplies, materials, and other items of tangible personal property that will be sold in the sale of the associated center business. The Sellers also agreed to circulate a survey form to each associated center, use reasonable efforts to receive a completed survey from each associated center by closing and provide all completed surveys we receive to Discus;

•	the Sellers agreed that between the date of the Asset Purchase Agreement and the closing of the agreement, unless otherwise approved by Discus, they would:

•	conduct the associated center business only in the ordinary course;

•	preserve intact their current business organization, including keeping available the services of their personnel and maintaining good relations with suppliers, customers and others with whom the Sellers do business;

•	maintain the assets being sold in the sale of the associated center business in a condition consistent with the ordinary course of business, and to promptly repair or replace any such assets that are destroyed or damaged (except for repairs or damage in the ordinary course of business);

•	comply with all material legal requirements and contractual obligations applicable to the associated center business;

•	not modify or amend their charters or bylaws;

•	other than in the ordinary course of business, not sell or transfer assets being sold in the sale of the associated center business;

•	except for certain specified contracts, not enter into any material contract relating to the associated center business;

•	except in compliance with the Asset Purchase Agreement, not effect or become a party to any business combination transaction involving the associated center business or the sale of the assets being sold in the sale of the associated center business;

•	not discount any international accounts receivable or engage in any collection practices inconsistent with past practices to collect international accounts receivable;

•	not enter into any transaction or take any action with respect to the associated center business or the assets being sold in the sale of the associated center business that might constitute or cause a breach of a representation or warranty;

•	cooperate with and assist Discus in identifying the governmental authorizations required for Discus to operate the associated center business;

•	maintain all books and records of the associated center business in the ordinary course of business; and

•	not incur, assume or otherwise become subject to additional indebtedness in excess of $2.0 million;

•	the Sellers also agreed that between the date of the Asset Purchase Agreement and the time of closing they would not, without Discus’ written consent:

•	take any action or fail to take any action that would cause a material adverse effect on, or a change to, the associated center business or the assets sold in the sale of the associated center business, or that would cause a change to the Sellers’ accounting methods;

•	make any material modification to any material contract or governmental authorization (1) being transferred to Discus in the sale of the associated center business or (2) which would result in a change to any liability being transferred to Discus in the sale of the associated center business;

•	allow levels of raw materials or supplies included in the Sellers’ inventories in respect of either the assets being transferred to Discus in the sale of the associated center business or the associated center business to vary materially from levels customarily maintained; or

•	enter into a settlement of any litigation (except for specified matters), proceeding or government investigation relating to the associated center business or the assets sold or liabilities assumed in connection with the sale of the associated center business;

•	each party agreed to make all required filings to consummate the transactions contemplated by the Asset Purchase Agreement. The Sellers and Discus also agreed to cooperate with each other and their representatives with specified filings that the other party makes in connection with the transactions contemplated by the Asset Purchase Agreement and in obtaining specified consents;

•	the Sellers have agreed to promptly notify Discus in writing of (1) any fact or condition that causes a material breach of any of the Sellers’ representations and warranties made as of the date of the Asset Purchase Agreement or (2) any fact or condition that would be reasonably likely to cause a material breach of any such representation or warranty had that representation or warranty been made at the time of the occurrence of, or the Sellers’ discovery of, that condition, and to deliver an updated disclosure schedule to Discus if any such fact or condition requires that the disclosure schedule be updated;

•	the Sellers have agreed to promptly notify Discus of any material breach of the Sellers’ covenants in the Asset Purchase Agreement or of any event that makes the satisfaction of the closing conditions impossible;

•	the Sellers and their representatives have agreed that from the date of the Asset Purchase Agreement until the earlier of the closing or the termination of the Asset Purchase Agreement, they will not initiate, solicit, encourage, engage or participate in negotiations concerning, or provide any nonpublic information to, any person other than Discus relating to any sale or transfer of the associated center business, except that the Sellers may furnish nonpublic information to, or enter into discussions with, any person in response to a more favorable offer upon compliance with specified requirements. For additional information regarding this covenant, see “The Sale of the Associated Center Business—Third Party Proposals” on page 30;

•	the Sellers agreed to prepare and file this information statement no later than ten business days after execution of the Asset Purchase Agreement and to mail this information statement to our shareholders as soon as possible;

•	the Sellers agreed to file any required information with the government, and to use commercially reasonable efforts to obtain an early termination of any applicable waiting period, and to make any further necessary filings;

•	we agreed to use commercially reasonable efforts to seek and obtain our shareholders’ approval of the sale of the associated center business;

•	the Sellers agreed to use their best efforts to coordinate with specified noteholders to arrange for the repayment of all outstanding convertible notes of BriteSmile owed to such noteholders at the closing; and

•	each party agreed to use commercially reasonable efforts to cause the conditions to closing the sale of the associated center business to be satisfied;

•	the Sellers agreed to pay the taxes resulting from the sale of the associated center business;

•	the Sellers agreed to, after the closing, prepare and file all reports and returns required to be filed relating the associated center business;

•	the Sellers agreed to cooperate with Discus in connection with any legal proceeding or similar action relating to any event on or before the closing date involving the Sellers, the associated center business or any assets or liabilities transferred to Discus in connection with the sale of the associated center business;

•	the Sellers agreed to, for ninety days after the closing, cooperate with Discus to maintain business relationships existing prior to the closing relating to the associated center business and to establish Discus’ ability to manufacture procedure kits for use in the associated center business;

•	the Sellers agreed to refer all inquiries relating to the associated center business to Discus;

•	Discus agreed to retain the Sellers’ records that were delivered to Discus for at least as long as legally required, and to provide the Sellers and their representatives reasonable access to such records to prepare financial statements or for tax purposes;

•	the Sellers agreed to provide Discus and its representatives reasonable access to records that were not transferred to Discus in connection with the sale of the associated center business for reasonable business purposes;

•	the Sellers have agreed to permit Discus to interview the Sellers’ contractors and employees (other than contractors and employees dedicated to the spa business), and Discus in its discretion may extend offers of employment to the Sellers’ employees in the associated center business;

•	Discus has agreed to pay and reimburse the Sellers any severance payments paid by the Sellers following the closing to any associated center employee hired within six months after the closing by Discus;

•	Discus has agreed to pay certain specified amounts to associated center employees hired within 30 days after the closing and terminated within 120 days after the closing;

•	the Sellers have agreed not to own, operate or participate in any business that competes in teeth whitening through professional dental offices for five years from the closing date, and not to solicit any customer or prospective customer of the associated center business to become a customer of the Sellers or any third party engaged in a business that competes in teeth whitening through professional dental offices for two years from the closing date; provided that the Sellers may own and operate the spa business and enforce their claims against the Procter & Gamble Company and other third party infringers in the white strips field;

•	BriteSmile has agreed to change its name to another name that does not include the word “BriteSmile” as soon as possible after the closing;

•	Discus has agreed to provide the Sellers documents necessary to join Discus or its subsidiary holding title to certain specified patents as co-plaintiff in the litigation with Procter & Gamble, with the Sellers continuing to control such litigation as lead plaintiff;

•	the parties have agreed to specified matters relating to the Procter & Gamble litigation;

•	the Sellers have agreed to use commercially reasonable efforts to deliver at the closing the licenses that are necessary for Discus to use the software contained in the Sellers’ Magic Mirror product and to assist Discus to obtain manufacturing contracts with the current Magic Mirror product manufacturer to enable Discus to manufacture the Magic Mirror product after the closing, and the Sellers granted, contingent upon closing, certain specified licenses relating to the Sellers’ Magic Mirror product;

•	Discus disclaims all rights in certain specified agreements with international distributors with respect to the opening and development of spas within the boundaries specified in such agreements; and

•	the Sellers’ agree that should Discus exercise its right to purchase that certain consulting agreement dated July 1, 2003 among the Sellers, Oraceutical Innovative Products, LLC, Oraceutical, LLC and R. Eric Montgomery within 90 days of the closing, the Sellers will deliver an assignment of such agreement to Discus and Discus will assume all liabilities under such contract arising after the closing (other than liabilities arising under specified circumstances).

Conditions to Completing the Sale

Discus’ obligations to complete the sale of the associated center business are subject to the satisfaction or waiver by Discus of specified conditions, including the following:

•	the representations of the Sellers being true and correct as of the date of the Asset Purchase Agreement and as of the closing of the sale of the associated center business;

•	the Sellers having performed and satisfied all agreements and covenants required to be satisfied by them prior to closing;

•	receipt of specified consents, authorizations and approvals;

•	our shareholders having approved the Asset Purchase Agreement and the sale of the associated center business;

•	no legal proceeding having been threatened or brought challenging, seeking damages or other relief in connection with, preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the sale of the associated center business;

•	no conflict existing between Discus’ performance of the transactions contemplated in connection with the sale of the associated center business and any laws or court order;

•	Discus having received governmental authorizations necessary to operate the associated center business and acquire the assets of the associated center business;

•	each party to specified litigation settlement documents other than Discus having executed and delivered to Discus documents dismissing litigation proceedings pending between the Sellers and Discus;

•	no material adverse effect having occurred;

•	the Sellers having delivered to Discus specified documents giving effect to the sale of the associated center business;

•	Discus having obtained sufficient financing to allow Discus to pay the cash portion of the purchase price;

•	the Sellers having acquired all lighting devices subject to outstanding lease agreements for $1.00 per device and having valid ownership of such devices free from encumbrances (other than specified encumbrances); and

•	the Sellers having delivered inventory to Discus required for Discus to operate the associated center business.

The Sellers’ obligations to complete the sale of our associated center business are subject to the satisfaction or waiver by us of specified conditions, including the following:

•	the representations of Discus being true and correct in all material respects as of the date of the Asset Purchase Agreement and as of the closing of the sale of the associated center business;

•	Discus having performed and satisfied all agreements required to be satisfied by it prior to closing;

•	no injunction or order having been issued that prohibits the sale of the associated center business;

•	Discus having paid the purchase price for the inventory required for Discus to operate the associated center business; and

•	the delivery by Discus to the Sellers of specified documents giving effect to the sale of the associated center business.

Third Party Proposals

The Asset Purchase Agreement prohibits the Sellers from initiating, soliciting, negotiating, encouraging, taking any action to facilitate inquiries or making a proposal with respect to, or engaging or participating in negotiations concerning, providing any nonpublic information or data to, or having discussions with, any person other than Discus relating to a transaction pursuant to which the Sellers sell or otherwise transfer the associated center business or the assets being sold in the sale of the associated center business, subject to specified exceptions. However, the Asset Purchase Agreement permits us to furnish information to, or participate in negotiations with, any third party that has submitted a superior offer (as defined in the Asset Purchase Agreement) or an offer that is reasonably expected to lead to a superior offer (as defined in the Asset Purchase Agreement) to acquire the associated center business if: (1) our board of directors concludes in good faith, after consulting with legal counsel, that such action is required in order for the board to comply with its fiduciary obligations to BriteSmile shareholders, (2) the Sellers give Discus three business days prior written notice of the identity of the person making the superior offer and of their intention to furnish information or enter into discussions with such person and (3) the Sellers receive a confidentiality agreement with customary limitations on the use and disclosure of nonpublic information and customary “standstill” provisions. The Sellers are entitled to provide a summary of these provisions to any third party who contacts the Sellers or their representatives after the date of the Asset Purchase Agreement concerning an acquisition of the associated center business or another acquisition, so long as the Sellers concurrently notify Discus of such contact.

In the Asset Purchase Agreement, a superior offer is generally defined as an unsolicited, bona fide written offer made by a third party to engage in any transfer of the associated center business or the acquired assets or in any transaction that includes the transfer of the associated center business or the acquired assets as well as other assets on terms that our board of directors determines, in its reasonable judgment, based upon written advice of an independent financial advisor of nationally recognized reputation, to be more favorable to our shareholders from a financial point of view than the terms of the sale of the assets pursuant to the Asset Purchase Agreement.

The Closing of the Sale

The closing of the sale of our associated center business will occur two business days after the satisfaction or waiver by the appropriate party of all of the conditions to each party’s obligations to complete the sale in the Asset Purchase Agreement.

Survival of Representations and Warranties and Indemnification

All representations and warranties of the parties contained in the Asset Purchase Agreement will survive the closing of the sale of the associated center business until 15 months after the closing of the Asset Purchase Agreement.

The Sellers have agreed to indemnify and hold harmless Discus and its affiliates from any damages arising from or in connection with certain specified matters, including:

•	any breach of any representation or warranty made by the Sellers in the Asset Purchase Agreement;

•	any breach of any covenant or obligation of the Sellers in the Asset Purchase Agreement; and

•	any liabilities not assumed by Discus.

With respect to claims based on breaches of representations and warranties by the Sellers only, the rights of Discus to indemnification are limited to damages in excess of $250,000 and cannot exceed $3.5 million.

Discus has agreed to indemnify and hold harmless the Sellers and their affiliates from any damages arising from or in connection with certain specified matters, including:

•	any breach of any representation or warranty made by Discus in the Asset Purchase Agreement;

•	any breach of any covenant or obligation of Discus in the Asset Purchase Agreement; and

•	third-party claims arising solely from Discus’ operation of the associated center business from and after the closing (for which Discus is not entitled to indemnification).

The rights of the Sellers to indemnification are limited to damages in excess of $250,000.

Termination of the Asset Purchase Agreement

The Asset Purchase Agreement may be terminated by notice prior to or at the closing of the sale of the associated center business:

•	by mutual consent of Discus and the Sellers;

•	by Discus if:

•	the Sellers breach in any material respect any representation, warranty, covenant or agreement in the Asset Purchase Agreement, and fail to cure such breach within a thirty day notice period;

•	satisfaction of any condition to Discus’ obligation to close the sale of the associated center business is or becomes impossible by the end date (other than through the failure of Discus to comply with its obligations under the asset purchase agreement), unless such condition is waived by Discus; or

•	the closing does not occur by the end date, so long as Discus’ failure to fulfill an obligation under the Asset Purchase Agreement is not the cause of the inability to close on such date.

•	by the Sellers if:

•	Discus breaches in any material respect any representation, warranty, covenant or agreement in the Asset Purchase Agreement, and fails to cure such breach within a thirty day notice period;

•	satisfaction of any condition to the Sellers’ obligation to close the sale of the associated center business is or becomes impossible by the end date (other than through the failure of the Sellers to comply with their obligations under the Asset Purchase Agreement), unless such condition is waived by the Seller;

•	the closing does not occur by the end date, so long as the Sellers’ failure to fulfill an obligation is not the cause of the inability to close on such date; or

•	prior to the effective date of the shareholder written consent resolutions approving the asset sale, the Sellers receive a superior offer (as defined in the Asset Purchase Agreement) for the purchase of the associated center business and shall have given Discus five days prior written notice of its intention to terminate the agreement, during which time Discus may decide to increase its offer.

Effect of Termination

If the Asset Purchase Agreement is terminated by the Sellers due to the receipt of a superior offer, or by the Sellers or Discus due to (1) the revocation or termination of the shareholder written consent resolutions approving the sale of the associated center business or (2) any act of the Sellers intended to prevent the approval of the sale of the associated center business, then the Sellers must pay to Discus a termination fee of $2.0 million. In addition to the termination fee, Discus will have the right to elect to resolve all claims in the Discus patent litigation in arbitration proceedings.

Spa License Agreement

As described above, pursuant to the Asset Purchase Agreement, the Sellers will sell to Discus all of their proprietary rights, including patents, trade secrets, software, licenses, trademarks and copyrights. To permit us to operate our spa business as now operated, or a third party to operate the spa business upon a sale of such business, the Sellers as licensors, and BriteSmile Spas, LLC, our wholly-owned subsidiary, as licensee, entered in to a License Agreement dated December 30, 2005, granting to the licensee a world-wide, royalty-free license to the intellectual property being transferred to Discus that is used in the operation of the spa business, including retail sales of licensed products in retail distribution channels. At the closing, Discus will assume all of the rights of the Sellers as licensors under this agreement. The License Agreement generally provides BriteSmile Spas:

•	the non-exclusive right to sublicense the manufacturing or making of any of the licensed products, consisting of products or procedures used to whiten teeth, and retail products, that would otherwise infringe on a patent or trademark transferred to Discus under the Asset Purchase Agreement; and

•	the exclusive right to sell or offer to sell the licensed products in spas and in the retail channel.

The license terminates upon the expiration of the last to expire of the patents that are licensed under the License Agreement or, if applicable, upon the earlier termination of the License Agreement by BriteSmile Spas’ ceasing to operate at least one spa or sell any licensed retail products. Discus can also terminate the agreement in the event that the licensee materially breaches its agreement to maintain specified quality standards, to sell licensed products in compliance with laws and regulations, or to sublicense its rights only on specified terms, in the event that licensee markets licensed products other than mouthwash outside of spas, and in the event that licensee markets licensed retail products other than in the spas and in retail channels. Under the License Agreement, a spa is defined as dedicated center in a retail location that is owned or operated by licensee (or, outside the United States, by a single sublicensee of licensee) and in which the dental services provided are limited to providing tooth whitening, orthodontics, veneers, x-rays, cleaning and prophys to consumers. Spas may also offer non-dental services, and shall not be located in traditional dental office locations such as medical buildings and office buildings. A copy of the License Agreement is attached to this information statement as Annex C.

No Payment or Distribution to Holders of our Common Stock

Our shareholders will not receive any payments, whether as a dividend or distribution in liquidation, as a result of the sale of our associated center business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the board of directors. We have signed a letter of intent with Dental Spas, LLC, to sell our spa business and the right to operate BriteSmile branded spas worldwide. If we sell our spa business, we will no longer have an operating business and we may commence a process to offer to purchase outstanding shares of our common stock, or to otherwise purchase or acquire such outstanding shares, or to liquidate. No assurance can be given as to the amount or timing of when funds will be available to distribute to our stockholders if we liquidate.

Certain Tax Consequences of the Sale

The following summary describes the principal United States federal income tax consequences of the sale of the associated center business. This summary is based upon the Internal Revenue Code of 1986, as amended to the date of this information statement, existing and proposed United States Treasury Regulations promulgated under the Internal Revenue Code, published rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described in this offer (possibly on a retroactive basis).

Consequences to the Sellers. The Sellers will recognize gains or losses for federal income tax purposes on the sale of the assets in the sale of the associated center business. The Sellers’ gains or losses will be determined based upon the amount by which the purchase price (increased by liabilities properly accrued as of the closing, to the extent assumed by Discus) allocated to each asset exceeds the Sellers’ tax basis in each asset. To the extent that the purchase price (as increased) allocated to an asset exceeds its tax basis, the Sellers will recognize gain on the disposition of the asset, and to the extent an asset’s tax basis exceeds the purchase price allocated to the asset, the Sellers will recognize loss on the disposition of the asset. Because BriteSmile Development is included in our consolidated federal income tax return and BriteSmile International files its tax return in Ireland, all gains and losses associated with the sale will need to be allocated by us. It is not currently possible to estimate the tax impact of the sale of the associated center business due to the uncertainty of 2006 operating results, uncertain application of the net operating losses on the transaction gain, as well as other factors. However, because we had over $100 million of federal net operating loss carryforwards as of the end of 2004, we anticipate that the income tax impact will be relatively immaterial. The sale of our associated center business may also result in state or local, income, franchise, sales, use or other tax liabilities in some or all of the states or local tax jurisdictions in which the Sellers file returns.

Consequences to our Shareholders. Holders of our common stock will not recognize any gain or loss due to the sale of our associated center business.

Accounting Treatment of the Sale

The sale of our associated center business will be accounted for as a sale of assets transaction. At the closing of the sale, any excess in the purchase price received by us, less transaction expenses, over the book value of the net assets sold will be recognized as a gain on our books. We estimate that the gain recognized in the transaction under generally accepted accounting principles, before income taxes, will be approximately $12.4 million, excluding an estimated $5.4 million gain on the $8.7 million allocation of purchase price to the settlement of the Discus patent litigation.

Interests of Certain Persons in the Sale

All of our executive officers and directors own shares of our common stock and/or options to purchase shares of our common stock and, to that extent, their interests in the sale are the same as that of other holders of our common stock.

As of September 24, 2005, we had outstanding obligations to entities affiliated with Anthony M. Pilaro, our Chairman of the Board, aggregating approximately $8.3 million, plus accrued interest. If the sale of our associated center business is completed, these entities will be repaid in full. Our obligations to these entities consist of the following:

•	approximately $2.8 million owed to Excimer Vision Leasing L.P., or EVL. We were a party to an equipment lease with EVL, pursuant to which we leased 3,000 BS3000 lighting devices. The lease agreement was amended in December 2003, August 2004 and July 2005 to defer specified rent payments, with interest payable on the deferred amount. The lease agreement, as amended, contained an acceleration provision requiring payment in full of amounts owed under the agreement upon a sale of substantially all of our assets. Mr. Pilaro serves as Chairman of the Board of EVL;

•	approximately $1.5 million owed to CAP America Trust, or CAT. In May 2003, we entered into a loan agreement with CAT providing for a line of credit of up to $2.5 million, of which $0.8 million was available for working capital expenditures and $1.7 million was available for specific revenue generating initiatives. This loan contains an acceleration provision requiring payment in full of amounts owed under the loan upon a sale of substantially all of our assets. Mr. Pilaro serves as Chairman of the Board of CAP Advisers Limited, which is a co-trustee of CAT; and

•	approximately $4.0 million owed to LCO Investments Limited, or LCO. In December 2004, we issued $12.0 million in notes and related warrants and rights to six investors, including LCO, which purchased $1.0 million of these notes, warrants and rights. These notes require repayment on a fundamental change in the nature of our business or a fundamental change in the nature of the business of BriteSmile Development. LCO also purchased promissory notes of BriteSmile Development for $1.0 million dated May 9, 2003 and $1.0 million dated July 23, 2003. As of December 31, 2005, accrued interest under these notes totaled approximately $240,000. The terms of these notes provide that they shall be repaid by BriteSmile Development upon receipt of certain recoveries associated with BriteSmile Development’s intellectual property litigation against third parties, including litigation against Discus. LCO also purchased $1.0 million of shares of preferred stock of BriteSmile Development. These shares represent the only issued and outstanding shares of preferred stock of BriteSmile Development. As of December 31, 2005, dividends accrued under these shares totaled approximately $24,000. At the closing, BriteSmile Development will redeem these shares for $1.0 million, as required by the terms of the rights and preferences pertaining to the preferred stock. LCO is a wholly-owned subsidiary of the ERSE Trust. CAP Advisers Limited is a co-trustee of the ERSE Trust. Mr. Pilaro serves as Chairman of the Board of CAP Advisers Limited.

Opinion of Our Financial Advisor

Our board of directors retained Piper Jaffray & Co. to act as its financial advisor, and if requested, to render an opinion to it as to the fairness to us, from a financial point of view, of the consideration to be received by us in connection with the sale of our associated center business. On January 13, 2006, Piper Jaffray delivered its written fairness opinion to our board of directors, to the effect that, as of January 13, 2006, and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the consideration to be received by us in connection with the sale of our associated center business pursuant to the asset purchase agreement with Discus is fair, from a financial point of view, to us.

The full text of the Piper Jaffray written opinion dated January 13, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached as Annex B to this information statement and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the Piper Jaffray opinion in its entirety. The Piper Jaffray opinion addresses only the fairness to us, from a financial point of view and as of the date of the opinion, of the consideration to be received by us in connection with the sale of our associated center business pursuant to the asset purchase agreement with Discus. The Piper Jaffray opinion was directed to our board of directors and was not intended to be, and does not constitute, a recommendation to any BriteSmile stockholder as to how any stockholder should vote or act on any matter relating to the proposed transactions.

In arriving at its opinion, Piper Jaffray, among other things, reviewed:

•	the financial terms of the asset purchase agreement with Discus;

•	certain publicly available financial, business and operating information relating to us;

•	certain internal financial projections for us, which were prepared for internal planning purposes and furnished to Piper Jaffray by our management;

•	certain of our publicly available market and securities data;

•	certain financial, market performance and other data of selected publicly held companies;

•	the financial terms, to the extent publicly available, of certain other transactions; and

•	other information, financial studies, analyses and investigations and other factors that Piper Jaffray deemed relevant for the purpose of rendering its opinion.

Piper Jaffray also conducted discussions with members of our senior management and our Board of Directors concerning the financial condition, historical and current operating results, business and prospects of us and our associated center business.

The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion, which was delivered to our board of directors on January 13, 2006. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, this summary does not purport to be a complete description of the analyses performed by Piper Jaffray.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary, and considered as a whole, in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray or our board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 30, 2005, and is not necessarily indicative of current market conditions.

Discounted Cash Flows Analysis

Piper Jaffray performed a discounted cash flows analysis in which it calculated the present value of the projected future cash flows of our associated center business using internal financial planning data prepared by our management. Piper Jaffray estimated a range of theoretical values for the associated center business based on the net present value of the business’ projected annual cash flows and a terminal value for the business at December 31, 2009. Piper Jaffray applied a range of discount rates of 18% to 22%, derived from the weighted average cost of capital analysis of the business and Piper Jaffray’s judgment concerning the rates of return investors would expect in similar investments, and a range of terminal value perpetual growth rates beyond 2008 of 3% to 7% derived from the historical growth rates of the business as well as information provided by our management. This analysis resulted in an implied enterprise value of our associated center business ranging from $15.0 million to $23.6 million. Piper Jaffray observed that the purchase consideration, less the value of the litigation settlement with Discus, was within the range of values derived from this analysis.

Selected Public Company Analysis

Piper Jaffray reviewed selected financial data and ratios for our associated center business on a trailing twelve month basis for the period ending December 31, 2005 and compared them to corresponding data and ratios on a trailing twelve month basis for the period ending September 30, 2005 for publicly traded companies that are engaged primarily in the medical technology and healthcare services industries and which Piper Jaffray believed were similar, from a financial performance and position basis, to our associated center business. Piper Jaffray selected these companies based on information obtained by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	Companies with medical technology Standard Industrial Classification codes;

•	Companies with revenue for the twelve months ended September 30, 2005 below $50 million;

•	Companies with revenue growth below 10% for LTM period ended September 30th, 2005 versus the same LTM period of 2004;

•	Companies with public market capitalizations below $50 million; and

•	Companies with public stock prices trading below 40% of their fifty-two (52) week high.

Based on these criteria, Piper Jaffray identified and analyzed eight (8) comparable companies: CABG Medical, Inc., Curon Medical, Inc., Milestone Scientific, Inc., Nephros, Inc., Novoste Corporation, Precision Optics Corporation, Inc., Sontra Medical Corporation, and Vasomedical, Inc.

Piper Jaffray compared valuation multiples for our associated center business derived from the enterprise value offer price, less the value of the litigation settlement with Discus, and trailing twelve month revenue for the period ending December 31, 2005, on the one hand, to valuation multiples for the selected comparable companies derived from their market enterprise valuation and trailing twelve month revenue for the period ending September 30, 2005, on the other hand.

The analysis produced valuation multiples as follows:

	Offer Price (1)	Low	Median	Mean	High
Enterprise Value as a multiple of LTM revenues (2)	1.4x	0.0x	1.0x	1.6x	4.4x

(1)	$35.0 million, less the value of the litigation settlement with Discus ($8.7 million)

(2)	LTM revenues for our associated center business are as of December 31, 2005. LTM revenues for the comparable companies are as of September 30, 2005; LTM revenues for Vasomedical, Inc. are as of August, 31, 2005

The implication of this analysis is that the higher the ratio of enterprise value to revenue for a given company, the greater the implied value of the company. This analysis showed that, based on the data used in the analysis, when comparing the enterprise value to the trailing twelve month revenues, the proposed offer price, less the value of the litigation settlement with Discus, implied a value for our associated centers business that fell within the range of values of the comparable companies.

Selected Transaction Analysis

Piper Jaffray reviewed two groups of transactions involving target companies that it deemed comparable to our associated center business. Piper Jaffray selected these transactions by searching SEC filings, public company disclosures, press releases, industry and press reports, databases and other sources and by applying the following criteria:

Selected Criteria – Criteria A

•	Transactions involving companies in the medical technology industry

•	Transactions that were announced and completed since January 1, 2004

•	Transaction enterprise value levels below $20 million to $150 million

Based on these criteria, the following transactions were deemed similar to the proposed transaction:

Cooper Surgical’s acquisition of Milex Products Inc, Cardinal Health’s acquisition of Snowden Pencer, American Medical Systems’ acquisition of TherMatrx, Inc., Smiths Medical’s acquisition of DHD Healthcare, Conmed Corp’s acquisition of C.R. Bard’s Encoscopic Tech., Sybron Dental Specialties, Inc.’s acquisition of Innova Lifesciences, Varian Inc.’s acquisition of Magnex Scientific Limited, Integra LifeSciences’s acquisition of Newdeal Technologies, Viasys’acquisition of Oxford Instruments, VIASYS Healthcare Inc. acquisition of Micro Medical Ltd., Legal and General Ventures’ acquisition of Verna Group, Theragenics’ acquisition of CP Medical, Valley Forge Scientific’s acquisition of Synergetics, VIASYS Healthcare’s acquisition of Pulmonetic Systems, Cantel Medical acquisition of Crosstex Internation, Integra LifeSciences acquisition of Radionics(Tyco), Natus Medical’s acquisition of Bio-Logic, and Encore Medicals’ acquisition of Compex Technologies.

Piper Jaffray calculated the enterprise value to revenue for the last twelve months preceding each transaction. Piper Jaffray then compared the results of these calculations with similar calculations for the offer price, less the value of the litigation settlement with Discus. The analysis indicated the following multiples:

	Offer Price (1)	Low	Median	Mean	High
Enterprise Value as a multiple of LTM revenues	1.4x	0.8x	2.0x	2.1x	3.2x

(1)	$35.0 million, less the value of the litigation settlement with Discus ($8.7 million)

Selected Criteria – Criteria B

•	Transactions involving companies in the medical technology industry

•	Transactions that were announced and closed subsequent to January 1, 1997

•	Transaction Enterprise Values below $1 billion

•	Target companies with positive cash flow and low (<10%) forward twelve month revenue growth

Based on these criteria, the following transactions were deemed similar to the proposed transaction:

DePuy’s acquisition of Landanger-Camus, ConMed’s acquisition of Linvatec Corp., E.M. Warburg Pincus’ acquisition of American Medical Systems, Tyco International’s acquisition of Graphic Controls, Sorin Biomedica SpA’s acquisition of COBE CV, Plexus’ acquisition of Seamed, Integra LifeSciences’ acquisition of NeuroCare, Sports Braces’s acquisition of DonJoy, Carlyle Group’s acquisition of Empi, Inamed acquisition of Collagen Aesthetics, E.M. Warburg Pincus’s acquisition of Wright Medical, Gyrus Group PLC’s acquisition of Smith & Nephew ENT, Cantel Medical’s acquisition of Minntech Corp, Wilson Greatbatch’s acquisition of Globe Tool and Manufacturing, Cardinal Health’s acquisition of Snowden Pencer, Teleflex’s acquisition of Hudson Respiratory Care, Encore Medical Corp.’s acquisition of Empi, Inc., Smiths Group’s acquisition of Medex Holding, Fidelity Strategic Investments’ acquisition of Banta (Healthcare Division).

	Offer Price (1)	Low	Median	Mean	High
Enterprise Value as a multiple of LTM revenues	1.4x	0.7x	1.6x	1.7x	3.0x
Enterprise Value as a multiple of FTM revenues	1.6x	0.6x	1.7x	1.5x	2.5x
Enterprise Value as a multiple of LTM EBITDA	6.0x	5.2x	8.1x	7.9x	9.5x

(1)	$35.0 million, less the value of the litigation settlement with Discus ($8.7 million)

These analyses showed that, based on the data used in the analysis, the enterprise value of our associated center business implied by the Offer Price, less the value of the litigation settlement with Discus, was within the range of similar multiples for the comparable transactions.

Although the summary set forth above does not purport to be a complete description of the analyses performed by Piper Jaffray, the material analyses performed by Piper Jaffray in rendering its opinion have been summarized above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Instead Piper Jaffray made its determination as to the fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. No company or transaction used in the above analyses as a comparison is directly comparable to us or the proposed sale of our associated center business.

The analyses were prepared solely for purposes of Piper Jaffray providing its opinion to our board of directors that the consideration to be received by us in connection with the sale of our associated center business, as set forth in the asset purchase agreement with Discus, was fair, from a financial point of view, to us as of the date of the opinion. These analyses do not purport to be appraisals or to reflect the prices at which we might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. The analyses performed by Piper Jaffray are based upon forecasts by our management of future results, which are not necessarily indicative of actual values or actual future results and may be significantly more or less favorable than suggested by these analyses. These analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Jaffray does not assume responsibility if future results are materially different from those forecasted.

The above summary does not purport to be a complete description of the analyses performed by Piper Jaffray in connection with the opinion and is qualified by reference to the written opinion of Piper Jaffray set forth in Annex B.

Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information provided to it by us or otherwise made available to it, and did not assume the responsibility to independently verify this information. We have advised Piper Jaffray that we do not publicly disclose internal financial information of the type provided to Piper Jaffray and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. Piper Jaffray also assumed, in reliance upon the assurances of our management, that the information provided to Piper Jaffray by us was prepared on a reasonable basis in accordance with industry practice and, with respect to financial forecasts, projections and other estimates and other business outlook information, reflected the best currently available estimates and judgments of our management, is based on reasonable assumptions, and that there is not, and our management was not aware of, any information or facts that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray expresses no opinion as to such financial forecasts, projections and other estimates and other business outlook information or the assumptions on which they are based. Without limiting the generality of the foregoing, for purposes of its opinion, Piper Jaffray assumed that we were not a party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, divestiture or spinoff, other than the proposed sale of our associated center business. Piper Jaffray relied, with our consent, on advice of our outside counsel and our independent accountants, and on the assumptions of our management, as to all accounting, legal, tax and financial reporting matters with respect to us, our associated center business and the asset purchase agreement with Discus.

Piper Jaffray assumed that the sale of our associated center business would be completed on the terms set forth in the asset purchase agreement reviewed by Piper Jaffray, without amendments and with full satisfaction of all covenants and conditions without any waiver. In addition, Piper Jaffray assumed that all necessary regulatory approvals and consents required for the sale of our associated center business will be obtained in a manner that will not adversely affect us, and will not affect the terms of the sale of our associated center business.

For purposes of its opinion, Piper Jaffray assumed, at our direction, that the aggregate value to us of the outstanding litigation between us and Discus, and any of our affiliates and Discus, does not exceed $8.7.

Piper Jaffray did not assume responsibility for performing, and did not perform, any appraisals or valuations of any of our specific assets or liabilities and was not furnished with any appraisals or valuations, nor did Piper Jaffray evaluate the solvency or fair value of us or any of our assets (including without limitation, the assets of our associated center business) under any state or federal laws relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Jaffray were going-concern analyses. Piper Jaffray expresses no opinion regarding the liquidation value of any entity or any of its assets (including, without limitation, the value of the assets of our associated center business). Without limiting the generality of the foregoing, Piper Jaffray did not undertake any independent analysis of any outstanding, pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which we or any of our affiliates is a party or may be subject. At the direction of our board of directors, and with its consent, Piper Jaffray’s opinion made no assumption concerning, and therefore did not consider, the potential effects of litigation, claims, investigations, or possible assertions of claims, or the outcomes or damages arising out of any such matters. In addition, Piper Jaffray expresses no opinion as to the use or uses to which we will put the proceeds from the sale of our associated center business.

Piper Jaffray’s opinion was necessarily based on the information available to it, the facts and circumstances as they existed and were subject to evaluation as of the date of the opinion; events occurring after the date of the opinion could materially affect the assumptions used by Piper Jaffray in preparing its opinion. Piper Jaffray expresses no opinion as to the prices at which shares of our common stock have traded or may trade following announcement of the sale of our associated center business or at any other time. Piper Jaffray has not undertaken and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

In connection with its engagement, Piper Jaffray was requested to and did solicit indications of interest from, and hold discussions with, selected third parties regarding the possible acquisition of all or part of us. While Piper Jaffray rendered its opinion and provided certain analyses to our board of directors, Piper Jaffray was not requested to, and did not make, any recommendation to the board of directors as to the specific form or amount of the consideration to be received by us in the proposed sale of our associated center business, which was determined through negotiations between us and Discus. Piper Jaffray was not requested to opine as to, and the opinion does not address, the basic business decision to proceed with or effect the sale of our associated sale business or the structure of thereof, or the relative merits of the sale of our associated center business compared to any alternative business strategy or transaction in which we might engage.

Piper Jaffray is a nationally recognized investment banking firm and is regularly engaged as a financial advisor in connection with mergers and acquisitions, underwritings and secondary distributions of securities and private placements. Our board of directors selected Piper Jaffray to render its fairness opinion in connection with the proposed sale of our associated center business on the basis of its experience and reputation in acting as a financial advisor in connection with mergers and acquisitions. Piper Jaffray in the ordinary course of its business may actively trade our securities for its own account or the accounts of its customers and, accordingly, may at any time hold long or short positions in these securities.

Piper Jaffray acted as financial advisor to us in connection with the sale of our associated center business and the potential sale of our remaining spa center operating business. Under the terms of our engagement letter with Piper Jaffray, we have agreed to pay Piper Jaffray a fee for providing the opinion that is not contingent upon consummation of the proposed sale of our associated center business. We have also agreed to pay Piper Jaffray additional fees in the event of the consummation of the proposed sale of our associated center business and in the event of the consummation of the potential sale of our remaining spa center operating business. Whether or not the proposed sale of our associated center business is consummated, we have also agreed to reimburse Piper Jaffray for its reasonable out-of-pocket expenses and to indemnify it against certain liabilities relating to or arising out of services performed by Piper Jaffray in rendering its opinion to our board of directors. These fees and expenses are customary amounts for transactions of this type.

Conduct of Business Following the Sale

Following completion of the sale of the associated center business, our spa business will be our sole operating business. We signed a letter of intent with Dental Spas, LLC, of Fairfield, Iowa, to sell our spa business and the right to operate BriteSmile branded spas worldwide. We are continuing to negotiate with Dental Spas toward a final agreement for the sale of our spa business and, if and when such sale occurs, we will cease to have an operating business. If we sell our spa business, we intend to continue to prosecute any legal claims we currently have or may have against third parties, including but not limited to our pending patent infringement claims against The Procter & Gamble Company and claims against other infringers in the teeth whitening strip field where we retained exclusive rights under certain patents being sold to Discus. We may commence a process to offer to purchase outstanding shares of our common stock, or to otherwise purchase or acquire such outstanding shares, or to liquidate. No assurance can be given as to the amount or timing of when funds will be available to distribute to our stockholders if we liquidate.

Where You Can Find Additional Information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Shareholders are advised to review these filings for additional information about our company. You may read and copy any reports, statements or other information that we file at the SEC public reference room. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549, at prescribed rates. SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at “http://www.sec.gov.” Information contained in the SEC’s website is not incorporated by reference into this information statement.

Dissenters’ Rights

Under the Utah Revised Business Corporation Act, a sale of substantially all of the property of a corporation creates dissenters’ rights. While we have not determined, and do not concede, that the sale of our associated center business constitutes a sale of substantially all of our assets, we determined that we would offer dissenters’ rights to shareholders as though the sale of our associated center business constitutes a sale of substantially all of our assets.

Shareholders who oppose the sale of our associated center business will have the right to receive payment in the amount we estimate to be the fair value of their shares, plus accrued interest as set forth in Sections 16-10a-1301 et seq. of the Utah Revised Business Corporation Act. A copy of these sections is attached to this information statement as Annex E to this information statement. Certain material requirements for a shareholder to properly exercise his or her dissenters’ rights are summarized below. However, these provisions are very technical in nature, and the following summary is qualified in its entirety by the actual statutory provisions which you should carefully review if you wish to assert dissenters’ rights. If you are a shareholder considering dissenting, you should consult with your own legal advisor.

To exercise dissenters’ rights, you must comply with the provisions of Sections 16-10a-1301 through 16-10a-1331 of the Utah Revised Business Corporation Act, including the following conditions:

•	You Must Be a Shareholder on the Date that the Sale of Our Associated Center Business Is Approved. To be entitled to dissenters’ rights, you must be the record holder of the dissenting shares on December 29, 2005, the date the sale of our associated center business was approved by a majority of our shareholders. If you have a beneficial interest in shares of our common stock that are held of record in the name of another person, you must act promptly to cause the shareholder of record to follow the steps described below.

•	You Must Not Have Executed a Written Consent Approving the Sale of Our Associated Center Business. Execution of the written consent approving the sale of our associated center business constitutes a waiver of dissenters’ rights.

•	You Must Execute and Return the Demand for Payment Form as Instructed on the Dissenters’ Notice. A dissenters’ notice accompanies this information statement. The dissenters’ notice states that the sale of our associated center business was approved and gives the effective time of the sale. In addition, the dissenters’ notice provides important instructions that you must follow in order to demand payment for your shares. Specifically, the dissenters’ notice includes the following:

•	the address to which you must send the payment demand;

•	a description of where and when the certificates evidencing your shares must be deposited, and the date by which we must receive your payment demand;

•	the form of payment demand, on which you must (1) provide the address to we are to send the payment and (2) certify that you acquired beneficial ownership of the shares before the date on which the terms of the sale of our associated center business were first publicly announced; and

•	a copy of the sections of the Utah Revised Business Corporation Act pertaining to dissenters’ rights.

If you wish to exercise your dissenters’ rights with respect to your shares, we must receive your payment demand on or before [                    ].

•	You Must Deposit Your Stock Certificates as Instructed by the Dissenters’ Notice. After you receive the dissenters’ notice, you must deposit your stock certificates as instructed on the dissenters’ notice. If you do not demand payment or deposit your certificates as instructed by the dissenters’ notice, you will not be entitled to a dissenters’ right of payment for your shares.

Upon the later of the closing of the sale of our associated center business or receipt of each shareholder’s payment demand, we will pay each shareholder who has complied with the requirements set forth above an amount equal to our estimate of the fair value of his or her shares, plus accrued interest from the date of the closing of the sale of the associated center business to the date of payment, but excluding any appreciation or depreciation in anticipation of the corporate action. If a shareholder does not provide certification that he or she acquired beneficial ownership of the shares before the date of the first public announcement of the terms of the sale of the associated center business, as required by the dissenters’ notice, then we may, in lieu of making payment to such shareholder, offer to make payment to the shareholder if he or she agrees to accept the payment in full satisfaction of his or her demand.

Where a record holder holds all or part of his or her shares of our common stock on behalf of a nominee or beneficial owner, then the record holder may dissent as to less than all of the shares that he or she holds of record by giving written notice to us, and in such notice identifying each dissenter’s name and address and the number of shares as to which dissenters’ rights are exercised by that beneficial owner. In such cases, the shares held by the dissenting beneficial owner and the balance of the shares held by the record holder will be treated as if the shares had been registered in different names. However the dissenting beneficial owner must dissent as to all shares of our common stock that the he or she directly and indirectly holds. The dissenting beneficial owner must also ensure that each record holder holding shares on the dissenting beneficial owner’s behalf provides its written consent to the dissent not later than the date on which the beneficial shareholder asserts dissenters’ rights.

Payments made to dissenting shareholders will be accompanied by (1) copies of our latest available financial statements, (2) a statement of our estimate of the fair value of the dissenting shareholder’s shares and the amount of interest payable with respect to such shares, (3) a statement of the dissenting shareholder’s rights if he or she is dissatisfied with the payment and (4) a copy of the sections of the Utah Revised Business Corporation Act pertaining to dissenters’ rights.

A dissenting shareholder who does not wish to accept our payment or offer must notify us in writing of his or her own estimate of the fair value of the shares within thirty days after the date we make or offer payment. If we and the dissenting shareholder are unable to agree on the fair value of the shares, then we may commence a proceeding with the Utah courts within sixty days after receiving the dissenters’ notice of his or her own estimate of fair value. If we do not commence such a proceeding within the sixty day period, we must pay each dissenter whose demand remains unresolved the amount demanded by such dissenter. If a proceeding is commenced, the court will determine the fair value of the shares. Each dissenting shareholder must be a party to the proceeding, and all such shareholders will be entitled to judgment against us for the amount of the fair value of their shares as determined by the court, to be paid on surrender of the certificates representing the shares. The judgment will include an allowance for interest (at a rate determined by the court) through the date of payment. The costs of the court proceeding, including the fees and expenses of any court-appointed appraisers, will be assessed against us unless the court finds that the dissenting shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment at a higher amount than that which we offered. Both we and the dissenting shareholders must bear our own respective legal fees and expenses, unless the court requires one party to pay such legal fees and expenses because of the conduct of such party.

Regulatory Approvals

No federal or state regulatory requirements must be complied with and no governmental approvals must be obtained in connection with the sale of our associated center business, other than approval of this information statement by the Securities and Exchange Commission.

Approval of Our Board of Directors

For the reasons discussed above under “The Sale of the Associated Center Business — Reasons for the Sale” on page 17, our board of directors unanimously approved the sale of our associated center business on the terms and conditions specified in the Asset Purchase Agreement and determined that the sale of the associated center business is advisable, and in our best interest and the best interests of our shareholders, and unanimously recommended that our shareholders approve the sale of our associated center business pursuant to the Asset Purchase Agreement.

Required Shareholder Approval

We are incorporated under the laws of the State of Utah. Utah law requires that a sale of substantially all of the assets of a corporation be approved by holders of a majority of the shares entitled to vote on the matter. The sale of our associated center business may or may not constitute a sale of substantially all of our assets. However, we determined that we would seek shareholder approval for the transaction in any case.

Under Utah law, each holder of common stock is entitled to one vote in person or by proxy for each share of common stock in his or her own name on the books of the company on any matter submitted to the vote of shareholders at any meeting of the shareholders. However, Utah law also provides that any action that may be taken at any shareholders’ meeting may be taken by written consent of the requisite number of shareholders required to take such action. Approval of the sale of our associated center business required the written consent of the holders of a majority of our outstanding shares of common stock. Shareholders holding a majority of shares of our common stock authorized and approved the sale of our associated center business pursuant to the Asset Purchase Agreement by signing consent resolutions dated as of December 29, 2005. If not revoked, these consents will become effective on [                    ], 2006. Of these shareholders, shareholders holding approximately 41% of the outstanding shares entitled to vote on the matter have also executed Consent Agreements pursuant to which the agree not to revoke their written consents or take certain other actions adverse to the sale of the associated center business to Discus. The record date for the shareholder action set forth in the foregoing resolutions was December 29, 2005. On that date, there were 10,549,130 shares of our common stock outstanding and shareholders representing 5,466,379 shares of our common stock approved the aforementioned resolutions. Therefore, you are not required to vote and your vote is not being sought.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information gives effect to the sale of the Associated Center business as if such transaction had occurred at the end of the fiscal month of September 2005 for balance sheet data, and the beginning of fiscal months of January 2004 and January 2005 for statement of operations data, respectively. These pro forma condensed consolidated financial statements are presented for illustrative purposes only, and are not necessarily indicative of the operating results and financial position that might have been achieved had the transaction described herein occurred on the dates indicated, nor are they necessarily indicative of operating results and financial position which may occur in the future.

The consolidated historical statements of operations data for the periods presented are derived from the historical consolidated financial statements of the company. These pro forma condensed consolidated statements should be read in conjunction with the company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2004 and Quarterly Report on Form 10-Q for the thirty nine week period ended September 24, 2005. The historical condensed consolidated financial statements as of and for the thirty nine week period ended September 24, 2005 have been prepared in accordance with generally accepted accounting principles applicable to interim financial information and, in the opinion of the company’s management, include all adjustments necessary for a fair presentation of information for such periods.

The following unaudited pro forma condensed consolidated balance sheet gives effect to the sale of the Associated Center (“AC”) business and the repayment of certain indebtedness identified in Note 1, and shows the condensed consolidated balance sheet that would remain at September 24, 2005.

BRITESMILE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

SEPTEMBER 24, 2005

$000’s

		Impact from:
	Historical September 24, 2005	Sale of AC Business		Pro Forma Adjustments		Pro Forma September 24, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,503	$—		$7,542	(1)	$13,045
Trade accounts receivable, net of allowances of $496	1,924	(1,469	) (3)	—		455	(3)
Account receivable from related party	190	—		—		190
Inventories	892	(133	) (2)	—		759
Prepaid expenses and other	563	—		—		563

Total current assets	9,072	(1,602)		7,542		15,012

PROPERTY AND EQUIPMENT, net	11,793	(5,252	) (6)	—		6,541
OTHER ASSETS	3,302	(761	) (7)	3,500	(1,8)	6,041
INTANGIBLES, net	4,980	(4,980	) (9)	—		—

TOTAL ASSETS	$29,147	$(12,595)		$11,042		$27,594

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,261	$—		$—		$3,261
Accrued liabilities	8,256	—		—		8,256
Deferred revenue	1,900	(878	) (5)	—		1,022
Current portion of long-term debt and capital lease obligations	2,850	—		(2,850	) (4)	—

Total current liabilities	16,267	(878)		(2,850)		12,539

LONG-TERM LIABILITIES:
Long-term debt and capital lease obligations	10,286	—		(10,286	) (4)	—
Other long term liabilities	1,760	—		—		1,760

Total long-term liabilities	12,046	—		(10,286)		1,760

Total liabilities	28,313	(878)		(13,136)		14,299

STOCKHOLDERS' EQUITY:	834	(11,717)		24,178		13,295	(20)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$29,147	$(12,595)		$11,042		$27,594

SEE NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

The following unaudited pro forma condensed consolidated statements of operations give effect to the asset sale of the company’s Associated Center business and the repayment of certain indebtedness identified in Note 1, assuming the transaction had taken effect on December 26, 2004, the first day of the company’s fiscal year ended December 31, 2005.

BRITESMILE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

THIRTY NINE WEEK PERIOD ENDED SEPTEMBER 24, 2005

$000’s

	Historical 39 Weeks ended September 24, 2005	Impact from:				Pro Forma September 24, 2005
		Sale of AC Business		Pro Forma Adjustments
REVENUES:
Center whitening fees, net	$12,759	$—		$—		$12,759
Associated Center whitening fees, net	12,851	(12,851	) (5,10)	—		—
Product and other revenue	4,192	(1,336	) (10)	—		2,856

Total revenues, net	29,802	(14,187)		—		15,615

OPERATING COSTS AND EXPENSES:
Operating and occupancy costs	13,753	(3,780	) (11)	—		9,974
Selling, general and admin expenses	26,149	(12,870	) (12)	—		13,279
Research and development expenses	221	(221	) (13)	—		—
Depreciation and amortization	4,872	(3,055	) (14)	—		1,817

Total operating costs	44,995	(19,926)		—		25,069

Profit / (loss) from operations	(15,193)	5,739		—		(9,454)
Amortization of discount on debt	(1,952)	—		(6,222	) (15)	(8,174)
Interest expense	(949)	—		949	(16)	—
Interest income	209	—		—		209

Total interest / (expense), net	(2,692)	—		(5,273)		(7,964)

Gain on sale of business	—	—		12,376	(17)	12,376
Gain from settlement of patent claim	—			5,400	(17)	5,400
Gain on mark-to-market of convertible debt derivatives	3,793	—		(3,793	) (16)	—
Other income/(expense), net	(235)	—		235	(16)	—

Income/(Loss) before income tax provision	(14,326)	5,739		8,944		358

Income tax provision	151	—		—	(18)	151

Net income / (loss)	$(14,477)	$5,739	(20)	$8,944	(20)	$207

Basic net Income/(loss) per share	$(1.37)					$0.02

Weighted average shares	10,529,321					10,529,321

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

The following unaudited pro forma condensed consolidated statements of operations give effect to the asset sale of the company’s Associated Center business and the repayment of certain indebtedness identified in Note 1, assuming the transaction had taken effect on December 28, 2003, the first day of company’s fiscal year ended December 25, 2004.

BRITESMILE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FIFTY TWO WEEK PERIOD ENDED DECEMBER 25, 2004

$000’s

	Historical 52 Weeks ended December 25, 2004	Impact from:				Pro Forma December 25, 2004
		Sale of AC Business		Pro Forma Adjustments
REVENUES:
Center whitening fees, net	$17,107	$—		$—		$17,107
Associated Center whitening fees, net	21,081	(21,081	) (5,10)	—		—
Product and other revenue	7,781	(3,389	) (10)	—		4,391

Total revenues, net	45,969	(24,470)		—		21,498

OPERATING COSTS AND EXPENSES:
Operating and occupancy costs	17,361	(6,580	) (11)	—		10,781
Selling, general and admin expenses	29,218	(15,652	) (12)	—		13,566
Research and development expenses	484	(484	) (13)	—		—
Depreciation and amortization	6,750	(4,099	) (14)	—		2,651
Restructuring expense	142	—		—		142

Total operating costs	53,955	(26,815)		—		27,140

Income/(Loss) from operations	(7,987)	2,345		—		(5,642)

Amortization of discount on debt	(315)	—		(1,245	) (15)	(1,560)
Interest expense	(540)	—		540	(16)	—
Interest income	76	—		—		76

Total interest expense, net	(780)	—		(705)		(1,484)

Gain on sale of businesses	—	—		12,376	(17)	12,376
Gain from settlement of patent claim				5,400	(17)	5,400
Gain on mark-to-market of convertible debt derivatives	1,060	—		(1,060	) (16)	—
Other income/(expense), net	(20)	—		20	(16)	—

Income/(loss) before income tax provision	(7,725)	2,345		16,031		10,651

Income tax provision	95	—		—	(18)	95

Net income / (loss)	$(7,820)	$2,345	(20)	$16,031	(20)	$10,556

Basic net loss per share	$(0.76)					$1.03

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet:

(1)	To reflect the net cash proceeds from the sale of the business (including sale of assets) and the proceeds allocated to the settlement of the patent infringement claim against the buyer by BriteSmile:

	Sale of the Business	Patent Claim Settlement	Total Proceeds
Cash purchase price received at closing	$22,800,000	$8,700,000	$31,500,000
Escrow fund to be released 15 months after closing	$3,500,000	—	$3,500,000

Total purchase price	$26,300,000	$8,700,000	$35,000,000

Proceeds from 80% of domestic A/R (Note 3)	$400,800	—	$400,800

Expenses related to the sale	$1,500,000	$3,300,000	$4,800,000
Planned repayment of debt (excluding accrued interest):
Convertible notes	$12,000,000		$12,000,000
EVL lease related debt	$2,778,933		$2,778,933
Center loan with CAP	$1,550,000		$1,550,000
LCO note payable	$2,000,000		$2,000,000
BDI preferred stock	$1,000,000		$1,000,000

Total planned debt repayment (Note 4)	$19,328,933		$19,328,933

Employee severance cost	$230,000	—	$230,000

Net cash proceeds for working capital	$5,641,867	$5,400,000	$11,041,867

Memo: Unrestricted cash	$7,541,867
Restricted cash (Note 8)	$3,500,000

(2)	The cash proceeds identified in Note 1 exclude any payments made by the buyer for the incremental purchase of inventory above the inventory amount of $133,000 shown on the balance sheet, which the buyer receives as part of its purchase price.

(3)	In addition to the cash receipts identified in Notes 1 and 2, the international accounts receivable at close will be transferred to the buyer and BriteSmile will receive 50% of collections made on these receivables by the buyer post close. Assuming only 50% of international receivables will be collected after close by the buyer, this results in a remaining international receivable net balance at close of $362,000 on BriteSmile’s balance sheet, which, combined with $93,000 of receivable balance for the retail channel customers (which remain with BriteSmile), results in a total BriteSmile pro forma accounts receivable balance of $455,000, after the elimination of effectively $1,469,000 of receivables sold to the AC business buyer. Furthermore, the buyer is also purchasing the domestic dentist receivable by paying 80% of the gross balance as of the close date (estimated price to be $400,800 based on receivable balance as of December 16, 2005).

(4)	The pro forma adjustment associated with the company’s debt ($2,850,000 short term and $10,286,000 long term) reflect the payoff of debt after the write-off of the unamortized debt discount balance (approximately $6.2 million).

(5)	The elimination of deferred revenue ($878,000) reflects the transfer of the deferred revenue liability to the buyer. We need to determine if the impact of the elimination of the deferred revenue will contribute to the gain on sale of the business or be treated as an adjustment to revenue which would be reflected in the results from discontinued operations. In either case, there will be no net impact on the proforma revenue of the surviving entity.

(6)	The $5,252,000 book value impact on property and equipment is primarily related to the lighting devices located with the independent Associated Center dentists worldwide.

(7)	The $761,000 impact from the sale of the AC business is comprised of 2 factors: the write-off of the remaining balance of deferred Magic Mirror development costs that were being amortized over the life of the Associated Center dentist contracts ($473,000), and the write-off of the deferred OCA contract costs, that was being amortized over the life of the OCA customer contract ($288,000).

(8)	The $3,500,000 adjustment to other assets is the restricted cash resulting from the establishment of the transaction escrow fund.

(9)	The elimination of the $4,980,000 of intangible asset balance (net) is due to the sale of the company’s patents under the terms of the Asset Purchase Agreement.

Notes to Pro Forma Condensed Consolidated Statements of Operations for the periods ending September 2005 and December 2004:

(10)	Associated Center whitening fees, net and product and other revenue specifically associated with the AC business are presented in the “Sale of AC Business” column. The Pro Forma column gives effect to the asset sale as of the first day of the respective reporting periods so that the remaining revenues are related to the other revenues from channels not sold to buyer in this transaction.

(11)	The operating and occupancy costs ($3,780,000 and $6,580,000 respectively) consist of direct cost of sales related to the treatments and retail product revenue as well as the variable lease fees associated with the equipment lease on the AC whitening devices.

(12)	Selling, general and administrative expenses associated with the AC business for the 9 month period in 2005, and in 2004 ($12,870,000 and $15,652,000, respectively) includes the direct sales and support expenses of the business, and an allocation of corporate marketing and call center expense that was calculated based on the AC business share of the company’s total whitening procedure volume.

(13)	All of the company’s research and development expenses ($221,000 and $484,000, respectively) have been identified as belonging to the AC business since the sale includes the company’s technology.

(14)	Depreciation and amortization for the AC business represents depreciation of whitening devices in both the international and domestic channels.

(15)	The amortization of debt discount adjustment ($6,222,000 and $1,245,000, respectively) is comprised of the elimination of the discount amortization related to loans paid off as a result of the sale ($8,174,000 and $1,560,000, respectively), plus the expense of writing off the unamortized debt discount balance as of the first day of each fiscal year ($1,952,000 and $315,000, respectively), assuming the transaction occurred on the first fiscal day of each year.

(16)	The interest expense ($949,000 and $540,000, respectively), the mark-to-market gains related to the loans that are being repaid ($3,793,000 and $1,060,000, respectively), and other expense ($235,000 and $20,000, respectively) related to the AC business, are also eliminated as a result of the transaction.

(17)	The following table allocates the gain on the transaction between the gain on the sale of the business (including assets of the business) and the gain from the litigation settlement of the patent infringement claim against the buyer by BriteSmile. The gain is calculated based upon the balances as of September 24, 2005 (except inventory, which was based on October 22, 2005):

	Sale of Business	Claim settlement	Total Gain
Cash purchase price (Note 1)	$26,300,000	$8,700,000	$35,000,000
Proceeds from 80% of domestic A/R (Note 3)	400,800	—	400,800

Sale of fixed assets (Note 6)	5,252,000	—	5,252,000
Sale of patents ( intangible assets) (Note 9)	4,980,000	—	4,980,000
Sale of accounts receivable (Note 3)	1,469,000	—	1,469,000
Sale of inventory (for purchase price) (Note 2)	133,000	—	133,000
Deferred costs associated with AC contracts (Note 7)	761,000	—	761,000
Expenses related to the sale	1,500,000	3,300,000	4,800,000
Employee severance cost (Note 19)	230,000	—	230,000

Gain on sale	$12,375,800	$5,400,000	$17,775,800

Notes on Gain:

1.	Of the total $35 million purchase price, $8.7 million has been allocated to the settlement of patent infringement claims between the company and the buyer. The expenses related to the sale include primarily investment banking fees and legal fees.
2.	This estimated gain excludes the impact of transferring the deferred revenue associated with the AC business to the buyer ($878,000 as of September 24, 2005). We need to determine if the impact of the elimination of the deferred revenue on BriteSmile’s books will contribute to the gain on sale of the business or be treated as an adjustment to revenue as reflected in the results from discontinued operations.
3.	The estimated gain excludes any potential claims that might be asserted by third parties alleging that they are entitled to receive or share in a portion of the proceeds to us or our subsidiaries from the sale of our intellectual property assets.

(18)	No specific tax impact is identified in these pro forma financials because BriteSmile, Inc. has over $100 million of net operating loss carryforwards as of the end of 2004, and it is not currently possible to estimate the tax impact of the sale of the AC business at this time due to the uncertainty of 2006 operating results, uncertain applicability of the NOL on the transaction gain, as well as other factors. Management anticipates that the tax impact will be relatively immaterial.

(19)	Employee severance costs are related to employees that are planned to be immediately terminated upon the close of the sale of the AC business.

(20)	The total change in stockholders’ equity as reflected on the proforma condensed consolidated balance sheet (increase of $12,460,000) differs from the total net income impact in both years presented ($14,683,000 and $18,376,000, respectively) primarily because of the different values of the impacts assuming the transaction closed in September 2005 versus the beginning of each of the 2 periods reflected in the statement of operations.

ANNEX A

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

BRITESMILE, INC.,

BRITESMILE DEVELOPMENT, INC.,

BRITESMILE INTERNATIONAL, LTD.

AND

DISCUS DENTAL, INC.

December 30, 2005

-i-

(CONTINUED)

-ii-

(CONTINUED)

-iii-

(CONTINUED)

-iv-

(CONTINUED)

-v-

Schedule of Exhibits

Exhibit A:	Certain Acquired Assets
Exhibit B:	Excluded Assets
Exhibit C:	Purchased Inventory
Exhibit D:	Asset Allocation
Exhibit E:	Bill of Sale
Exhibit F:	Assignment of Contracts
Exhibit G:	Assignment of Proprietary Rights
Exhibit H:	Escrow Agreement
Exhibit I:	Litigation Settlement Documents
Exhibit J:	Assumption Agreement
Exhibit K:	Consents
Exhibit L:	Interim Financial Statements
Exhibit M:	Proprietary Rights
Exhibit N:	Associated Center Employees
Exhibit O:	BDI Licensed Patents
Exhibit P:	P&G License
Exhibit Q:	Certain International Distributor Contract Rights
Exhibit R:	Spa License Agreement
Exhibit S:	Intentionally Omitted
Exhibit T:	Litigation Settlement Documents – Arbitration
Exhibit U:	Material Terms of Post-Arbitration License

-vi-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of the 30th day of December, 2005, by and among BRITESMILE, INC. a Utah corporation (“BSML”), BRITESMILE DEVELOPMENT, INC., a Delaware corporation and subsidiary of BSML (“BDI”), BRITESMILE INTERNATIONAL, LTD., an Irish corporation (“BSI”, and, together with BSML and BDI, collectively the “Sellers”, and each individually, a “Seller”), and DISCUS DENTAL, INC., a California corporation (“Buyer”).

RECITALS

A. Sellers’ business includes, among other things, offering teeth-whitening products and systems through existing independent dental offices in more than 70 countries worldwide, known as BriteSmile Professional Teeth Whitening Associated Centers (such dental offices, “Associated Centers” and the business operated by Sellers and affiliates of Sellers in connection therewith, the “Associated Center Business”).

B. Buyer desires to acquire certain assets and assume certain liabilities of Sellers relating to the operation of the Associated Center Business, and Sellers desire to sell such assets and assign such liabilities to Buyer.

C. Buyer desires to acquire all of the trademarks, patents, know how, trade secrets and other intellectual property owned by Sellers, and Sellers desire to sell such intellectual property assets to Buyer, subject to the retention by Sellers of certain license rights contemplated hereby.

D. Buyer desires to settle all outstanding litigation between Buyer and Sellers, and any affiliate of Buyer and Sellers, with prejudice, including without limitation the lawsuits between the parties entitled (i) BriteSmile, Inc. v. Discus Dental, Inc., et al, Case No. 3:02-cv-03220-JSW, pending in the United States District Court for the Northern District of Northern California (ii) BriteSmile Development, Inc. v. Discus Dental, Inc., Case No. 3:05-cv-04397-JSW, pending in the United States District Court for the Northern District of Northern California and (iii) BriteSmile, Inc. v. Discus Dental, Inc., Case No. MSC02-01611, pending in the Superior Court for the State of California, for the County of Contra Costa (collectively, the “Pending Litigation”).

E. The board of directors of BSML (the “Board”) has unanimously determined that the sale of the Associated Center Business is in the best interest of the shareholders of BSML and the Board has proposed and unanimously recommended that the shareholders of BSML approve the sale of the Associated Center Business on the terms and conditions set forth herein.

F. Concurrently, shareholders of BSML that hold 51.8% of the voting power of BSML entitled to vote on the Contemplated Transactions have executed Shareholder Consents (as defined in Section 5.8 of this Agreement) voting in favor of approval of the Contemplated Transactions and shareholders of BSML that hold approximately 41% of the voting power of BSML entitled to vote on the Contemplated Transactions have executed Consent Agreements pursuant to which they have agreed not to revoke such Shareholder Consents or vote in favor of certain other transactions or actions in accordance with the terms of a consent agreement entered into with Buyer.

G. Concurrently, Buyer and Sellers have entered into a Financing Escrow Agreement (the “Financing Escrow Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and understandings contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND USAGE

1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from Associated Centers or international distributor and dentist customers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of products sold or services rendered to customers of Sellers, (b) all other accounts or notes receivable of Sellers from Associated Centers or international distributor and dentist customers and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Domestic Accounts Receivable” means all Domestic Accounts Receivable associated with Associated Center Dentist Payors.

“Annual Financial Statements” has the meaning set forth in Section 3.5.

“Assumed Dentist Payables” means all Dentist Payables associated with Associated Center Dentist Payors.

“Assumption Document” has the meaning set forth in Section 2.7.

“Associated Centers” has the meaning set forth in Recital A.

“Associated Center Business” has the meaning set forth in Recital A.

“Associated Center Business Combination” means any transaction or series of related transactions pursuant to which Sellers directly or indirectly may sell or otherwise transfer or could be deemed to have transferred the Associated Center Business or the Acquired Assets (other than in the Ordinary Course of Business), except that the following shall not constitute an Associated Center Business Combination: (a) the acquisition by any Person or “group” (as such term is defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of beneficial ownership of outstanding voting securities of BSML, (b) any merger or business combination with another entity that results in the shareholders of BSML immediately prior to the merger or business combination owning less than 50% of the voting power of the surviving entity immediately following the closing of the merger or business combination or (c) the Spa Center Sale.

“Associated Center Dentist Payor” shall mean an Associated Center dentist for which the Dentist Payables as of Closing associated with such dentist is less than the Domestic Accounts Receivable as of Closing associated with such dentist.

“Associated Center Employees” has the meaning set forth in Section 10.6.

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Balance Sheet Date” has the meaning set forth in Section 3.5.

“BDI” has the meaning set forth in the first paragraph of this Agreement.

“BDI Licensed Patents” has the meaning set forth Section 10.9.

“Bills of Sale” has the meaning set forth in Section 2.7.

“Board” has the meaning set forth in Recital E.

“BSI” has the meaning set forth in the first paragraph of this Agreement.

“BSML” has the meaning set forth in the first paragraph of this Agreement.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Los Angeles, California are permitted or required to be closed.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Contact” has the meaning set forth in Section 12.2.

“Buyer Indemnified Persons” has the meaning set forth in Section 11.2.

“Cash Amount” has the meaning set forth in Section 2.3.

“Claim” has the meaning set forth in Section 11.7.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” means the date on which the Closing actually takes place.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” has the meaning set forth in Section 3.5.

“Confidential Information” has the meaning set forth in Section 12.1.

“Consulting Agreement” has the meaning set forth in Section 10.11

“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

“Contract” means any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Convertible Notes” means all notes issued by Sellers or affiliates to the Noteholders.

“Copyrights” means copyrights and copyrightable works and registrations and applications therefor, including artwork, photos, images and other media and copy used in connection with marketing, promotion or advertising.

“Counter Notice” has the meaning set forth in Section 11.7.

“Damages” has the meaning set forth in Section 11.2.

“Dentist Payables” means Liabilities to pay Associated Center dentists amounts in respect of whitening services provided by Associated Centers for which BSML has received payment from the customers receiving such services.

“Disclosing Party” has the meaning set forth in Section 12.1.

“Disclosure Schedule” means the information delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Domestic Accounts Receivable” means any Accounts Receivable (billed and unbilled) associated with sales to Associated Center dentists within the United States, Canada or Japan.

“Employee Plans” has the meaning set forth in Section 3.13.

“Encumbrance” means any charge, claim, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, hypothecation, encumbrance, equity, trust, equitable interest, preference, right of possession, lease, tenancy, preference, license, covenant, infringement, interference, governmental order, proxy, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature, including any restriction on use, voting right (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“End Date” means March 7, 2006 provided, however, that the End Date shall be automatically extended by the number of calendar days in excess of ten (10) calendar days from the filing of the preliminary Information Statement with the Commission to the receipt of clearance to mail the definitive Information Statement to the shareholders of BSML, provided further, that in all events and notwithstanding the preceding clause, in no event shall the End Date be later than May 5, 2006.

“Environmental, Health and Safety Requirements” means all Legal Requirements of any Governmental Body concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are duly enacted and in effect on or prior to the Closing Date.

“Escrow Agent” has the meaning set forth in Section 11.7.

“Escrow Fund” has the meaning set forth in Section 11.7.

“EVL” means Excimer Vision Leasing LP or its successors or assigns.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Financing Escrow Agreement” has the meaning set forth in the Recitals.

“FDA” has the meaning set forth in Section 3.25.

“GAAP” means generally accepted accounting principles for financial reporting in the United States.

“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws, (b) if a general partnership, the partnership agreement and any statement of partnership, (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership, (d) if a limited liability company, the articles of organization and operating agreement, (e) if another type of Person other than a natural person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person, (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” means any approval, consent, ratification, waiver, authorization, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(a) nation, state, county, city, town, borough, village, district or other governmental jurisdiction;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d) multinational organization or body;

(e) body entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f) official of any of the foregoing.

“Indebtedness” means debentures, notes, instruments, capital leases, guarantees, and other obligations with respect to borrowed money, excluding trade and other payables incurred in the Ordinary Course of Business.

“Indemnified Person” has the meaning set forth in Section 11.5.

“Indemnifying Person” has the meaning set forth in Section 11.5.

“Information Statement” has the meaning set forth in Section 5.7.

“Interim Financial Statements” has the meaning set forth in Section 3.5.

“Inventories” means all inventories of Sellers, wherever located, related to, used in or necessary for the operation of the Associated Centers Business, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Sellers in the production of finished goods, including without limitation, all inventory of finished kits (both domestic and international), including all components of such kits and all service parts for repairing or refurbishing BS3000 and BS3000PB lighting devices or lamps.

“International Accounts Receivable” means any Accounts Receivable (billed and unbilled as of the Closing) associated with sales to distributors outside the United States.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Joined Buyer Party” has the meaning set forth in Section 10.9.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or matter after engaging in a reasonable inquiry. Any Person that is any entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Lease Agreement” means the Amended and Restated Agreement between EVL and BSML effective as of December 22, 2000, as amended by Amendment to the Agreement between EVL and BSML dated September 18, 2002, Amendments dated January 1, 2003, August 13, 2004 and Amendment dated July 12, 2005.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, established principle of common law, code, regulation, statute, treaty or stock market or stock exchange rule.

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licenses” has the meaning set forth in Section 3.14.

“Litigation Settlement Documents” has the meaning set forth in Section 2.7.

“Magic Mirror Rights” has the meaning set forth in Section 10.10.

“Marks” has the meaning set forth in Section 3.14.

“Material Adverse Effect” means any event, violation, inaccuracy, circumstance or other matter that has had or reasonably would be expected to have (i) a material adverse effect on the business, assets, properties, liabilities, results of operations, or financial condition of the Associated Center Business, (ii) a material adverse diminution in the value of the Associated Center Business or the Acquired Assets or (iii) a material adverse effect on the ability of Sellers to consummate the Contemplated Transactions or perform their obligations under this Agreement or the agreements executed in connection with in the Contemplated Transactions; provided that such term shall exclude any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions affecting the industry in which Sellers operate so long as such conditions have not had a materially disproportionate effect on the Associated Center Business, (2) changes in United States generally accepted accounting principles so long as such changes have not had a materially disproportionate effect on the Associated Center Business, (3) changes in law, rules, regulations, orders, or other binding directives issued by any Governmental Body or (4) the occurrence of a material adverse disruption in commercial banking in the United States.

“Material Consents” has the meaning set forth in Section 7.2.

“Net Receivable” means Acquired Domestic Accounts Receivable less Assumed Dentist Payables.

“Nonmaterial Consents” has the meaning set forth in Section 2.8.

“Noteholders” means, collectively, Satellite Strategic Finance Associates, Omicron Master Trust, Smithfield Fiduciary LLC, Iroquois Capital, LP, Cranshire Capital, L.P. and LCO Investments, Ltd. and any other holders of the Senior Convertible Notes due December 16, 2009 issued by BSML pursuant to the Securities Purchase Agreement dated December 16, 2004.

“Notice” has the meaning set forth in Section 11.7.

“Order” means any writ, decision, order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator (in each such case whether preliminary or final).

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(c) is similar in nature, scope and magnitude to actions reasonably expected to be customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Patents” has the meaning set forth in Section 3.14.

“Pending Litigation” has the meaning set forth in Recital D.

“Permitted Encumbrances” means (a) Encumbrances for Taxes or other governmental charges on assets not yet due and payable by a Person so long as Sellers discharge such taxes when they become due and payable, (b) minor liens which in the aggregate are not substantial in amount, do not materially detract from the value or transferability of the property or assets subject thereto or interfere with the present use and have not arisen other than in the Ordinary Course of Business.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“P&G License” means the Patent License Agreement between BDI as licensor and BSML as licensee in the form and having the substance set forth on Exhibit P.

“Procter & Gamble Litigation” means the outstanding litigation between BSML and certain affiliates and The Procter & Gamble Company entitled The Procter & Gamble Company v. Oraceutical LLC, et al., Case No. 1:03-cv-433, U.S. District Court, Southern District of Ohio, Western Division at Dayton and BriteSmile Development Incorporated v. The Procter & Gamble Company, Case No. 3:05-cv-172, U.S. District Court, Southern District of Ohio, Western Division at Dayton.

“Products” has the meaning set forth in Section 3.25.

“Proprietary Rights” means collectively (i) United States and foreign patents and patent applications (collectively, “Patents”), (ii) artwork, photos and images and other media included in the Copyrights, (iii) trade secrets, processes, proprietary knowledge, inventions, know-how, methods, protocols, schematics, specifications, test results, test vectors, techniques, databases and data collections, diagrams and formulae (collectively, “Trade Secrets”), (iv) computer programs and software (collectively, “Software”), (v) trademarks, service marks, logos, symbols, and trade names, URLs and websites and all goodwill associated therewith (collectively, “Marks”) and (vi) inbound and outbound licenses, sublicenses or agreements in respect thereof (collectively “Licenses”).

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchased Inventory” has the meaning set forth in Section 2.7.

“Quarterly Financial Statements” has the meaning set forth in Section 3.5.

“Receiving Party” has the meaning set forth in Section 12.1.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in usable form.

“Refund Liability” shall mean all Liabilities to make refunds to Associated Center customers of amounts received by BSML in respect of whitening services under any prepayment or gift certificate arrangement or otherwise.

“Regulatory Licenses” has the meaning set forth in Section 3.25.

“Representative” means with respect to a particular Person, any director, officer, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Restricted Business” has the meaning set forth in Section 10.7.

“Restricted Material Contracts” has the meaning set forth in Section 2.8.

“Restricted Nonmaterial Contracts” has the meaning set forth in Section 2.8.

“Retained Liabilities” has the meaning set forth in Section 2.4.

“ROFR” has the meaning set forth in Section 10.11.

“ROFR Agreements” has the meaning set forth in Section 10.11.

“Seller Contact” has the meaning set forth in Section 12.2.

“Seller Indemnified Persons” has the meaning set forth in Section 11.3.

“Seller” and “Sellers” have the meaning set forth in the first paragraph of this Agreement.

“Shareholder Consent” has the meaning set forth in Section 5.8.

“Software” has the meaning set forth in Section 3.14.

“Spas” has the meaning set forth in the Spa License Agreement.

“Spa Business” means the business of operating the Spas.

“Spa License Agreement” means the License Agreement to be entered into prior to Closing between BSML, BDI and BSI as licensors and BriteSmile Spas, LLC as licensee having the substance and in the form attached hereto as Exhibit R.

“Subsidiary” means with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by such Person or one or more of its Subsidiaries.

“Superior Offer” means an unsolicited, bona fide written offer made by a Third Party to engage in an Associated Center Business Combination or a transaction that includes an Associated Center Business Combination as well as other assets of BSML (including a sale of substantially all the assets of BSML or a sale of all of the capital stock of BSML) on terms that the Board determines, in its reasonable judgment, based upon written advice of an independent financial advisor of nationally recognized reputation, to be more favorable to BSML’s shareholders from a financial point of view than the terms of the Contemplated Transactions; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if the Board does not reasonably determine, based upon written advice of such independent financial advisor, that the Third Party has the same or better financing commitments than Buyer has obtained on the date the offer is determined to be a Superior Offer and that the Third Party is reasonably capable of obtaining such financing.

“Survival Period” has the meaning set forth in Section 11.1.

“Tangible Personal Property” means all machinery, equipment, tools and tooling, office equipment, computer hardware, supplies, materials, and other items of tangible personal property (other than Inventories) of every kind owned or leased by Sellers and related to, used in or necessary for the operation of the Associated Center Business (wherever located and whether or not carried on Sellers’ books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto, including without limitation, all new or used BS3000 and BS3000PB lighting devices or lamps (including CE marked lighting devices) owned by any of the Sellers or owned by EVL under the Lease Agreement, whether located in Associated Center offices, offices of any international distributors, refurbishment centers, manufacturers or any other location, and all tooling and other tangible assets used in the manufacturing and assembly of BS3000 and BS3000PB lighting devices or lamps. The serial numbers for 5,360 lighting devices owned or to be acquired by Sellers prior to Closing and included in the Acquired Assets are listed on Exhibit A.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Fee” has the meaning set forth in Section 9.2.

“Third Party” means a Person that is not a party to this Agreement.

“Third-Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Trade Secrets” has the meaning set forth in Section 3.14.

1.2 Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

ARTICLE 2

SALE AND TRANSFER OF ACQUIRED ASSETS; CLOSING

2.1 Assets to Be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances and, in the case of the Proprietary Rights, the rights of the licensee under the Spa License Agreement, all of Sellers’ right, title and interest in and to all of Sellers’ property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, related to, used in or necessary for the operation of the Associated Center Business, including without limitation, the following (but excluding the Excluded Assets):

(a) all Tangible Personal Property, including tangible personal property listed on Exhibit A;

(b) all Inventories, including inventory listed on Exhibit A;

(c) all Proprietary Rights of Seller, including all key code generation Software, with all code commentary and documentation and development tools for such Software);

(d) the “BriteSmile” trade name, Marks and related goodwill;

(e) all Contracts, including the Contracts listed on Exhibit A, which include approximately 2871 Contracts with Associated Centers in the United States and Canada and approximately 40 Contracts with Associated Centers in Japan and all of the international distribution agreements, and the manufacturing agreement with Delphi;

(f) all data and Records (in electronic and written form) related to, used in or necessary to the operation of the Associated Centers Business and the Acquired Assets, including vendor and supplier lists, purchase and sale records, price lists, quality control records, client and customer lists, referral sources, research and development reports, production reports, service and warranty Records, gift certificates or other promotional records, any records used to determine deferred revenue of Associated Center Business, Domestic Accounts Receivable, Dentist Payables, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents, subject to Sellers’ right to retain copies of the foregoing;

(g) the right to all insurance proceeds, if any, arising from or relating to events or casualty involving the Acquired Assets or the Assumed Liabilities prior to the Closing under policies owned and retained by Sellers. From and after the Closing, BSML will hold its insurance policies covering the Acquired Assets or the Associated Centers Business, (but to the extent such policies are claims made policies, only to the extent such policies are maintained by Sellers after the Closing and without any obligation on the part of BSML to renew any existing insurance policies at the end of their term), in trust for the benefit of Buyer and will use commercially reasonable efforts to make claims thereunder for any damage to Acquired Assets or any Assumed Liability to which the Acquired Assets or Buyer become subject that result from pre-Closing occurrences or events and may be covered under such insurance policies, if any, and shall provide to Buyer the proceeds of any such insurance claims;

(h) all of Sellers’ rights as licensors and owners of the licensed rights under the Spa License Agreement and all of BDI’s rights as licensor and owner of licensed rights under the P&G License;

(i) all claims of Sellers against Third Parties relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, but excluding the Procter & Gamble Litigation and the rights existing pursuant to the P&G License;

(j) all International Accounts Receivable and all Acquired Domestic Accounts Receivable;

(k) BSML’s direct mail Respondent Non Buyer database for the zip codes outside a 25 mile radius around any existing BSML spa centers;

(l) a copy of, and a nonexclusive, irrevocable, perpetual, fully paid, worldwide license to use, including creating derivatives thereof, Sellers’ Web Scheduler software (but excluding any third party software licenses or hardware needed to operated the Web Scheduler feature), Sellers’ Web Scheduler website and Sellers’ Web Scheduler reporting website, with ownership of such software and websites being retained by Sellers;

(m) a copy of and a non-exclusive irrevocable, perpetual, fully paid, worldwide license to use, including creating derivatives thereof, Sellers’ www.britesmile.com website content and images; and

(n) all goodwill and other intangible assets related to the Associated Centers Business, including the goodwill associated with the Proprietary Rights.

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Acquired Assets.”

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Sellers (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Sellers after the Closing:

(a) all cash, cash equivalents, and short-term investments;

(b) all Accounts Receivable other than the International Accounts Receivable and the Acquired Domestic Accounts Receivable;

(c) all of the capital stock and other equity interests of BDI and BSI that are owned by BSML or any Subsidiary of BSML;

(d) all of the Contracts of Sellers listed or described on Exhibit B;

(e) all personnel Records and other Records that Sellers are required by law to retain in their possession, and all data and Records (in electronic and written form) exclusively relating to the operation of the Spa Business or which are general, administrative and accounting records that relate to the overall business of BSML and not specifically to the Associated Center Business;

(f) all claims for refund of Taxes and other governmental charges of whatever nature;

(g) all Employee Plans and all rights in connection therewith and assets thereof;

(h) all rights of Sellers under this Agreement and the Assumption Agreement;

(i) the Tangible Personal Property and Inventory set forth on Exhibit B;

(j) the rights and assets used by Sellers to manufacture and use the Magic Mirror product (including source code and object code for all proprietary Software, manufacturing contracts, manufacturing specifications, trademark licenses and tooling);

(k) information for persons from (i) BSML’s email Respondent Non Buyer database and (ii) BSML’s direct mail Respondent Non Buyer database for the zip codes within a 25 mile radius around each existing BSML spa center;

(l) Proprietary Rights consisting of shrink-wrap, readily available commercial software and software and programs listed on Exhibit B to be retained by Sellers; and

(m) the other property and assets expressly designated on Exhibit B.

2.3 Consideration.

(a) The consideration for the Acquired Assets will be (i) Thirty-Five Million Dollars ($35,000,000), plus (ii) the assumption of the Assumed Liabilities, plus (iii) any amount payable or paid to Sellers under the Financing Escrow Agreement, plus (iv) an amount equal to 80% of the Net Receivable as of the Closing Date, with a good faith estimate of the Net Receivable to be provided by Sellers within five (5) Business Days before Closing, subject to a true-up within thirty (30) Business Days after Closing (collectively, the “Purchase Price”). Sellers shall pay Buyer in cash an amount equal to 80% of the overage in the Net Receivable used in determining the Purchase Price within five (5) Business Days after such true-up, and Buyer shall pay Sellers in cash an amount equal to 80% of any short fall in the net Receivable used in determining the Purchase Price within five (5) Business Days after such true-up. In accordance with Section 2.7(b), the Purchase Price shall be delivered by Buyer to Sellers as follows: (1) at the Closing, Three Million Five Hundred Thousand Dollars ($3,500,000) of the Purchase Price by wire transfer to the Escrow Agent to be deposited into the Escrow Fund, (2) at the Closing, a portion of the Purchase Price by wire transfer to Noteholders for the benefit of Sellers to redeem and retire in full all of the Convertible Notes, with specific delivery instructions as to the amount and payee of such amounts to be provided by Sellers no later than two Business Days before Closing, (3) at or prior to the Closing, any funds that are payable or paid to Sellers as described in clause (iii) above, (4) at the Closing, the balance of the cash portion of the Purchase Price by wire transfer to Sellers (the “Cash Amount”), and (5) at the Closing, the balance of the Purchase Price by the execution and delivery of the Assumption Document.

(b) Following the Closing, if and to the extent that Buyer collects any money in payment of the International Accounts Receivable outstanding as of the Closing, then Buyer shall pay to Sellers 50% of such amounts as are actually collected by Buyer. Buyer will aggregate collections that are made during each calendar month and shall remit to Sellers 50% of the collections for the prior month within 15 days after each month end. Buyer is not guaranteeing the collectibility of any International Accounts Receivable and shall not owe Sellers any duties with respect to Buyer’s collection activities.

2.4 Liabilities.

(a) Assumed Liabilities. At the Closing, Buyer shall assume and agree to discharge only those Liabilities of Sellers relating to the Associated Center Business listed below (the “Assumed Liabilities”);

(i) any Liability to any Associated Centers incurred by Sellers in the Ordinary Course of Business for orders placed by Associated Centers that are outstanding as of the Closing, that were placed prior to Closing and that remain unpaid by such Associated Centers and unshipped by Sellers at the Closing, provided that there will be no reduction to the cash portion of the Purchase Price as a result thereof;

(ii) any Liability arising after the Closing under the Contracts described on Exhibit A (other than any Liability arising out of or relating to any occurrence or circumstance (whether known or unknown) which occurs or exists prior to the Closing Date and which constitutes, or which by the lapse of time or delivery of notice (or both) would constitute, a breach or default under such Contracts);

(iii) any Liability of Sellers arising after the Closing under any Contract included in the Acquired Assets that is entered into by Sellers after the date hereof in the Ordinary Course of Business (other than any Liability arising out of or relating to any occurrence or circumstance (whether known or unknown) which occurs or exists prior to the Closing Date and which constitutes, or which by the lapse of time or delivery of notice (or both) would constitute, a breach or default under such Contracts);

(iv) any Liability for payments with respect to the Dentist Payables payable to Associated Center Dentist Payors, not to exceed the Assumed Dentist Payable Amount; and

(v) any deferred revenue Liability on Sellers’ books at Closing associated with products shipped prior to Closing to Associated Center dentists or distributors that has not been amortized as of Closing but would be amortized in periods following Closing in accordance with Seller’s revenue recognition policy.

(b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Sellers. “Retained Liabilities” shall mean any Liability that is not expressly included in the definition of Assumed Liabilities and shall include all Refund Liabilities.

2.5 Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets and the other covenants provided for herein as set forth on Exhibit D attached hereto, all as required by Section 1060 of the Code and that allocation shall be reported by the parties hereto on Internal Revenue Service Form 8594, Asset Acquisition Statement, which will be filed with the Buyer’s and Sellers’ Federal Income Tax Returns for the tax year that includes the Closing Date. The parties hereto shall revise the allocation schedule on Exhibit D from time to time as mutually agreed to take into account any Purchase Price adjustment set forth under this Agreement. Each party agrees to notify the other parties in the event that any Governmental Body takes or proposes to take a position for Tax purposes that is inconsistent with the allocations set forth on Exhibit D, as revised from time to time.

2.6 Closing. The purchase and sale provided for in this Agreement (the “Closing”) shall take place at the offices of Cooley Godward LLP, 4401 Eastgate Mall, San Diego, California 92121-1909, commencing at 10:00 a.m. (local time) two (2) business days after all of the conditions to Closing set forth in ARTICLES 7 and 8 are satisfied, unless Buyer and Sellers otherwise agree in writing. Subject to the provisions of ARTICLE 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 shall not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to ARTICLE 9.

2.7 Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Sellers shall deliver to Buyer:

(i) one or more bills of sale for all of the Acquired Assets that are Tangible Personal Property in the form of Exhibit E (the “Bills of Sale”) executed by Sellers;

(ii) subject to Section 2.8, one or more Assignments of Contracts executed by Sellers, each in the form attached hereto as Exhibit F, with respect to the Contracts and the Contract rights related thereto;

(iii) one or more Assignments of Proprietary Rights executed by Sellers, each in the form attached hereto as Exhibit G, in recordable form to the extent necessary to assign such rights;

(iv) the Escrow Agreement executed by Sellers in the form attached hereto as Exhibit H;

(v) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and its legal counsel and executed by Sellers;

(vi) the litigation settlement documents executed by each party other than Buyer in the form attached hereto as Exhibit I (the “Litigation Settlement Documents”);

(vii) the inventory listed on Exhibit C (the “Purchased Inventory”); which shall be delivered to Buyer’s receiving dock at 1700 Baker Avenue, Ontario, California 91761 prior to Closing (or such later date as is set forth on Exhibit C); along with an executed bill of sale transferring title to such Purchased Inventory to Buyer effective as of the Closing for the aggregate purchase price set forth on Exhibit C;

(viii) one or more certificates executed by Sellers in accordance with Section 7.1; and

(ix) a certificate of the corporate secretary of each Seller certifying and attaching all requisite resolutions or actions of such Sellers’ respective boards of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Sellers executing this Agreement and any other document relating to the Contemplated Transactions.

(b) Buyer shall deliver to Sellers:

(i) the Cash Amount by wire transfer to an account that shall be specified to Buyer by BSML in writing at least three (3) Business Days prior to the Closing Date;

(ii) an instrument of assumption executed by Buyer substantially in the form attached hereto as Exhibit J, evidencing Buyer’s assumption, pursuant to Section 2.4, of the Assumed Liabilities (the “Assumption Document”);

(iii) the Litigation Settlement Documents in the form of Exhibit I executed by Buyer;

(iv) one or more certificates executed by Buyer in accordance with Section 8.1;

(v) the purchase price for the Purchased Inventory to be delivered at Closing, payable by wire transfer to the Sellers; and

(vi) a certificate of the Secretary of Buyer certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.

(c) Buyer shall deliver a portion of the Purchase Price by wire transfer to Noteholders for the benefit of Sellers to redeem and retire in full all of the Convertible Notes, with specific delivery instructions as to the amount and payee of such amounts to be provided by Sellers no later than two (2) Business Days before Closing.

(d) Buyer shall deliver the Escrow Fund to the Escrow Agent for the benefit of Sellers by wire transfer to an account specified to Buyer by Escrow Agent in writing at least three (3) Business Days prior to the Closing Date.

2.8 Consents.

(a) If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), Buyer, in its sole discretion, may waive the closing conditions as to any such Material Consent and either:

(i) elect to have Sellers continue their efforts to obtain the Material Consents; or

(ii) elect to have Sellers retain that Restricted Material Contract and all Liabilities arising therefrom or relating thereto.

If Buyer elects to have Sellers continue their efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor any Assignments of Contracts, the form of which is set forth on Exhibit F, nor the Assumption Document nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the parties shall use commercially reasonable efforts, and cooperate with each other, to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable. Pending the obtaining of such Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Sellers against a third party thereunder or the renewal or extension of the term thereof). Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Sellers shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignments of Contracts (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

(b) If there are any consents, approvals or authorizations not listed on Exhibit K necessary for the assignment and transfer of any of the Contracts to Buyer (the “Nonmaterial Consents”) which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, Buyer shall elect at the Closing, in the case of each of the Contracts as to which such Nonmaterial Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Nonmaterial Contracts”), whether to:

(i) accept the assignment of such Restricted Nonmaterial Contract, in which case, as between Buyer and Sellers, such Restricted Nonmaterial Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing pursuant to the Assignments of Contracts as elsewhere provided under this Agreement; or

(ii) reject the assignment of such Restricted Nonmaterial Contract, in which case, notwithstanding Sections 2.1 and 2.4, (A) neither this Agreement nor the Assignments of Contracts nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Nonmaterial Contract and (B) Sellers shall retain such Restricted Nonmaterial Contract and all Liabilities arising therefrom or relating thereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly represent and warrant to Buyer as follows:

3.1 Organization and Good Standing.

(a) Section 3.1 of the Disclosure Schedule contains a complete and accurate list of the jurisdiction of incorporation of each Seller and any other jurisdictions in which each Seller is qualified to do business as a foreign corporation. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Contracts. Each Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for such failure to be so qualified that, individually or in the aggregate would not result in a Material Adverse Effect.

(b) Complete and accurate copies of the Governing Documents of each Seller, as currently in effect, have been made available to Buyer.

(c) Except as set forth on Section 3.1 of the Disclosure Schedule and except for BDI and BSI, no Seller has any Subsidiary and, except as set forth on Section 3.1 of the Disclosure Schedule, no Seller owns any shares of capital stock or other securities of any other Person.

3.2 Authorization of Transaction. Subject to BSML obtaining the requisite shareholder approval for the Contemplated Transactions, each Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions, subject in each case to the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. Subject to BSML obtaining the requisite shareholder approval for the Contemplated Transactions, the execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the Contemplated Transactions have been duly authorized by Sellers. The affirmative vote of the holders of a majority of the shares of BSML common stock outstanding on the record date for the shareholders’ consideration of the Contemplated Transactions is the only vote of the holders of any class or series of BSML’s capital stock necessary to adopt this Agreement and approve the Contemplated Transactions.

3.3 Non-contravention. Subject to BSML obtaining the requisite shareholder approval, neither the execution and the delivery of this Agreement, nor the consummation of the Contemplated Transactions will (a) violate in any material respect any Legal Requirement applicable to BSML, BDI, BSI or any other direct or indirect Subsidiary of BSML or to which BSML, BDI, BSI or any other direct or indirect Subsidiary of BSML is subject, (b) violate any provision of BSML’s, BDI’s, BSI’s or any other direct or indirect Subsidiary of BSML’s Governing Documents or (c) except as set forth on Section 3.3 of the Disclosure Schedule, conflict in any material respect with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract, license, instrument, or other arrangement relating to the Associated Center Business or the Acquired Assets to which BSML, BDI, BSI or any other direct or indirect Subsidiary of BSML is a party or by which BSML, BDI, BSI or any other direct or indirect Subsidiary of BSML is bound or to which any of BSML’s, BDI’s, BSI’s or any other direct or indirect Subsidiary of BSML’s assets are subject.

3.4 Consents and Approvals. Except as set forth on Section 3.4 of the Disclosure Schedule, no notice to, declaration, filing or registration with, or permit from, any Governmental Body, or any other Person or entity, is required to be made or obtained by Sellers in connection with the execution, delivery or performance of this Agreement and the consummation of the Contemplated Transactions.

3.5 Financial Statements. The annual consolidated financial statements of BSML set forth in its most recent Annual Report on Form 10-K, as amended (the “Annual Financial Statements”), filed with the Securities and Exchange Commission (the “Commission”), and the interim consolidated financial statements of BSML set forth in filings with the Commission since the filing of its most recent Annual Report on Form 10-K (the “Quarterly Financial Statements”) are true, correct and complete in all material respects, have been prepared from and are in accordance with the books and records of BSML and its subsidiaries and have been prepared in conformity with GAAP, and fairly present in all material respects the financial condition of Sellers as of the dates stated and the results of operations and cash flows of Sellers for the periods then ended. Attached hereto as Exhibit L are the unaudited balance sheet of the Associated Center Business as of October 22, 2005 (the “Balance Sheet Date”) and a statement of operations of the Associated Center Business for the ten-month period ended on the Balance Sheet Date (the “Interim Financial Statements”). The Interim Financial Statements for the Associated Center Business represent Sellers’ best estimate of the assets and liabilities of the Associated Center Business to be acquired by Buyer, after giving effect to the purchase of assets under the Lease Agreement, and were derived from the Annual Financial Statements and Quarterly Financial Statements and are in accordance with the books and records of BSML and its Subsidiaries.

3.6 Sufficiency of Assets. Except as set forth on Section 3.6 of the Disclosure Schedule, the Acquired Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Associated Center Business substantially in the manner presently operated by Sellers.

3.7 Title to Assets; Encumbrances. Sellers own good and transferable title to all of the Acquired Assets, free and clear of any Encumbrances other than those set forth on

Section 3.7 of the Disclosure Schedule and any Permitted Encumbrances. Sellers warrant to Buyer that, at the time of Closing, all Acquired Assets shall be free and clear of all Encumbrances other than Permitted Encumbrances and, in the case of Proprietary Rights, the rights of the licensee under the Spa License Agreement and the rights of Sellers under the P&G License. Sellers have retained good and transferable title to, and the right to repossess, all BS3000 and BS3000PB lighting devices placed into service by Sellers or its distributors in the United States or internationally except for the devices that are subject to the Lease Agreement.

3.8 Condition of Personal Property. Except as set forth on Section 3.8 of the Disclosure Schedule, each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for immediate use in the Ordinary Course of Business. Except as set forth on Section 3.8 of the Disclosure Schedule, no item of Tangible Personal Property is in need of material repair or replacement other than as part of routine maintenance in the Ordinary Course of Business.

3.9 Inventories. All items included in the Inventories that are part of the Acquired Assets consist of raw materials and supplies, manufactured and processed parts, work-in-process, and finished goods, all of which are, except as set forth on Section 3.9 of the Disclosure Schedule, merchantable and fit for the purpose for which they were procured or manufactured, and none of which are, except as set forth on Section 3.9 of the Disclosure Schedule, slow-moving, obsolete, damaged, or defective. The amount and components of Inventories that are part of the Acquired Assets constitute sufficient but not excessive quantities and appropriate components of inventory for the operation of the Associated Center Business in the Ordinary Course of Business. Inventories now on hand (including inventory held by Third Party manufacturers and other supply chain providers) that were purchased after the Balance Sheet Date were purchased in the Ordinary Course of Business of Sellers at a cost not exceeding market prices prevailing at the time of purchase.

3.10 No Undisclosed Liabilities. Except as set forth on Section 3.10 of the Disclosure Schedule, the Associated Center Business has no material Liabilities, except for (a) Liabilities reflected or reserved for in the Interim Financial Statements, (b) Retained Liabilities, and (c) current Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date, none of which individually or in the aggregate are material.

3.11 Taxes. Except as set forth on Section 3.11 of the Disclosure Schedule, Sellers have filed all state, local and federal Tax Returns in a timely manner or extensions for filing have been obtained and any taxes owing pursuant to such returns have been fully paid. Sellers are not presently under audit with respect to any such returns. Sellers are current on all employee withholding tax remittances and all such remittances owing for the period ending on the Closing Date shall be paid prior to or at Closing. Sellers acknowledge that Buyer is not assuming any Tax obligations of Sellers.

3.12 No Material Adverse Effect. Except as set forth on Section 3.12 of the Disclosure Schedule since December 31, 2004, there has not been any Material Adverse Effect.

3.13 Employee Benefits. The consummation of the Contemplated Transactions will not create any Liabilities for which Buyer will be responsible under: any “employee benefit plans” as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that are sponsored or maintained by Sellers or any trade or business (whether or not incorporated) which is treated as a single employer with Sellers within the meaning of Section 414(b), (c), (m) or (o) of the Code for any of their current or former employees, officers, non-employee directors or consultants (collectively the “Employee Plans”).

3.14 Proprietary Rights.

(a) Exhibit M sets forth all the Proprietary Rights that Sellers or any direct or indirect Subsidiaries of Sellers own or have the right to use, except for shrink-wrap, readily available commercial software.

(b) Other than those Proprietary Rights listed on Exhibit M and except for shrink-wrap, readily available commercial software, no Proprietary Right, individually or in combination with other Proprietary Rights, is necessary for the operation of the Associated Center Business as the same is currently conducted. Except as set forth on Section 3.14(b) of the Disclosure Schedule, no Proprietary Right set forth on Exhibit B is necessary for the operation of the Associated Center Business as the same is currently conducted.

(c) Except as set forth on Section 3.14(c) of the Disclosure Schedule, Sellers exclusively own all right, title and interest to and in the Proprietary Rights (except for shrink-wrap, readily available commercial software and software and programs listed on Exhibit B to be retained by Sellers) free and clear of all Encumbrances other than Licenses listed in Exhibit M. To Sellers’ Knowledge, except as set forth on Section 3.14(c) of the Disclosure Schedule, all Proprietary Rights (except for shrink-wrap, readily available commercial software and software and programs listed on Exhibit B to be retained by Sellers) are valid, subsisting and enforceable.

(d) Except as set forth on Section 3.14(d) of the Disclosure Schedule, Sellers have not given any indemnification against patent, trademark or copyright infringement as to any equipment, materials, products, services or supplies which Sellers produce, use, license or sell, which indemnification will be assumed by Buyer. To Sellers’ Knowledge, Sellers have never infringed, misappropriated or otherwise violated or made unlawful use of any intellectual property right of any other Person or engaged in unfair competition. There is no pending or, to Sellers’ Knowledge, threatened Proceeding against Sellers contesting the right of Sellers to sell, engage in or employ with respect to the Associated Center Business any such product, process, method, or operation.

3.15 Legal Compliance. Sellers have complied in all material respects with all Legal Requirements applicable to Sellers, including, without limitation, non-U.S. Legal

Requirements, except where any such non-compliance has not and would not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Section 3.15 of the Disclosure Schedule, none of Sellers, nor any of their affiliates, to Sellers’ Knowledge, is under investigation with respect to, or has been charged with or given written notice of any material violation of, any of the Legal Requirements applicable to the Associated Center Business. This Section 3.15 shall not constitute a representation regarding any Legal Requirements that are more specifically addressed by Sections 3.25 and 3.26 of this Article 3.

3.16 Legal Proceedings. Except as set forth in BSML’s most recent Annual Report on Form 10-K filed with the Commission, as amended, and in BSML’s filings with the Commission since the filing of its most recent Annual Report on Form 10-K and except as set forth on Section 3.16 of the Disclosure Schedule, there is no Proceeding pending or, to Sellers’ Knowledge, threatened against or materially adversely affecting the Acquired Assets or Assumed Liabilities, Sellers’ right and ability to consummate the Contemplated Transactions, Buyer’s ability to freely use, market and distribute the Acquired Assets or that could reasonably be expected to have a Material Adverse Effect. Sellers are not a party or subject to the provisions of any Order that could reasonably be expected to have a Material Adverse Effect. No Acquired Assets are the subject of any pending or, to Sellers’ Knowledge, threatened claim for breach of warranty or product liability.

3.17 Contracts. Sellers have delivered or made available on Sellers’ data site to Buyer a correct and complete copy of each written contract or other agreement listed or required to be listed on Exhibit A as of the date of execution of this Agreement and will deliver prior to Closing any new written contract or agreement required to be listed as of the date of Closing. Exhibit A lists all of the material written and oral international distribution agreements in effect as of the date of this Agreement. Each of the Contracts included in the Acquired Assets is currently, and will be upon the Closing of the transactions contemplated by this Agreement, valid and enforceable in accordance with the terms thereof, subject in each case to the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. Sellers have not breached, or received in writing any claim or threat that they have breached, any of the terms and conditions of any Contract included in the Acquired Assets in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material Damages from Sellers under any such Contract, and, except as set forth on Section 3.17 of the Disclosure Schedule, Sellers have no Knowledge of the existence of a material breach of any such Contract by any other party thereto. Sellers are not engaged, and have not agreed to engage, in any discussions related to the material amendment of any Contract listed or required to be listed on Exhibit A. Sellers have disclosed to Buyer any material deviations from the forms of contracts with Associated Centers that Sellers have provided to Buyer in diligence.

3.18 Absence of Certain Changes and Events. Since the Balance Sheet Date (a) there has not been any sale or other disposition, except in the Ordinary Course of Business of any of the Acquired Assets, or any Encumbrance placed on the Acquired Assets, (b) Sellers have operated the Associated Center Business in the Ordinary Course of Business so as to preserve the Associated Center Business intact, to keep available to the Associated Center Business the services of its employees, and to preserve the Associated Center Business and the goodwill of the Associated Center Business’ suppliers, customers, distributors and others having business relations with it, (c) there has not been any Material Adverse Effect, (d) there has not been any damage, destruction or loss (whether or not covered by insurance) with respect to any of the Acquired Assets, (e) there has not been any material change by Sellers in their accounting methods, principles, or practices, and (f) Sellers have not taken any action and no event has occurred that would violate the covenants in Section 5.2 of this Agreement had such action or event occurred after the date of this Agreement.

3.19 Environmental Matters.

(a) To Sellers’ Knowledge, Sellers have materially complied and are in material compliance with all Environmental, Health and Safety Requirements.

(b) Without limiting the generality of the foregoing, Sellers have obtained and materially complied with, and are in material compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the operation of the Associated Center Business and a list of all such permits, licenses and other authorizations is set forth on Section 3.19 of the Disclosure Schedule.

(c) Sellers have not received any written notice or report regarding any violation of Environmental, Health and Safety Requirements, or any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Associated Center Business arising under Environmental, Health and Safety Requirements.

(d) This Section 3.19 contains the sole and exclusive representations and warranties of Sellers with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health and Safety Requirements.

3.20 Labor Matters. The consummation of the Contemplated Transactions will not create any Liabilities for which the Buyer will be responsible related to any labor organization, union, group or association or any labor strike or labor disturbance or with respect to any present or future employees of Sellers or their Subsidiaries or the termination of employment of any such employees.

3.21 No Other Agreement to Sell Acquired Assets. Except as set forth on Section 3.21 of the Disclosure Schedule, none of Sellers nor any of their respective Representatives have any commitment or legal obligation, absolute or contingent, to any other Person other than the Buyer to sell, assign, transfer or effect a sale of any of the Acquired Assets (other than inventory in the Ordinary Course of Business), to sell or effect a sale of a majority of the capital stock of BSML, BDI or BSI or any other direct or indirect Subsidiary of BSML that operates any portion of the Associated Center Business, to effect any merger, consolidation, liquidation, dissolution or other reorganization of BSML, BDI or BSI or any other direct or indirect Subsidiary of BSML that operates any portion of the Associated Center Business, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

3.22 Brokers or Finders. Sellers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

3.23 Sale of Products. Each Product that has been sold, licensed or distributed by Sellers to any Person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements and (ii) was free of any design defects, construction defects or other defects or deficiencies at the time of sale, except in each case for any nonconformance, noncompliance or defect that would not result in a material Liability to Buyer. Sellers will not incur or otherwise become subject to any material Liability to Buyer arising directly or indirectly from any product manufactured or sold by Sellers on or at any time prior to the Closing Date. No Product manufactured or sold by or for Sellers has been the subject of any recall or other similar action, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

3.24 Performance of Services. All services that have been performed by Sellers were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements, except in each case for any nonconformance that would not result in a Material Adverse Effect. Buyer will not incur or otherwise become subject to any Liability arising directly or indirectly from any services performed by Sellers.

3.25 FDA and Regulatory Matters.

(a) With respect to the teeth whitening products of Sellers related to, used in or necessary to the operation of the Associated Center Business in the Ordinary Course of Business, including lighting devices and gel kits supplied to dentists and tooth paste, mouth wash, whitening pens and other products supplied through dentists and distributors to consumers (collectively, the “Products”) Sellers have obtained all Governmental Authorizations listed on Section 3.25 of the Disclosure Schedule (“Regulatory Licenses”) in connection with the design, development, labeling, sale, distribution and promotion of the Products in each jurisdiction indicated in Section 3.25 of the Disclosure Schedule. To Sellers’ Knowledge, (A) Sellers are in compliance in all material respect with the terms and conditions of each Regulatory License; and (B) to the extent Sellers have exported any Product from the United States, Sellers have exported such Product in compliance in all material respects with all Legal Requirements. Section 3.25 of the Disclosure Schedule sets forth a complete and accurate list of each jurisdiction worldwide where Sellers design, develop, manufacture, label, sell, distribute or target promotion of their Products.

(b) To Sellers’ Knowledge, Sellers are in compliance in all material respects with all United States Food and Drug Administration (“FDA”) and non-United States equivalent agencies and similar state and local laws applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Products. Sellers have not received any applicable adverse event reports related to the Products, including any Medical Device Reports (as defined in 21 CFR 803).

(c) Except as set forth on Section 3.25 of the Disclosure Schedule, Sellers have not received any written notice or other written communication from the FDA or any other Governmental Body (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products or (ii) otherwise alleging any violation of any laws by Sellers.

(d) There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken (or, to Sellers’ Knowledge, threatened) by the FDA or any other Governmental Body with respect to any of the Products, including any facilities where any such Products are produced, processed, packaged or stored.

(e) All written (including electronic) filings with and submissions to the FDA and any other Governmental Body made by Sellers with regard to the Products were true, accurate and complete in all material respects as of the date made.

(f) This Section 3.25 contains the sole and exclusive representations and warranties of Sellers in this Agreement with respect to any regulatory compliance with any Regulatory Licenses or Legal Requirements imposed by the FDA or comparable international authorities.

3.26 Governmental Authorizations. To Sellers’ Knowledge, Section 3.26 of the Disclosure Schedule sets forth all material Governmental Authorizations, including Regulatory Licenses used for the conduct of the Associated Centers Business as currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Seller is in substantial compliance with the terms and requirements of such Governmental Authorizations. None of Sellers or their Subsidiaries has received any written notice or other written communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any such material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such material Governmental Authorization. This Section 3.26 contains the sole and exclusive representations and warranties of Sellers in this Agreement with respect to any Governmental Authorizations.

3.27 Financial Capacity. Sellers are not now “insolvent” within the meaning of applicable fraudulent conveyance laws and will not be rendered insolvent by virtue of the consummation of all of the Contemplated Transactions. Immediately after the consummation of the Contemplated Transactions Sellers will be able to pay their debts, including known contingent liabilities, as they become due and Sellers will not have unreasonably small assets with which to conduct their remaining business.

3.28 No Real Property. The Assumed Assets and the Assumed Liabilities do not include any real property or any interest in real property, including any leasehold interests.

3.29 Certain Business Practices. None of Sellers nor, to Sellers’ Knowledge any director, officer, agent or employee of any of Sellers has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.30 Full Disclosure. No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading; and none of the agreements prepared as part of the Contemplated Transactions omits or will omit to state any material fact necessary to make any of Sellers’ representations, warranties or other statements or information contained therein not misleading.

3.31 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3, SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to conduct its business as it is now conducted.

4.2 Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject in each case to the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

4.3 Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate in any material respect any Legal Requirement applicable to Buyer or to which Buyer is subject, (ii) violate any provision of Buyer’s Governing Documents or (iii) conflict in any material respect with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which Buyer is bound or to which Buyer’s assets are subject.

4.4 Consents and Approvals. No notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions.

4.5 Legal Proceedings. There is no Proceeding pending that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

4.6 Brokers or Finders. Neither Buyer nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

4.7 No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4, BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL.

ARTICLE 5

COVENANTS OF SELLERS PRIOR TO CLOSING

5.1 Access and Investigation. Subject to Buyer’s obligations under ARTICLE 12, between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer and in coordination with Sellers, Sellers shall afford Buyer and its Representatives full and free access, during regular business hours, to Sellers’ personnel (including employees and contractors), distributors, properties, Contracts, Governmental Authorizations, books and Records and other documents and data related to or part of the Acquired Assets, and minutes of BSML and other corporate Records required to assess risks related to the Contemplated Transactions, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Sellers. In addition, Buyer shall have the right to inspect the Tangible Personal Property, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Tangible Personal Property. Sellers shall furnish the Buyer during such period with all such information and copies of such documents concerning the Associated Center Business that Buyer or its Representatives may reasonably request and cause Sellers’ Representatives to reasonably cooperate with Buyer’s Representatives in connection with such review and examination. Sellers agree to (a) circulate to each Associated Center a survey in a form reasonably satisfactory to Sellers and Buyer (the “Survey”) which has been approved in advance of signing by Sellers and Buyer, (b) use commercially reasonable efforts to receive a completed Survey from each Associated Center prior to the Closing and (c) provide to Buyer all completed Surveys received by Sellers from Associated Centers. Notwithstanding the foregoing, Sellers do not warrant or guaranty receipt of completed Surveys from any Associated Centers or the completeness or accuracy of any Surveys provided to Sellers by any Associated Center.

5.2 Operation of the Associated Center Business. Between the date of this Agreement and the Closing or the earlier termination of this Agreement pursuant to ARTICLE 9, unless otherwise approved by Buyer in writing, Sellers shall:

(a) conduct the Associated Center Business in the Ordinary Course of Business, except that Sellers may discount accounts receivable on the Associated Center Business;

(b) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it with respect to the Associated Center Business;

(c) maintain the Acquired Assets in a state of repair and condition that complies, in all material respects, with Legal Requirements and is consistent with the Ordinary Course of Business of the Associated Center Business and promptly repair, restore or replace any Acquired Assets that are destroyed or damaged, except for repairs or damage in the Ordinary Course of Business;

(d) comply with all material Legal Requirements and material contractual obligations applicable to the operations of the Associated Center Business;

(e) not modify or amend any of their Governing Documents;

(f) not sell or transfer any Acquired Assets other than sales of inventory in the Ordinary Course of Business;

(g) subject to Section 10.11, not enter into a material Contract relating to the Associated Center Business (for purposes of this provision, Contracts with Associated Centers that are consistent with Contracts that BSML has entered into in the Ordinary Course of Business prior to the date of this Agreement shall not be considered material);

(h) except in compliance with the terms of this Agreement, not effect or become a party to any business combination transaction involving the Associated Center Business or the sale of the Acquired Assets;

(i) not discount any International Accounts Receivable or engage in any collection practices that are inconsistent with past practices in order to collect International Accounts Receivable;

(j) subject to the provisions of Section 5.6, not enter into any transaction or take any other action with respect to the Associated Center Business or the Acquired Assets that might cause or constitute a breach of any representation or warranty made by Sellers in this Agreement if (A) such representation or warranty had been made as of the time of such transaction or action, (B) such transaction had been entered into, or such action had occurred, on or prior to the date of this Agreement or (C) such representation or warranty had been made as of the Closing Date;

(k) cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the Associated Center Business from and after the Closing Date;

(l) maintain all books and Records of the Associated Center Business in the Ordinary Course of Business;

(m) not incur, assume or otherwise become subject to Indebtedness in excess of $2,000,000; and

(n) not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses (a) through (m) of this Section 5.2 with respect to the Associated Center Business or the Acquired Assets.

5.3 Negative Covenant. Except as otherwise expressly permitted herein, including the exhibits and Disclosure Schedule hereto, between the date of this Agreement and the Closing Date, Sellers shall not, without the prior written consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events described in Sections 3.12 or 3.18 would be likely to occur, (b) make any material modification to any material Contract or Governmental Authorization which are Acquired Assets or which would result in any change to the Assumed Liabilities, (c) allow the levels of raw materials, supplies or other materials included in the Inventories in respect of the Acquired Assets or the Associated Center Business to vary materially from the levels customarily maintained, or (d) initiate or enter into any compromise or settlement of any litigation (except for the Procter & Gamble Litigation and the Pending Litigation), Proceeding or investigation by a Governmental Body relating to the Acquired Assets, the Associated Center Business or the Assumed Liabilities.

5.4 Required Approvals. As promptly as practicable after the date of this Agreement, each Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Sellers also shall use commercially reasonable efforts to cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Sellers also shall use commercially reasonable efforts to cooperate with Buyer and its Representatives in obtaining all Material Consents.

5.5 Notification. Between the date of this Agreement and the Closing, Sellers shall promptly notify Buyer in writing if they become aware of (a) any fact or condition that causes or constitutes a material breach of any of Sellers’ representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Sellers’ discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Schedule, Sellers shall promptly deliver to Buyer an update to the Disclosure Schedule specifying such change. Such update shall be deemed to supplement and amend the Company’s representations and warranties and the Disclosure Schedule for all purposes under this Agreement, except that if such update is a material change to the Disclosure Schedule or the Company’s representations or warranties hereunder, such update shall not be deemed to supplement or amend the Disclosure Schedule or any of the representations and warranties of Sellers for the purpose of determining whether the condition set forth in Section 7.1 has been satisfied, for purposes of determining whether the representations and warranties of Sellers were accurate as of the date of execution of this Agreement or for the purpose of allowing Buyer to terminate this Agreement under Section 9.1(b). During the same period, Sellers also shall promptly notify Buyer of the occurrence of any material breach of any covenant of Sellers in this ARTICLE 5 or of the occurrence of any event that may make the satisfaction of the conditions in ARTICLE 7 impossible.

5.6 No Negotiation.

(a) From the date hereof until the earlier of termination of this Agreement or the Closing, Sellers and their Representatives will not, directly or indirectly, (i) initiate, solicit or encourage, or take any other action to facilitate any inquiries or the making of any proposal with respect to, or (ii) engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with, any person other than Buyer relating to any Associated Center Business Combination; provided, however, that prior to the effective date of the required BSML shareholder vote to adopt and approve this Agreement, this Section 5.6(a) shall not prohibit BSML from furnishing nonpublic information regarding Sellers to, or entering into discussions with, any Person in response to a Superior Offer or an offer that is reasonably expected to lead to a Superior Offer that is submitted to Sellers by such Person (and not withdrawn) if (A) the Board concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the Board to comply with its fiduciary obligations to BSML’s shareholders under applicable law, (B) Sellers give Buyer three (3) Business Days prior written notice of the identity of such Person and of Sellers’ intention to furnish information to, or enter into discussions with, such Person, and (C) Sellers receive from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic information furnished to such Person by or on behalf of Sellers. Sellers acknowledge and agree that any action inconsistent with any of the provisions set forth in the preceding sentence by any Representative of Sellers shall be deemed to constitute a breach of this Section 5.6 by Sellers. Sellers will promptly notify Buyer of any such inquiry or proposal made by any Person, and will furnish to Buyer a copy of each such inquiry or proposal.

(b) Sellers shall be entitled to provide a summary of the provisions of Section 5.6 to third parties who, on an unsolicited basis after the date hereof, contact Sellers or their Representatives concerning an Associated Center Business Combination with Sellers so long as Buyer is concurrently notified of such contact.

5.7 Governmental Filings. Sellers will file any information that they may be required to file with foreign Governmental Bodies under antitrust, anticompetitive or similar Legal Requirements, and will use commercially reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary. Notwithstanding the provisions of Section 5.4, BSML will file an Information Statement pursuant to Regulation 14(C) of the Exchange Act (the “Information Statement”) with the Commission not later than ten (10) Business Days following the execution of this Agreement and will mail such Information Statement to its shareholders as promptly as possible thereafter. The Information Statement will describe in reasonable detail the Contemplated Transactions. Sellers shall grant Buyer and its Representatives reasonable opportunity to review and comment on the Information Statement for a reasonable period prior to filing the Information Statement with the Commission.

5.8 Shareholder Approval. BSML shall use commercially reasonable efforts to take, in accordance with applicable law and its Governing Documents, all action reasonably necessary to seek and obtain approval of its shareholders to the Contemplated Transactions by requisite vote, including preparing, with the assistance and review of Buyer and Buyer’s Representatives, a written consent of the shareholders of BSML (the “Shareholder Consent”) approving this Agreement and the Contemplated Transactions to be executed by the shareholders listed on Schedule 5.8 concurrent with the execution of this Agreement. The Shareholder Consent will become effective on the 20th day after the mailing of the definitive Information Statement in accordance with applicable Legal Requirements.

5.9 Payment of Outstanding Debt. Sellers shall use best efforts to coordinate with Noteholders and their Representatives to arrange for the redemption, repayment or retirement of all the outstanding Convertible Notes of BSML owed to Noteholders at the Closing.

5.10 Efforts to Satisfy Conditions. Sellers shall use their commercially reasonable efforts to cause the conditions in ARTICLE 7 to be satisfied.

ARTICLE 6

COVENANTS OF BUYER PRIOR TO CLOSING

6.1 Required Approvals. As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Representatives to cooperate, with Sellers (a) with respect to all filings Sellers shall be required by Legal Requirements to make and (b) in obtaining all consents, approvals or authorizations identified in Section 7.2, provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any funds or incur any other burden in order to comply with this Section 6.1.

6.2 Efforts to Satisfy Conditions. Buyer shall use its commercially reasonable efforts to cause the conditions in ARTICLE 8 to be satisfied.

ARTICLE 7

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Acquired Assets and assume the Assumed Liabilities and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer in its sole discretion, in whole or in part):

7.1 Accuracy of Representations; Performance of Covenants. All representations and warranties of Sellers contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein permitted or contemplated by this Agreement, and Sellers shall have performed and satisfied all agreements and covenants required hereby to be performed by them prior to or on the Closing Date, and Sellers shall have delivered to Buyer a certificate to such effect, dated as of the Closing Date, signed on behalf of each Seller by the Chief Executive Officer and Chief Financial Officer of such Seller.

7.2 Consents. Each of the consents, authorizations or approvals identified in Exhibit K (the “Material Consents”) shall be in a form and of substance reasonably satisfactory to Buyer and shall not require any term or condition resulting in an adverse condition or requirement on the conduct of the Associated Center Business and shall have been obtained and shall be in full force and effect.

7.3 Shareholder Approval. The shareholders of BSML shall have approved this Agreement and the sale of the Acquired Assets, in the manner, as and to the extent required by all Legal Requirements, including the provisions of BSML’s Governing Documents and the Utah Revised Business Corporation Act.

7.4 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Buyer any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

7.5 No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding bulk sales laws.

7.6 Governmental Authorizations. Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Associated Center Business and Acquired Assets from and after the Closing, provided, however, that failure to obtain any necessary consents, authorizations or approvals or file any necessary notices in accordance with Section 5.7 from or with any foreign Governmental Bodies other than applicable Governmental Bodies for the European Union and Ireland shall not constitute a failure to obtain a required Governmental Authorization, a failure of Sellers to comply with a covenant for purposes of Section 7.1 or a breach of a representation and warranty by Sellers for purposes of Section 7.1 of this Agreement.

7.7 Pending Litigation. Each party to the Litigation Settlement Documents other than the Buyer shall have executed and delivered to Buyer the Litigation Settlement Documents thereby dismissing all Pending Litigation with prejudice, subject only to the Closing.

7.8 No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred and no circumstance shall exist or event shall have occurred, that in combination with any other events or circumstances would reasonably be expected to have a Material Adverse Effect.

7.9 Additional Documents. Sellers shall have caused the documents and instruments required by Section 2.7(a) to be delivered (or tendered subject only to Closing) to Buyer so as to effect the transfer and assignment to Buyer of all right, title and interest in and to the Acquired Assets and Sellers shall have filed (where necessary) and delivered to Buyer all documents necessary to release the Acquired Assets from all Encumbrances (other than Permitted Encumbrances), which documents shall be in a form reasonably satisfactory to Buyer’s counsel.

7.10 Financing. Buyer shall have obtained financing in an amount sufficient to permit Buyer to pay the cash portion of the Purchase Price from a nationally recognized lending institution or other person having demonstrated financial capacity.

7.11 EVL Lease Agreement. Subject to the Closing, Sellers shall have acquired all lightening devices subject to the Lease Agreement for $1.00 per device and shall own good and marketable title to all such devices free and clear of any Encumbrances other than Permitted Encumbrances.

7.12 Purchased Inventory. Sellers shall have delivered, or made reasonably acceptable provisions for delivery of, the Purchased Inventory that is to be delivered to Buyer at or prior to Closing pursuant to Section 2.7(a) in good and marketable condition.

ARTICLE 8

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Sellers’ obligation to sell the Acquired Assets, assign the Assumed Liabilities and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers in whole or in part):

8.1 Accuracy of Representations; Performance of Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein permitted or contemplated by this Agreement, and Buyer shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date; and Buyer shall have delivered to Sellers a certificate to such effect, dated as of the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and Chief Financial Officer of Buyer.

8.2 No Injunction. There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.3 Purchased Inventory. Buyer shall have paid the purchase price for the Purchased Inventory to Sellers.

8.4 Additional Documents. Buyer shall have caused the documents and instruments required by Section 2.7(b) to be delivered (or tendered subject only to Closing) to Sellers.

ARTICLE 9

TERMINATION

9.1 Termination Events. By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a) by mutual consent of Buyer and Sellers;

(b) by Buyer if there is a material breach of any representation or warranty set forth in ARTICLE 3 hereof or any covenant or agreement to be complied with or performed by Sellers pursuant to the terms of this Agreement, and Sellers shall fail to cure such breach within thirty (30) days after receipt of notice from Buyer requesting such breach to be cured;

(c) by any Seller if there is a material breach of any representation or warranty set forth in ARTICLE 4 hereof or any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement, and Buyer shall fail to cure such breach within thirty (30) days after receipt of notice from Sellers requesting such breach to be cured;

(d) by Buyer if satisfaction of any condition in ARTICLE 7 by the End date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition;

(e) by any Seller if satisfaction of any condition in ARTICLE 8 by the End Date is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement), and Sellers have not waived such condition; or

(f) by Buyer or Sellers if the Closing shall not have occurred by the End Date, provided, that the right to terminate this Agreement under this clause (f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before the End Date.

(g) by Sellers, if prior to the earlier of the effective date of the Shareholder Consent, Sellers receive a Superior Proposal, resolve to accept such Superior Proposal and shall have given Buyer five (5) days prior written notice of the intention to terminate pursuant to this provision (provided that during the five days, if Buyer decides to increase its offer in order to meet the Superior Proposal, Sellers shall engage in good faith negotiations with Buyer).

9.2 Effect of Termination.

(a) Each party’s right of termination under Section 9.1, is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and ARTICLE 12 and ARTICLE 13 will survive, provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

(b) If (x) this Agreement is terminated pursuant to Section 9.1(g) or (y) this Agreement is terminated pursuant to Sections 9.1(b), 9.1(d) or 9.1(f) on account of the failure to satisfy Section 7.3 due to (1) the revocation, termination, rescission or modification of the Shareholder Consents with the consent of any shareholder or beneficial owner of shares of Sellers’ capital stock or (2) any other act of Sellers that is intended to prevent the satisfaction of Section 7.3, then:

(i) Buyer would incur expenses and may suffer direct and substantial damages, which damages cannot be determined with reasonable certainty and, in order to compensate Buyer for such damages, Sellers shall pay Buyer Two Million Dollars ($2,000,000) as liquidated damages (the “Termination Fee”) by wire transfer in immediately available funds to an account designated in writing by Buyer. The Termination Fee will be payable within five (5) business days after such termination. Buyer shall be entitled to recover any costs and expenses incurred in order to collect such Termination Fee or enforce the covenants set forth in this subsection, with interest on the Termination Fee at two percentage points over the then current prime rate of Bank of America until paid in full; and

(ii) Buyer shall have the right to elect, within sixty (60) days following the termination of this Agreement, to resolve all claims in the Pending Litigation that are between Buyer and Sellers as they exist on the date hereof in the Pending Litigation, in arbitration proceedings. Should Buyer make such election, the following procedures would apply: The arbitration would be before Buyer’s choice of one of the following: (1) Mr. Anthony Piazza at his first available time or (2) any one of two arbitrators on the AAA panel in San Francisco or Los Angeles who has federal judicial experience and who are to be designated by Sellers, such arbitration to be conducted in Hawaii, if conducted before Mr. Piazza, or at such other location as is required by any other arbitrator selected by the Parties. If the selected arbitrator is not available and the Parties are unable to agree on an arbitrator within thirty (30) days, after it is determined that the selected arbitrator is not available, or a mutually agreed extension thereof, the arbitrator will be selected by the AAA. If Buyer elects to arbitrate the Disputed Claims, then the Parties shall dismiss certain claims against each other pursuant to the Settlement Document in the form of Exhibit T. The arbitration shall be binding on the Parties with no right of appeal, and shall occur as soon as reasonably possible after termination of the Agreement. The Parties agree that Judge White’s Claims Construction Order dated May 13, 2005 in Case No. C 02-3220 JSW is binding on such arbitration and shall control for the purposes of the patent issues. Unless the Parties agree otherwise, the arbitration shall be conducted in accordance with the applicable commercial Arbitration Rules of the AAA then in effect. Each Party shall be responsible for its own attorney’s fees and costs. The fees for arbitration and fees for an arbitrator shall be apportioned 50% to Buyer and 50% to the Sellers. The findings of the arbitrator will be final, binding, and enforceable as between the Parties, and any judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties agree to submit to the jurisdiction of the courts of the State of California for purposes of implementing, without limitation, the enforcement of any award obtained through the arbitration proceedings. Subject to payment of a damage award, if any, that may be awarded by the arbitrator, Buyer will receive at the time of the arbitration award a non-exclusive, worldwide license to the intellectual property which is the subject of the Pending Litigation which license shall have a term for the life of the applicable patents and be for a field of use, which shall be the dental channel, the material terms of which are attached hereto as Exhibit U. For purposes of the arbitration, should the arbitrator award any damages to Sellers, the Parties agree that such award may be paid by Buyer as follows: (1) 25% of such damages shall be payable within 60 days following the decision of the arbitrator and (2) the remaining 75% of such damages shall be payable in 16 equal monthly increments on the last business day of each month beginning on the third month following the decision of the arbitrator. In order to avoid biasing the arbitrator regarding whether any award should be made, this provision regarding payment terms shall not be communicated to the arbitrator until after the award of the arbitrator is issued and final; and nothing herein shall prevent the arbitrator from awarding payment terms more favorable to Buyer than those set forth in this paragraph.

ARTICLE 10

ADDITIONAL COVENANTS

10.1 Payment of All Taxes Resulting From Sale of Assets by Sellers. Sellers shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Acquired Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

10.2 Reports and Returns. Sellers shall after the Closing and when due prepare and file all reports and returns required by Legal Requirements relating to the Associated Center Business as conducted using the Acquired Assets, to and including the Closing.

10.3 Assistance in Proceedings. Sellers will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Sellers or the Associated Center Business or any Acquired Assets or Acquired Liabilities.

10.4 Customer and Other Business Relationships. For ninety (90) days after the Closing, Sellers will cooperate in all reasonable respects with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Sellers existing prior to the Closing and relating to the Associated Center Business, including relationships with distributors, regulatory authorities, licensors, customers, suppliers and others. During such period, Sellers shall also use commercially reasonable efforts to cooperate with Buyer in establishing Buyer’s ability to manufacture procedure kits for use in the Associated Center Business. Sellers will refer to Buyer all inquiries relating to the Associated Center Business.

10.5 Retention of and Access to Records. After the Closing Date, Buyer shall retain those Records of Sellers delivered to Buyer for at least as long as is required by applicable Legal Requirements. Buyer also shall provide Sellers and their Representatives reasonable access thereto, during normal business hours and on reasonable prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Sellers shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on reasonable prior written notice, for any reasonable business purpose specified by Buyer in such notice.

10.6 Employee Matters.

(a) After the date of execution of this Agreement, Buyer will be allowed to interview all of the employees or contractors of Sellers or its subsidiaries other than dedicated Spa Business employees or contractors. Buyer shall have the option in its sole discretion to extend offers of employment to all of Sellers’ employees in the Associated Center Business effective as of the Closing Date, which employees are set forth on Exhibit N (the “Associated Center Employees”), which exhibit shall be updated as of the Closing Date.

(b) Subject to the provisions of Section 10.6(c) below, nothing contained in this Agreement shall confer upon any Associated Center Employee any right with respect to employment by Buyer, nor shall anything herein interfere with (i) the right of Buyer to hire or terminate the employment of any of the Associated Center Employees at any time after Closing, with or without cause, or (ii) restrict Buyer in the exercise of its independent business judgment in establishing or modifying any of the terms and conditions of the employment of the Associated Center Employees after Closing.

(c) Notwithstanding anything herein to the contrary, Buyer shall be responsible for and shall pay and reimburse to Sellers any severance payments paid by Sellers following the Closing to any Associated Center Employee who is hired within six (6) months after the Closing by Buyer.

(d) Notwithstanding anything herein to the contrary, if Buyer hires any Associated Employee at any time within 30 days after Closing and terminates such Associated Center Employee at any time within 120 days after Closing, Buyer shall pay to any such terminated Associated Center Employee: (i) all wages during such Person’s employment by Buyer, (ii) all accrued and unused vacation pay, if any, during such Person’s employment by Buyer and (iii) severance pay in an amount equal to one month’s salary for every 12 months (or ratable portion thereof) that such Associated Center Employee was employed by Sellers prior to the Closing.

10.7 Noncompetition. For a period of five (5) years commencing on the Closing Date, Sellers shall not, and shall cause their Subsidiaries not to, directly or indirectly own,

manage, operate, control, invest in or participate in the ownership, management, operation or control of any Person engaged in any business that competes in teeth whitening through professional dental offices, excluding their rights under the P&G License (a “Restricted Business”), provided that Restricted Business shall not include ownership and operation of the Spas under the Spa License Agreement. For a period of two (2) years commencing on the Closing Date, Sellers shall not, and shall cause their Subsidiaries not to solicit, divert, entice away or in any other manner persuade, or attempt to do any of the foregoing, with respect to any actual or prospective customer of the Associated Center Business to become a customer of Sellers or any third party engaged in a Restricted Business. Nothing herein shall restrict Sellers or any successor of Sellers from contacting or soliciting any actual or prospective customer of the Associated Center Business in connection with any business unrelated to the Restricted Business.

If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 10.7 is invalid or unenforceable, the parties agree that the court making such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

10.8 Change of Name. As soon as possible after the Closing, BSML shall change its name to a name that does not include the word “BriteSmile” or any variation thereof (except for “BSML”) and that is reasonably satisfactory to Buyer and shall include such name change in the resolutions approved by the shareholders of BSML pursuant to the Shareholder Consent.

10.9 Procter & Gamble Litigation. Pursuant to the P&G License, BDI has obtained the rights set forth therein, including an exclusive, irrevocable, world-wide paid-up license under the Patents listed on Exhibit O (the “BDI Licensed Patents”). Additionally, at the Closing, Buyer shall deliver to Sellers, and Seller shall execute and file with the court in which the Procter & Gamble Litigation is pending within three (3) days after Closing, documents (including pleadings) necessary to effectuate the joinder of Buyer or its Subsidiary (if applicable) holding title to the BDI Licensed Patents (the “Joined Buyer Party”) as co-plaintiff in the Procter & Gamble Litigation to the extent required as a necessary party. Notwithstanding the joinder of the Joined Buyer Party in the Procter & Gamble Litigation, Sellers, at their expense, shall continue to control as lead plaintiff the Procter & Gamble Litigation. It is understood that incident to the transfer of title of the BDI Licensed Patents from BDI to Buyer or its Subsidiary (if applicable), BDI has retained all rights to enforce the BDI Licensed Patents in the whitening strip field, including the right to sue for past, present and future damages. Incident to any such enforcement efforts, Buyer or its Subsidiary (if applicable) agrees to be joined as a party to the extent necessary. Sellers shall use commercially reasonable efforts to conduct the defense of any counterclaims relating to the BDI Licensed Patent. Sellers shall provide to the Joined Buyer Party and its designated counsel copies of any material pleadings or other documents that Sellers intend to file in the Procter & Gamble Litigation no later than one (1) Business Day in advance of filing and shall confer with the Joined Buyer Party’s counsel at reasonably regular intervals about any matters that could adversely affect the Joined Buyer Party’s rights in any of the BDI Licensed Patents or other matters in the Procter & Gamble Litigation. Sellers shall have the right to settle and compromise the Procter & Gamble Litigation for themselves and on behalf of the Joined Buyer Party, provided that any such settlement is consistent with the terms of the BDI Licensed Patents, and would not reasonably be expected to impair the validity of the Licensed Patents. In connection with any settlement of the Procter & Gamble Litigation, Sellers may unilaterally, and without any consent or notice to Buyer, sublicense all of its rights under the BDI Licensed Patents. Neither the Joined Buyer Party nor any of its Affiliates on behalf of the Joined Buyer Party may compromise or settle the Procter & Gamble Litigation (or any other litigation brought in the “whitening strip” field) without the written consent of Sellers. Sellers shall be entitled to any and all recovery of damages, royalties, attorneys’ fees or costs in the Procter & Gamble Litigation that is paid in consideration of any settlement or judgment on claims of infringement. Sellers acknowledge that Buyer has no responsibility for Seller’s compliance with the Asset Purchase Agreement dated July 1, 2003 among R. Eric Montgomery, Oraceutical Innovative Properties, LLC, Oraceutical, LLC Oraceutical Acquisition, LLC and BSML and BDI.

10.10 Magic Mirror Product. (i) Sellers shall use their commercially reasonable efforts to deliver at Closing such licenses or sublicenses, as applicable, as are necessary to enable the Buyer to use, in the Associated Center Business with the scope of each license not to be broader than the scope of the license held by Sellers in the Ordinary Course of Business prior to the execution of this Agreement, the Software contained in the Magic Mirror product, such licenses or sublicenses to be on terms and conditions, including pricing and royalty rates, at least as favorable to Buyer as the Sellers’ current terms; (ii) effective and contingent upon the Closing, Sellers hereby grant (or shall cause BriteSmile Spas, LLC hereby to grant) to Buyer a right to access and use, wherever located, the manufacturing specifications and tooling used in the manufacturing of the Magic Mirror product, all upon reasonable notice and to the extent reasonably necessary to allow Buyer to manufacture the Magic Mirror product in amounts generally consistent with Sellers’ use of the Magic Mirror product in the Associated Center Business prior to Closing; (iii) effective and contingent upon the Closing, Sellers hereby grant to Buyer a royalty-free, fully paid up, non-exclusive license, with right to sub-license, to (A) all Proprietary Rights associated with or embodied in the Magic Mirror product and the manufacturing specifications and tooling related to the Magic Mirror product (such Proprietary Rights, the “Magic Mirror Rights”), and (B) make, have made, use, sell, and have sold any product or service containing the Magic Mirror Rights in the dental channel; and (iv) Sellers shall use its commercially reasonable efforts to assist Buyer in obtaining manufacturing contracts with Sellers’ current manufacturer of the Magic Mirror product to enable Buyer to manufacture the Magic Mirror product after Closing on the same terms and conditions, including pricing, as are applicable to Sellers.

10.11 Spa Development Rights of First Refusal. Exhibit Q attached hereto sets forth a list of international distributor and other contracts which contain rights (each a “ROFR”) in favor of international distributors and certain of Sellers with respect to the development or opening of Spas within the geographic boundaries specified therein (the “ROFR Agreements”). Buyer (i) acknowledges that Seller has previously assigned all ROFRs possessed by any of Sellers under the ROFR Agreements to BriteSmile Spas, LLC under the terms of the Spa License Agreement, (ii) acknowledges and agrees that, in light of the assignment referred to in clause (i)

above, and even if such assignment had not occurred or were not valid for any purpose, Buyer disclaims, does not have and will not purport to exercise any rights under or with respect to the ROFRs in any of the ROFR Agreements and shall under no circumstances exercise any rights to co-develop or partner with any international distributor with respect to the development of Spas as contemplated by the ROFR Agreements and (iii) BSML, BriteSmile Spas, LLC or their successors may negotiate at any time with any international distributor which has a ROFR under a ROFR Agreement for a new agreement with such international distributor that separates the ROFR from the ROFR Agreement or terminates the ROFR provided that such new agreement does not impair any other term, condition or covenant of such ROFR Agreement, including any right to terminate the ROFR Agreement. Buyer shall have no obligation to obtain any consent from any distributor with respect to the partial assignment of any ROFR Agreement, shall have no obligation to take any action to enforce any provision of the ROFR Agreement and shall have no obligation to preserve any ROFR Agreement for the benefit of Sellers or Third Parties.

10.12 Consulting Agreement. Buyer will have ninety (90) days following the Closing to decide whether to purchase the Consulting Agreement dated July 1, 2003 between BSML, BDI, Oraceutical Innovative Products, LLC, Oraceutical, LLC and R. Eric Montgomery (the “Consulting Agreement”). If Buyer decides to exercise this right, then Sellers shall deliver an Assignment of Contract covering the Consulting Agreement and Buyer shall pay Sellers $1.00 and assume any Liability arising after the Closing under the Consulting Agreement (other than any Liability arising out of or relating to any occurrence or circumstance (whether known or unknown) which occurs or exists prior to the assignment date and which constitutes, or which by the lapse of time or delivery of notice (or both) would constitute, a breach or default under the Consulting Agreement) as additional Purchase Price.

10.13 Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

ARTICLE 11

INDEMNIFICATION; REMEDIES

11.1 Survival. All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule (as supplemented by any updates to the Disclosure Schedule delivered pursuant to Section 5.5) shall survive the Closing and the consummation of the Contemplated Transactions and the representation and warranties shall survive until fifteen (15) months after the Closing Date (the “Survival Period”) (and claims based upon or arising out of such representations, warranties, covenants and agreements may be asserted at any time before the end of the Survival Period).

11.2 Indemnification and Reimbursement by Sellers. Sellers will jointly indemnify and hold harmless Buyer and its affiliates, officers, directors, stockholders, agents and each of their respective heirs, successors, assigns and executors (collectively, the “Buyer

Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) whether or not involving a Third-Party Claim (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in any representation or warranty for purposes of determining the dollar amount of Damages (collectively, “Damages”), arising from or in connection with (a) any breach of any representation or warranty made by Sellers in this Agreement (as the same are modified by the Disclosure Schedule and any updates thereto delivered pursuant to Section 5.5 to the extent set forth in Section 5.5), (b) any breach of any covenant or obligation of Sellers in this Agreement, (c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Sellers (or any Person acting on their behalf) in connection with any of the Contemplated Transactions, (d) any noncompliance with any bulk sales laws or fraudulent transfer law in respect of the Contemplated Transactions; (e) any Retained Liabilities, (f) any claim by any Person with respect to plaintiff’s claims in the Pending Litigation, (g) any Damages, including legal fees incurred as a result of being joined as a necessary party to any litigation under the P&G License, (h) out of pocket expenses incurred in connection with the performance of obligations as a “LICENSOR” under Section 3.2 of the Spa License Agreement or (i) any error in the calculation of Net Receivable.

11.3 Indemnification and Reimbursement by Buyer. Buyer will indemnify and hold harmless Sellers and their respective affiliates, officers, directors, stockholders, agents and each of their respective heirs, successors, assigns and executors (collectively, the “Seller Indemnified Persons”), and will reimburse the Seller Indemnified Persons for any Damages, arising from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement, (b) any breach of any covenant or obligation of Buyer in this Agreement, (c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer (or any Person acting on their behalf) in connection with any of the Contemplated Transactions, (d) the failure to discharge any Assumed Liabilities, and (e) Third-Party Claims arising solely from Buyer’s operation of the Associated Center Business from and after the Closing Date for which Buyer is not entitled to indemnification under Section 11.2.

11.4 Limitations on Amount.

(a) Subject to Section 11.4(c), Sellers shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) until the total of all Damages with respect to such matters exceeds Two Hundred Fifty Thousand Dollars ($250,000) and then only for the amount by which such Damages exceed such amount. The limitation set forth in the preceding sentence shall not apply to any claims under Sections 11.2(b) through 11.2(i) inclusive.

(b) Subject to Section 11.4(c), Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 11.3 until the total of all Damages with respect to such matters exceeds Two Hundred Fifty Thousand Dollars ($250,000) and then only for the amount by which such Damages exceed such amount.

(c) Claims for indemnification with respect to fraud, intentional misrepresentation or knowledge of a deliberate or willful breach of any representations, warranties or covenants under this Agreement shall not be subject to any of the limitations set forth in this Section 11.4.

(d) Subject to Section 11.4(c), in no event shall Sellers have any liability under this Agreement for indemnification for breach of representations and warranties in excess of the Escrow Fund.

11.5 Third-Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under Section 11.2 or 11.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.5(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this ARTICLE 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent.

(d) Notwithstanding the provisions of Section 13.4, Sellers hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this ARTICLE 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this ARTICLE 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure) and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

11.6 Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

11.7 Escrow for Sellers Obligations.

(a) Simultaneous with the Closing, Buyer, for the benefit of Sellers, will deposit with an escrow agent (the “Escrow Agent”) an amount equal to $3,500,000 in immediately available funds (as increased by any earnings thereon and as reduced by any disbursements, amounts withdrawn under ARTICLE 11, or losses on investments, the “Escrow Fund”).

(b) From time to time on or before the expiration of the Survival Period, Buyer may give notice (a “Notice”) to Sellers and Escrow Agent specifying in good faith in reasonable detail the nature and dollar amount of any claim (a “Claim”) it may have under ARTICLE 11; Buyer may make more than one claim with respect to any underlying state of facts. If Sellers give notice to Buyer and Escrow Agent disputing any Claim (a “Counter Notice”) within 30 days following receipt by Escrow Agent of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 11.7(c). If no Counter Notice is received by Escrow Agent within such 30-day period, then the dollar amount of Damages claimed by Buyer as set forth in its Notice shall be deemed established for purposes of this Agreement and, at the end of such 30-day period, Escrow Agent shall pay to Buyer the dollar amount claimed in the Notice from (and only to the extent of) the Escrow Fund.

(c) If a Counter Notice is given with respect to a claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Buyer and Sellers or (ii) a final non-appealable order of a court of competent jurisdiction.

(d) Within five (5) business days after the expiration of the representations and warranties, Escrow Agent shall pay and distribute the then amount of Escrow Fund to Sellers, unless any Claims are then pending, in which case an amount equal to the aggregate dollar amount of such Claims (as estimated in the Notices of such Claims) shall be retained by Escrow Agent in the Escrow Fund (and the balance paid to Sellers) until it receives joint written instructions of Buyer and Sellers or a final non-appealable order of a court of competent jurisdiction as contemplated by Section 11.7(c).

11.8 Insurance Proceeds. To the extent that any Damage is covered by insurance held by Sellers for the benefit of Buyer, Buyer shall be entitled to indemnification pursuant to this ARTICLE 11 only with respect to the amount of Damages that are in excess of the proceeds actually received by Buyer pursuant to such insurance. If Buyer receives such insurance proceeds prior to the time a claim hereunder is paid, then the amount payable by the Sellers pursuant to such claim shall be reduced by the amount of such insurance proceeds. If Buyer receives such insurance proceeds after such claim is paid, then upon receipt by Buyer of any cash proceeds pursuant to such insurance up to the amount of the Damages incurred by Buyer with respect to such claim, Buyer shall repay to Sellers any portion of such amount which was previously paid to Buyer in satisfaction of such claim. In addition, any Damages incurred by any Indemnified Person under this ARTICLE 11 will be reduced by and shall be exclusive of any amounts recovered by the Indemnified Person pursuant to any indemnification by, or indemnification agreement with, any third party. Indemnified Party shall have no obligation to file any insurance claim or seek recovery from any third party.

11.9 No Limitations. The representations, warranties, covenants and obligations of Sellers, and the rights and remedies that may be exercised by Buyer, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of Buyers or any of their Representatives.

ARTICLE 12

CONFIDENTIALITY

12.1 Definition of Confidential Information.

(a) As used in this ARTICLE 12, the term “Confidential Information” includes any and all of the following information of Sellers or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Sellers on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i) all information that is a trade secret under applicable trade secret or other law;

(ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware and computer software and database technologies, systems, structures and architectures;

(iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented) and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this ARTICLE 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this ARTICLE 12 to the extent included within the definition. In the case of trade secrets, each of Buyer and Sellers hereby waives any requirement that the other parties submits proof of the economic value of any trade secret or post a bond or other security.

12.2 Restricted Use of Confidential Information.

(a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party, (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Sellers with respect to Confidential Information of Sellers (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Sellers shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Seller, as the case may be, of the obligations of this ARTICLE 12 with respect to such information. Each of Buyer and Sellers shall (1) enforce the terms of this ARTICLE 12 as to its respective Representatives, (2) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this ARTICLE 12 and (3) be responsible and liable for any breach of the provisions of this ARTICLE 12 by it or its Representatives.

(b) Unless and until this Agreement is terminated, Sellers shall maintain as confidential any Confidential Information of Sellers relating to any of the Acquired Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Sellers may use any Confidential Information of Sellers before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 5.2.

(c) From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of Sellers relating to any of the Acquired Assets or the Assumed Liabilities.

12.3 Exceptions. Sections 12.2(a) and 12.2(b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this ARTICLE 12 by the Receiving Party or its Representatives, (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party, or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a third party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Sellers shall not disclose any Confidential Information of Sellers relating to any of the Acquired Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

12.4 Legal Proceedings. If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this ARTICLE 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this ARTICLE 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.

12.5 Return or Destruction of Confidential Information. If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material, (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

ARTICLE 13

GENERAL PROVISIONS

13.1 Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. Buyer will pay one-half and Sellers will pay one-half of the filing fees incurred in connection with all filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

13.2 Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as is jointly determined by Buyer and Sellers. Except with the prior consent of the other party or as required by Legal Requirement, none of Seller, Buyer any of any of their Representatives shall disclose to any Person (a) the fact that any Confidential Information of Sellers has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Sellers that any Confidential Information of Buyer has been disclosed to Sellers or their Representatives or that Sellers or their Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Sellers and Buyer will consult with each other concerning the means by which Sellers’ employees, customers, suppliers and others having dealings with Sellers will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

13.3 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that following the Closing, Buyer may assign any of its rights and delegate any of its obligations under this Agreement as part of the sale of substantially all of the assets of the Associated Center Business, without the consent of the other parties hereto and Buyer can assign any of its rights and delegate any of its obligations under this Agreement to Discus Holdings, Inc. or any wholly owned subsidiary of Discus Holdings, Inc. prior to Closing, without the consent of the other parties hereto. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.3.

13.4 Jurisdiction. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of California, Orange County, or, if it has or can acquire jurisdiction, in the United States District Court for the District of California, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court.

13.5 Governing Law. This Agreement will be governed by and construed under the laws of the State of California without regard to conflicts-of-laws principles that would require the application of any other law.

13.6 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

If to Sellers:	BriteSmile, Inc.
460 North Wiget Lane
Walnut Creek, California 94598
Fax: (925) 941-6266
Attention: Nhat Ngo

with a copy (which copy shall not constitute notice hereunder) to:

Durham, Jones & Pinegar, P.C.
111 East Broadway, Suite 900
Salt Lake City, Utah 84111
Fax: 801-415-3000
Attention: Jeffrey M. Jones, Esq.

If to Buyer:	Discus Dental, Inc.
8550 Higuera Street
Culver City, California 90232-2536
Fax: 310-845-1537
Attention: General Counsel

with a copy (which copy shall not constitute notice hereunder) to:

Cooley Godward LLP
4410 Eastgate Mall
San Diego, California 92121-1909
Fax: 858-550-6420
Attention: Barbara L. Borden, Esq.

13.7 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Sellers) and constitutes (along with the Disclosure Schedule, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

13.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.12 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BriteSmile, Inc.

By:	/S/ ANTHONY M. PILARO
Name:	Anthony M. Pilaro
Title:	Chairman

BriteSmile Development, Inc.

By:	/S/ NHAT H. NGO
Name:	Nhat H. Ngo
Title:	Chief Operating Officer

BriteSmile International, Ltd.

By:	/S/ ANTHONY M. PILARO
Name:	Anthony M. Pilaro
Title:	Authorized Officer

Discus Dental, Inc.

By:	/S/ KEN ROSENBLOOD
Name:	Ken Rosenblood
Title:	Chief Operating Officer

ANNEX B

January 13, 2006

Personal and Confidential

The Board of Directors

BriteSmile, Inc.

460 North Wiget Lane

Walnut Creek, CA 94598

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the proposed consideration to be paid to BriteSmile, Inc., a Utah corporation (the “Company”), by Discus Dental, Inc., a California corporation (“Buyer”), pursuant to the Asset Purchase Agreement (the “Agreement”), dated as of December 30, 2005, by and among the Company, BriteSmile Development, Inc., a Delaware corporation and a subsidiary of Company, and BriteSmile International Ltd., an Irish corporation (collectively the “Sellers”), and Buyer. The Agreement provides, among other things, for the acquisition by Buyer of certain assets and the assumption by Buyer of certain liabilities of Sellers relating to the operation of the Associated Center Business (as defined in the Agreement). The consideration for the Acquired Assets (as defined in the Agreement) will be (i) Thirty-Five Million Dollars ($35,000,000) plus any increase of the purchase price through the release of funds to Sellers under the Financing Escrow Agreement, and (ii) the assumption of the Assumed Liabilities (as defined in the Agreement) (the “Purchase Price”). The purchase of the Acquired Assets and assumption of the Assumed Liabilities are collectively referred to herein as the “Transaction.” The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have been engaged to act as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company, a substantial portion of which is contingent upon the consummation of the Transaction. We will also receive a fee from the Company for providing this opinion, which will be credited against the fee for financial advisory services. This opinion fee is not contingent upon the consummation of the Transaction. The Company has also agreed to indemnify us against certain liabilities in connection with our services and to reimburse us for certain expenses in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the accounts of our customers and, accordingly, we may at any time hold a long or short position in such securities. We have also provided investment banking services to the Company in connection with the potential sale of the Company’s spa center operating business, for which we will receive an additional fee if such sale is completed.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. We have reviewed: (i) the financial terms of the Agreement; (ii) certain publicly available financial, business and operating information related to the

Company; (iii) certain internal financial projections for the Company that were prepared for financial planning purposes and furnished to us by the management of the Company; (iv) certain publicly available market and securities data of the Company; (v) certain financial, market performance and other data of certain other public companies that we deemed relevant; (vi) the financial terms, to the extent publicly available, of certain transactions that we deemed relevant; and (vii) other information, financial studies, analyses and investigations and other factors that we deemed relevant for purposes of our opinion. We have also conducted discussions with members of the senior management of the Company and members of the Board of Directors of the Company concerning the financial condition, historical and current operating results, business and prospects for the Company and the Acquired Assets.

We have relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information provided to us by the Company or otherwise made available to us, and have not assumed responsibility independently to verify such information. The Company has advised us that they do not publicly disclose internal financial planning information of the type provided to us and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. We have further relied upon the assurances of the management of the Company that the information provided has been prepared on a reasonable basis, in accordance with industry practice, and, with respect to financial forecasts, projections and other estimates and other business outlook information, reflects the best currently available estimates and judgments of the management of the Company, is based on reasonable assumptions and that there is not (and the management of the Company is not aware of) any information or facts that would make the information provided to us incomplete or misleading. We express no opinion as to such financial forecasts, projections and other estimates and other business outlook information or the assumptions on which they are based. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that the Company and Buyer are not party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, or sale, divestiture or spin-off other than the Transaction.

We have assumed the Transaction will be consummated pursuant to the terms of the Agreement without amendments thereto and with full satisfaction of all covenants and conditions without any waiver by any party of any material obligations thereunder. In arriving at our opinion, we have assumed that all necessary regulatory approvals and consents required for the Transaction will be obtained in a manner that will not adversely affect the Company or alter the terms of the Transaction. We express no opinion regarding whether the necessary approvals or other conditions to the consummation of the Transaction will be obtained or satisfied.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (contingent or otherwise) of the Company, and we have not been furnished with any such appraisals or valuations, nor have we evaluated the solvency or fair value of the Company or any of its assets (including without limitation the Acquired Assets) under any state or federal laws relating to bankruptcy, insolvency or similar matters. For purposes of our opinion, we have assumed, at your direction, that the aggregate value to the Company of the Pending Litigation (as defined in the Agreement) does not exceed $8,700,000. The analyses performed by Piper Jaffray in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or any of its assets (including without limitation the Acquired Assets). Without limiting the generality of the foregoing, we have undertaken no independent analysis of any outstanding, pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company or any of its respective affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We express no opinion as to the use or uses to which the Company will put the proceeds from the Transaction.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion as to the price at which shares of the Company’s common stock have traded or may trade following the announcement of the Transaction or at any other time. We have not agreed or undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is for the benefit and use of the Board of Directors of the Company in connection with its consideration of the Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on any proposal relating to the Transaction or how such stockholder should otherwise act with respect to the Transaction, and should not be relied upon by any stockholder as such.

This opinion addresses solely the fairness, from a financial point of view, to the Company of the proposed Purchase Price set forth in the Agreement and does not address any other terms or agreement relating to the Transaction.

We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction or any other matter contemplated by the Agreement, the merits of the Transaction relative to any alternative transaction or business strategy that may be available to the Company, or Buyer’s ability to fund the Purchase Price. We express no opinion as to whether any alternative transaction might produce consideration for the Company in excess of the amount contemplated in the Transaction. This opinion shall not be published or otherwise used, nor shall any public references to us be made, without prior written approval.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Purchase Price proposed to be paid in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

ANNEX C

Execution Copy

LICENSE AGREEMENT

THIS AGREEMENT, entered into and effective as of the 30th day of December, 2005 (the “Effective Date”) by and between BRITESMILE, INC., a Utah corporation having its principal place of business at 460 North Wiget Lane, Walnut Creek, California 95498 (“BRITESMILE”), BRITESMILE DEVELOPMENT, INC., a Delaware corporation having its principal place of business at 460 North Wiget Lane, Walnut Creek, California 95498 (“DEVELOPMENT”) and BRITESMILE INTERNATIONAL, LTD., a corporation of the Republic of Ireland (“INTERNATIONAL”) having its principal place of business at 36 Fitzwilliam Place, Dublin 2, Republic of Ireland (together with BRITESMILE and DEVELOPMENT hereinafter collectively referred to as “LICENSORS”), and BRITESMILE SPAS, LLC, a Delaware limited liability company having a principal place of business at 460 North Wiget Lane, Walnut Creek, California 95498 (hereinafter referred to as “LICENSEE”).

RECITALS

WHEREAS, LICENSEE is a wholly owned subsidiary of BRITESMILE and desires to sell tooth whitening and other products and services by acquiring LICENSORS’ spa business pursuant to a separate Contribution Agreement between LICENSORS and LICENSEE to be executed in connection with this Agreement (the “Contribution Agreement”).

WHEREAS, LICENSORS desire to grant to LICENSEE the exclusive license to engage in the Spa (as hereinafter defined) business using certain of LICENSORS’ technology and trademarks, as further described below.

WHEREAS, it is the intent of the Parties that LICENSEE be granted the rights necessary to use and sell certain products in the Spas and retail channels, including all existing products and services sold in the Spas and any new products, except new tooth whitening products, as further described below.

WHEREAS, LICENSEE therefore desires to obtain from LICENSORS a license to make, have made, use, import, offer for sale and/or sell Licensed Products and Licensed Retail Products (both as hereinafter defined) in the Territory (as hereinafter defined); and

WHEREAS, subject to, and upon, all of the terms and conditions of this Agreement, LICENSORS are willing to grant to LICENSEE a license to make, have made, use, import, offer for sale and sell the Licensed Products under the Licensed Patent Rights and the Licensed Retail Products in certain channels of trade in the Territory, as further described herein.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, promises and agreements set forth herein, LICENSORS and LICENSEE, intending to be legally bound, hereby mutually agree as follows:

ARTICLE I—GENERAL

1.1 All capitalized terms used in this Agreement (other than the names of parties and Article headings) shall have the meanings established for such terms herein.

ARTICLE II—DEFINITIONS

2.1 “Code Generation Rights” means all information; source code; object code; proprietary software and copyrights; concepts; methods; specifications; designs; processes; drawings; trade secrets or know-how used in the creation of software for generating access codes for teeth whitening devices as they exist on the Effective Date.

2.2 “Contribution Agreement” shall have the meaning given that term in the Recitals.

2.3 “Confidential Information” shall mean the (i) Licensed Know-How, (ii) LICENSORS’ trade secrets, and (iii) any and all information, whether oral or written, in whatever form, communicated to LICENSEE which is either designated at the time of disclosure as confidential or proprietary or would, under all of the circumstances, be reasonably understood by a recipient of such information to be confidential or proprietary. Confidential Information shall not include information that is: (x) publicly available at the time of disclosure, or which becomes publicly available thereafter through no fault or action or omission of LICENSEE; (y) already known to or in the possession of LICENSEE unless it has been provided previously by LICENSORS under confidential terms, or subsequently received by LICENSEE from a third party, without similar restrictions and without breach of this Agreement; or (z) developed by employees or agents of LICENSEE independently of and without reference to any Confidential Information (LICENSEE shall bear the burden of proving such independent development).

2.4 “Distribution Agreements” shall mean the agreements described in Schedule C attached hereto between INTERNATIONAL and certain distributors to own and operate Spas.

2.5 “Improvements” shall mean all improvements to, or enhancements, modifications or derivatives of, any devices, methods, procedures or compositions covered by or described in any of the Licensed Patents which are created, conceived, invented or made by or for LICENSEE or LICENSORS.

2.6 “Improvement Patent Rights” shall mean all patent claims covering all or part of any Improvements.

2.7 “Indemnified Parties” shall have the meaning given that term in Section 9.1.

2.8 “Licensed Know-How” shall mean all information, data and content; compositions; ingredient lists; concepts; formulations; methods; specifications; designs;

processes; drawings; and other know-how and trade secrets owned or otherwise licensable by LICENSORS or any of their Affiliates as of the Effective Date, including LICENSORS’ in vivo and in vitro clinical studies (including the rights to publish and reference same); LICENSORS’ marketing graphics and marketing files (including the rights to publish and reference same and the copyrights thereto, as well as the copyrights listed in Schedule B hereto together with the right to modify all such copyrighted material and to make derivative works thereof) previously used in relation to the promotion and sale of Licensed Products and Licensed Retail Products in the Spas and Retail Field and to dental professionals; LICENSORS’ tooling and molds to build the BS3000 PB, cheek retractor and fiber optic positioner devices; and know-how relating to the manufacture and use of the Licensed Patent Rights, Licensed Products and/or Licensed Retail Products, including, but not limited to, such know-how to make and use the BS3000 PB device, the gel compositions, masking cream, barrier cream and accelerator.

2.9 “Licensed Marks” shall mean the trademarks and service marks identified in Schedule B hereto.

2.10 “Licensed Patent Rights” shall mean (a) the claims of the United States Patents, United States Patent applications, foreign patent applications, foreign patents and applications set forth in Schedule A hereto and all patents issuing from such applications, and all issued divisions, continuations, continuations-in-part, reexaminations, reissues and extensions thereof, and (b) all Improvement Patent Rights.

2.11 “Licensed Products” shall mean (a) any procedure to whiten teeth that would infringe a Licensed Patent Right but for this Agreement, and (b) any products intended for use in any procedure to whiten teeth that would infringe a Licensed Patent Right but for this

Agreement, and (c) any mouthwash product with teeth whitening characteristics that would infringe a Licensed Patent Right but for this Agreement.

2.12 “Licensed Retail Products” shall mean toothpaste, gum, toothbrushes, and other human oral care products sold under the Licensed Marks, but excluding any and all tooth whitening products except the current “BriteSmile-to-Go” pen product and the current “BriteSmile Whitening Toothpaste,” including any modifications thereto that employ the Improvements specific to such pen and toothpaste products.

2.13 “Licensed Rights” means Licensed Know-How and Licensed Patent Rights.

2.14 “Magic Mirror Rights” means all (a) all information; materials lists; concepts; formulations; methods; specifications; designs; processes; drawings; trade secrets or know-how used in the manufacturing of the product known commercially as the “Magic Mirror” as it exists on the Effective Date; (b) all proprietary software and copyrights owned by LICENSEE, as it exists on the Effective Date, used in the product commercially known as the “Magic Mirror;” and (c) the trademarks listed on Schedule D attached hereto.

2.15 “Retail Field” shall mean: (i) food and grocery stores (e.g., Safeway, Tesco, etc.); (ii) drugstores and pharmacies (e.g., CVS, Walgreens, Boots, etc.); (iii) mass merchandisers (e.g., Wal-Mart, Target, K-Mart, Marks and Spencer, etc.); (iv) club stores (e.g., Sam’s Club, BJ’s, etc.); (v) military commissaries; (vi) Internet sites; (vii) specialty mass retail stores (e.g., Bed, Bath & Beyond, etc.); (viii) department stores and/or high-end/premium retail stores (e.g., Lord & Taylor, Macy’s, Bloomingdale’s, Marshall Field’s, Saks, Neiman Marcus, Nordstrom, Selfridges, Harrods, etc.); (ix) door-to-door and other direct sales (e.g., Avon, Amway, etc.); (x) direct response channels (e.g., QVC TV, radio, Internet, catalog, direct mail, etc.); (xi) convenience stores (e.g. 7-11, etc.); (xii) kiosks or similar locations in shopping malls, specialty retail stores, etc.; (xiii) brokers and distributors to the above, but only where such brokers and distributors agree not to sell to dental professionals; and (xiv) any other retail store or retail channel for selling products directly to consumers, but not to dental professionals.

2.16 “Spas” shall mean dedicated centers in retail locations which are currently or in the future owned, acquired or operated by LICENSEE or an Affiliate (or in countries outside of the United States retail locations which are owned or operated by a single sublicensee of LICENSEE per country, which sublicensee may be a single franchise), and in which the dental services provided are limited to providing tooth whitening, orthodontics, veneers, x-rays, cleaning and prophys to consumers (and not to dental professionals); provided, however, that nothing herein shall preclude LICENSEE from offering any non-dental services. Spas shall not include traditional dental office locations (e.g., medical buildings and office buildings).

2.17 “Territory” shall mean the World (except Thailand in respect of the ownership or operation of Spas).

2.18 An “Affiliate” of LICENSEE at any given time shall mean any person, corporation, partnership or other entity which currently, directly or indirectly, controls, is controlled by, or is under common control with LICENSEE. Control, for purposes of Sections 2.18 and 2.19, shall mean control of the right to vote a majority of the stock, memberships, partnership interests or other ownership rights of the controlled entity.

2.19 An “Affiliate” of LICENSORS at any given time shall mean any person, corporation, partnership or other entity which directly or indirectly controls, is controlled by, or is under common control with LICENSORS.

ARTICLE III—LICENSE GRANTS

3.1 Subject to all of the terms and conditions of this Agreement and the separate Contribution Agreement, LICENSORS grant to LICENSEE and Affiliates of LICENSEE under the Licensed Rights: (i) a royalty-free, non-exclusive license, with right to sublicense for manufacturing only, to make, have made and import Licensed Products in the Territory, whether or not under the Licensed Marks, but only for use (or purchase and use) in the Spas in the Territory; (ii) a royalty-free, exclusive (even as to LICENSORS) license to use, offer for sale, sell and provide Licensed Products in the Spas in the Territory to consumers, provided that the sale and promotion of Licensed Products which are procedures or services to be performed in Spas can occur in the Retail Field; (iii) a royalty-free, non-exclusive license, with right to sublicense for manufacturing only, to use the Licensed Know-How to make, have made, import, use, offer for sale, sell and provide products, procedures and services but only for use (or purchase and use) in the Spas to consumers and in the Retail Field (and only under the Licensed Marks subject to Section 3.7 below); and (iv) a royalty-free, exclusive (even as to LICENSORS) license to make, have made, import, use, offer for sale and sell in the Territory mouthwash, whether or not bearing the Licensed Marks, and the pen-based, teeth-whitening product known as “BriteSmile-to-Go,” whether or not bearing the Licensed Marks, in the Retail Field. No rights are granted hereunder by LICENSORS to LICENSEE or to any Affiliate of LICENSEE to make, have made, use, import, offer for sale or sell any Licensed Products or any Licensed Retail Products other than expressly set forth above.

3.2 If the licenses granted herein to LICENSEE pursuant to this Article III are deficient in providing LICENSEE with the rights to patents, trademarks or know-how owned by LICENSORS as of the Effective Date of this Agreement that are necessary to reasonably operate the Spas consistent with how the Spas are operating as of the Effective Date of this Agreement, including the promotion, offer for sale, and sales of the Licensed Products and Licensed Retail Products as conducted as of the Effective Date, then the Parties shall modify this Agreement to reasonably cure any such deficiency; provided, however, that notwithstanding any grant provided herein, LICENSEE shall not be authorized to perform any procedure to whiten teeth except in Spas. LICENSORS shall not be obligated under this Section 3.2 or any other provision of this Agreement to obtain any rights to any patents, trademarks, know-how, copyrights or other intellectual property or other tangible or intangible property from any third party, unless BriteSmile, Development or International owned or were licensed under such rights prior to the Effective Date and LICENSORS then possess such rights, even if such rights are necessary to reasonably operate the Spas consistent with how the Spas are operating as of the Effective Date of this Agreement.

3.3 As a condition to receive the license under the Licensed Rights hereunder, LICENSEE hereby unconditionally guarantees the compliance and performance by each Affiliate and permitted sublicensee of LICENSEE with all of the provisions of this Agreement. Affiliates of LICENSEE shall have rights under this Agreement only for the period of time that they meet the definition of Affiliate as set forth herein with respect to LICENSEE.

3.4 The term of the license under the Licensed Patent Rights granted hereunder shall commence as of the Effective Date and shall expire or terminate upon the expiration of the last to expire of the Licensed Patent Rights or, if applicable, upon the earlier termination of this Agreement pursuant to any of the provisions of Article VI of this Agreement.

3.5 LICENSORS specifically reserve the right to make or have made or import Licensed Products in the Territory on such terms as LICENSORS may deem appropriate, and to grant licenses to others to make or have made Licensed Products on such terms as LICENSORS may deem appropriate.

3.6 LICENSORS specifically reserve the right to use, offer for sale, sell or otherwise dispose of Licensed Products and to grant licenses to others to use, offer for sale, sell or otherwise dispose of Licensed Products on such terms as LICENSORS may deem appropriate in any manner which is not expressly exclusive to LICENSEE under the grant of license in Section 3.1.

3.7 Subject to all of the terms and provisions of this Agreement, LICENSORS grant to LICENSEE and Affiliates of LICENSEE a royalty-free, exclusive (even as to LICENSORS) license to use the Licensed Marks in: (a) signage, marketing materials, product packaging and other marketing and sales-related uses and activities for Spas and (b) in connection with the promotion, marketing, offer for sale and sale (i) to consumers (and not dental professionals) of the Licensed Products solely in (or for sale in or to be provided in) the Spas in the Territory, (ii) to consumers in the Retail Field of Licensed Products consisting of procedures to be performed solely in Spas in the Territory, and (iii) of the Licensed Retail Products, mouthwash and the product known as “BriteSmile-to-Go” in the Retail Field in the Territory and the Licensed Retail Products to consumers in (or for sale in or to be provided in) the Spas in the Territory. Such exclusive trademark license shall further include, for use solely in (or for sale in or to be provided in) the Spas in the Territory, the marketing, promotion, offer for sale and sale to consumers (and not to dental professionals) of (x) procedures and products currently marketed, promoted, offered for sale and sold to consumers at the Spas under the name “BriteSmile,” (y) other high-quality, health, beauty or appearance-related non-dental services (and ancillary products) performed by licensed professionals in the Spas and (z) any product, service or procedure consistent with the definition of “Spa” in the Spas (including, but not limited to, the use of the telephone number “1-800-BRITESMILE” and “BriteSmile” as part of a URL; provided, however, that LICENSEE shall have access to and control of “BriteSmile.com” which website shall have a prominent link which shall direct dental professionals to LICENSORS, and LICENSEE may host and maintain such website, or have it maintained by an independent third party, the cost of which shall be borne by LICENSEE. Nothing herein shall preclude LICENSEE from using the Licensed Marks in connection with the marketing, promotion, offer for sale and sale to consumers of any product, service or procedure consistent with the definition of “Spa” in the Spas in the Territory using teeth whitening systems or products other than the Licensed Products.

3.8 Subject to all of the terms and provisions of the Agreement, LICENSORS grant to LICENSEES and its Affiliates a royalty-free, non-exclusive license to use the Licensed Marks: (i) to make, have made or import the Licensed Products and Licensed Retail Products for use only in the manner set forth above in the Territory; and (ii) to make, have made, import, market, offer for sale, sell and provide products, procedures and services employing the Licensed Know-How for use only in the Spas in the Territory to consumers, and in the Retail Field in the Territory.

3.9 Notwithstanding the foregoing, no license is granted under the Licensed Marks to LICENSEE, or any other party, to use the Licensed Marks in its company name or corporate name unless it is a majority-owned subsidiary of BRITESMILE, and if LICENSEE ceases to be a majority-owned subsidiary of BRITESMILE, then LICENSEE shall change its corporate name within 30 days of the Effective Date to cease such use.

3.10 The term of the foregoing trademark licenses shall commence as of the Effective Date and shall terminate (i) as to the Licensed Products in the Spa channel, at any time that LICENSEE is not actively operating at least one Spa in the Territory, (ii) as to the Licensed Products and Licensed Retail Products in the Retail Field, if LICENSEE abandons the use of the Licensed Marks in respect of the marketing, promotion and sale of the Licensed Products and Licensed Retail Products in the Retail Field or, (iii) upon the earlier termination of this Agreement pursuant to any of the provisions of Article VI of this Agreement. All use of the Licensed Marks and all goodwill and benefit arising from such use shall inure to the sole and exclusive benefit of LICENSORS. Notwithstanding the foregoing or the terms of Article XII, any dispute between LICENSORS and LICENSEE concerning the website “BriteSmile.com” or any shared or allocated Internet resources including but not limited to Internet uses of key words or marks shall be arbitrated in Los Angeles, California, before a single arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association. Each party shall be responsible for its own attorney’s fees and costs. The fees for arbitration and fees for an arbitrator shall be apportioned 50% to LICENSORS and 50% to LICENSEE. The findings of the arbitrator will be final, binding, and enforceable as between the parties, and any judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof in accordance with the Federal Arbitration Act, 9 U.S.C. Sec. 1 et seq. The Parties agree to submit to the jurisdiction of the state or federal courts of the State of California and Iowa for purposes of implementing, without limitation, the arbitration provisions set forth in this Section 3.10.

3.11 The quality of all products and services offered and sold by LICENSEE under the Licensed Marks shall be of a high standard consistent with the prestige and reputation which the Licensed Marks have developed, and shall otherwise conform to the quality standards of

LICENSORS as they exist as of the Effective Date. LICENSEE shall ensure that all products and services sold under the Licensed Marks are manufactured, labeled, distributed, provided, marketed, advertised, promoted, and sold in accordance with all applicable national, state and local laws and regulations.

3.12 No license, express or implied, is granted hereunder to any other trademark rights, patent rights or under any other patent or technology owned, used, or otherwise controlled by LICENSORS or any Affiliate of LICENSORS.

3.13 LICENSEE shall not use the Licensed Products or the Licensed Marks in any way or do or permit there to be done any act which is materially detrimental to or inconsistent with the good name, goodwill, reputation and image of LICENSORS. LICENSEE shall also cause to appear on all goods and materials which display the Licensed Marks a notice that the Licensed Marks are owned by LICENSORS, and such other legends, markings, and notices as may be required by any law or regulation as LICENSORS may reasonably request.

3.14 LICENSEE shall not use the word “BriteSmile” in connection with any other marks or seek ownership in any mark that incorporates the Licensed Marks or any portion thereof unless LICENSEE gets the written consent of LICENSORS (which consent shall not be unreasonably withheld) in which case LICENSEE hereby assigns any ownership rights in such marks to LICENSORS and agrees to take any action necessary to convey such rights to LICENSORS. Furthermore, if LICENSEE acquires any rights in any Licensed Marks as a result of its use or registration of the Licensed Marks in any part of the Territory, LICENSEE hereby assigns all such rights to LICENSORS, and agrees to take commercially reasonable action to convey such rights to LICENSORS.

3.15 LICENSEE shall not use the Licensed Marks for any other purpose except as expressly permitted herein. Both during and after the term of this Agreement, LICENSEE shall not, and shall cause its Affiliates to not, use any name, trademark, service mark, trade name, trade dress, or logo, which is confusingly similar or identical to the Licensed Marks.

3.16 LICENSORS shall own all Improvements and Improvement Patent Rights made by LICENSORS and LICENSEE shall own all Improvements and Improvement Patent Rights made by LICENSEE. LICENSEE grants to LICENSORS and their AFFILIATES under all Improvement Patent Rights of LICENSEE a royalty-free, non-exclusive license, with right to sublicense for manufacturing only, to make, have made, use, practice, provide, offer to sell, sell and import any products or services anywhere in the world but only for use (or purchase and use) outside of the Spa channel. LICENSEE shall own all improvements, enhancements, modifications or derivatives made by LICENSEE of the marketing graphics and marketing files (including the rights to publish and reference same) previously used in relation to the promotion and sale of Licensed Products and Licensed Retail Products in the Spas and Retail Field and to dental professionals.

3.17 Notwithstanding any provision of this Agreement, LICENSEE shall not use as a trademark any Licensed Marks in combination with the words “dental,” “professional,” “dentist,” or “associated center” (or variants thereof), except (i) as required by law or (ii) for those Licensed Marks included in Schedule B which contain such words. For the term of exclusivity of the LICENSEE’S trademark license rights hereunder with respect to Licensed Products, LICENSORS shall not use the “BriteSmile” mark in combination with the words “spa” or “center” (or variants thereof) in the Territory.

3.18 LICENSORS hereby assign to LICENSEE any and all rights and obligations that LICENSORS may have under the following provision of each Distribution Agreement, which reads as follows:

“Distribution Centers. Notwithstanding Section 12 (b) [or such other section wherein such rights are set forth], in the event that either Distribution Co. or BriteSmile wishes to develop and establish in the Territory one or more centers which are similar in their method and operation and services to the BriteSmile Centers now located in the United States, it shall notify the other of its plans whereupon both parties shall negotiate in good faith towards developing and establishing the center as a joint venture between them. If no agreement can be reached, or if the other party declines to participate, the party which proposed the venture shall be free to pursue it for its own account. If BriteSmile pursues such a center for its own account in accordance with the Section 12(c) [or such other section wherein such rights are set forth], it shall be permitted to supply such center with BriteSmile Systems, BS Gel, BriteSmile Materials and Authorization Codes.”

if such assignment can be made without the assignment of the Distribution Agreement itself and under applicable law without impairing any rights of LICENSORS under the remaining provisions of such Distribution Agreement.

3.19 LICENSEE and Affiliates of LICENSEE grant to LICENSORS under the Magic Mirror Rights and the Code Generation Rights: a royalty-free, non-exclusive, worldwide, perpetual license to make, have made, import, use, offer for sale, reproduce, modify, adapt, create works derivative of, perform, display, distribute and promote Magic Mirror products and Code Generation software and modifications and enhancements thereof, which rights shall include the right to sublicense the right to use such products to end users.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES; LIMITATIONS

4.1 LICENSORS represent that as of the Effective Date to the best of their knowledge, other than the Licensed Patent Rights, neither they nor their Affiliates own or control any patent rights that cover or would be infringed by the activities of the Spas as currently conducted. LICENSORS represent that they have the full authority to grant to LICENSEE the rights with respect to the Licensed Rights in accordance with the provisions of this License Agreement.

4.2 EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 4.1 AND 4.6, LICENSORS MAKE NO REPRESENTATIONS TO LICENSEE, EXTEND NO WARRANTIES OF ANY NATURE, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR IMPLIED WARRANTY OF NON-INFRINGEMENT AND NON-INTERFERENCE AND HEREBY DISCLAIM ANY AND ALL WARRANTIES, AND LICENSORS ASSUME NO LIABILITIES OR RESPONSIBILITIES OF ANY NATURE WHATSOEVER WITH RESPECT TO THE MANUFACTURE, DISTRIBUTION, SALE, USE OR OTHER DISPOSITION BY LICENSEE OR ANY AFFILIATE OF LICENSEE, OR ANY VENDEE OR OTHER TRANSFEREE OR USER OF ANY OF THE LICENSED PRODUCTS OR OTHER PRODUCTS WHICH INCORPORATE, OR ARE FORMULATED OR MANUFACTURED BY USE OF, ANY OF THE LICENSED PATENT RIGHTS OR ANY OTHER INFORMATION FURNISHED BY OR IN CONNECTION WITH THIS AGREEMENT.

4.3 EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 4.1 AND 4.6, LICENSORS MAKE NO REPRESENTATION OR WARRANTY CONCERNING THE LICENSED PRODUCTS OR LICENSED RETAIL PRODUCTS HEREIN AND IN NO EVENT SHALL LICENSORS OR ANY AFFILIATE OF LICENSORS BE LIABLE OR RESPONSIBLE TO LICENSEE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES.

4.4 EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.6, LICENSEE MAKES NO REPRESENTATIONS TO LICENSORS, EXTENDS NO WARRANTIES OF ANY NATURE, WRITTEN OR ORAL, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ANY AND ALL WARRANTIES, AND LICENSEE ASSUMES NO LIABILITIES OR RESPONSIBILITIES OF ANY NATURE ON BEHALF OF LICENSORS WITH RESPECT TO LICENSED PRODUCTS AND LICENSED RETAIL PRODUCTS, EXCEPT AS EXPRESSLY SET FORTH HEREIN.

4.5 Without limiting the disclaimers set forth in Sections 4.2, 4.3, and 4.4, nothing in this Agreement shall be construed as:

(a) a warranty or representation by LICENSORS as to the validity or scope of any patent right included within the Licensed Patent Rights;

(b) a warranty or representation by LICENSORS that anything made, used or sold or otherwise disposed of by LICENSEE under this Agreement is or will be free from infringement of patents of third persons;

(c) a representation or warranty by LICENSORS as to the usefulness, fitness, merchantability or suitability of any product to be manufactured, sold or otherwise distributed by LICENSEE or any Affiliate of LICENSEE; or

(d) a representation or warranty by LICENSORS that LICENSEE’S exercise of the rights granted to it hereunder under the Licensed Marks will not infringe upon any third party rights.

4.6 Each of LICENSORS and LICENSEE represent that they have respectively obtained all necessary corporate or manager resolutions, as applicable, and have full authority to enter into this Agreement.

ARTICLE V—TRANSFERABILITY OR SUBLICENSE

OF RIGHTS AND OBLIGATIONS

5.1 LICENSORS may assign any of their rights and obligations hereunder, in whole or in part, without the prior written consent of LICENSEE. LICENSEE may assign all of its rights and obligations hereunder as part of the sale of all or substantially all of the business, or stock or assets of its business that relates to this Agreement, without the prior written consent of the LICENSORS. All other assignments by LICENSEE shall require the prior written consent of the LICENSORS. Any purported assignment in contravention of the foregoing shall be void and of no effect.

5.2 LICENSEE may sublicense (but without the right to make modifications or improvements) the rights described in Sections 3.1 (ii)–(iv) and 3.7 (i) and (ii) to any person which will own, lease or otherwise exercise control over a Spa in accordance with the limitations in Section 2.16; provided that (a) LICENSEE causes each such sublicensee to be bound by a written agreement to all of the same restrictions, limitations and obligations to which LICENSEE is bound hereunder; (b) LICENSEE grants to each such sublicensee rights which are no broader than the rights granted to LICENSEE in this Agreement; (c) LICENSEE causes each such sublicense agreement and the rights granted therein to be expressly co-terminuous with this Agreement, and (d) at least ten (10) days prior to the effective date of any sublicense, LICENSEE has provided to LICENSORS a copy of such sublicense. LICENSORS may provide comments to LICENSEE regarding the terms of the sublicense which LICENSEE shall reasonably consider.

5.3 The provisions of this Agreement shall be binding upon and inure to the benefit of all successors and permitted assigns of the parties hereto.

ARTICLE VI—TERMINATION OR EXPIRATION

6.1 Unless otherwise terminated, the term of this Agreement shall be until any time that LICENSEE is not actively (i) operating at least one Spa in the Territory, or (ii) selling Licensed Retail Products or Licensed Products.

6.2 Prior to the expiration of the term of this Agreement, LICENSORS may, at their option, terminate this Agreement (i) for a material breach of Section 3.11 of this Agreement; (ii) if LICENSEE should market, offer for sale or sell Licensed Products (excluding mouthwash) except in Spas consistent with the limitations set forth in Article III; (iii) if LICENSEE should market, offer for sale or sell Licensed Retail Products except in the Retail Field or the Spas consistent with the limitations set forth in Article III; or (iv) for a material breach of Section 5.2 of this Agreement, and in each case if LICENSEE fails to cure such breach within sixty (60) days of written notice of such breach.

6.3 The relevant sections of this Agreement shall terminate upon the declaration of invalidity or unenforceability of all of the Licensed Patent Rights covering the Licensed Products by a court of competent jurisdiction from which there is no right of further appeal or for which the right of appeal has expired.

6.4 Except as otherwise specifically provided herein, expiration or termination of this Agreement and of the licenses granted hereby for any reason shall be without prejudice to any other rights, remedies or obligations which LICENSORS may then or thereafter have under this Agreement or otherwise.

6.5 Upon any termination of this Agreement by LICENSORS, LICENSEE shall cease, and shall cause its affiliates and sublicensees to cease, all use of the Licensed Patent Rights.

6.6 The provisions of Articles IX and XIII and Sections 4.2, 4.3, 4.4, 6.4 and 6.5 shall survive any termination or expiration of this Agreement.

ARTICLE VII—MARKINGS AND INFRINGEMENT

7.1 LICENSEE agrees to, and to cause its Affiliates and sublicensees to, mark in a conspicuous location on the product label, package inserts, containers or packaging for any Licensed Product sold by LICENSEE or any Affiliate of LICENSEE with the word “Patent” or “Patents” and the number or numbers of the Licensed Patent Rights applicable thereto (if any) and with such additional legends, markings and notices as may be required by any law or regulation of any jurisdiction in the Territory. LICENSEE shall, and shall cause its Affiliates and sublicensees to, mark on the product label, packaging or package inserts of any Licensed Product using a process covered by any patent included in the Licensed Patent Rights with the number of each such patent and, with respect to Licensed Patent Rights, to respond to any request for disclosure under 35 U.S.C. § 287(b)(4)(B) by only notifying LICENSORS of the request for disclosure and the identity of the person or entity making such request for disclosure.

7.2 Infringement of Third Party Rights-Notice. If the development, manufacture, use or sale of Licensed Products or Licensed Retail Products results in a claim for patent or trademark infringement by a third party against a Party, the Party sued will promptly notify the other Party in writing. The notice shall set forth the facts of the claim in reasonable detail. The defense of such claim will be controlled by the Party sued using counsel of its choice at its cost. In any event, the Parties will provide reasonable assistance to one another and will reasonably cooperate in any such litigation at the other’s request without expense to the requesting Party. No settlement, consent judgment or other voluntary final disposition of a suit may be entered into without the consent of the other Party if such settlement would subject the other Party to an injunction or if such settlement or judgment would materially diminish or limit or otherwise adversely affect the rights, activities or financial interests of the other Party (which consent shall not be withheld unreasonably).

7.3 Infringement By Third Parties-Notice. In the event that a Party becomes aware that any of the Licensed Products or Licensed Retail Products in the Spas or Retail Field is infringed or misappropriated by a Third Party, such Party will promptly notify the other Party in writing. The notice shall set forth the facts of such infringement in reasonable detail. The prosecution of such claim will be as set forth below.

7.4 Prosecution of Actions. LICENSEE will have the first right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any claim of infringement of any of the Licensed Rights or Licensed Marks in the exclusive fields of use licensed to LICENSEE under this Agreement (but not under any non-exclusive license grants), using counsel of its choice and at its cost. If LICENSEE does not institute, prosecute and control any such action or proceeding within ninety (90) days after giving or receiving notice (as set forth in Section 7.3 above), then LICENSORS, after notifying LICENSEE in writing, will be entitled but will have no obligation to institute, prosecute and control any such action or proceeding with respect to any claim of infringement of any of the Licensed Rights or Licensed Marks, using counsel of its choice and at its cost. In any event, the Parties will provide reasonable assistance to one another and will reasonably cooperate in any such litigation at the other’s request without expense to the requesting Party. No settlement, consent judgment or other voluntary final disposition of a suit may be entered into without the consent of the other Party if such settlement would subject the other Party to an injunction or if such settlement or judgment would materially diminish or limit or otherwise adversely affect the rights, activities or financial interests of the other Party (which consent shall not be withheld unreasonably).

7.5 Awards. The Parties will recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof in the Spas and Retail Field from any recovery made by any Party pursuant to Section 7.4. Any excess amount attributable to infringement of the Licensed Rights and Licensed Marks in the Spas and Retail Field will be paid to LICENSEE.

ARTICLE VIII—INTEGRATION; AMENDMENT

8.1 This Agreement represents the entire understanding between the parties, and supersedes all prior or contemporaneous discussions, proposals, negotiations, understandings and other agreements, express or implied, between LICENSORS and LICENSEE with respect to the subject matter of this Agreement, and there are no representations, promises, conditions, provisions or terms, whether written or oral, with respect thereto, other than those specifically set forth in this Agreement.

8.2 No provision in this Agreement may be amended, altered, modified, discharged or terminated, except by a writing signed by a duly authorized representative of LICENSORS and LICENSEE.

ARTICLE IX—INDEMNIFICATION

9.1 LICENSEE shall defend, indemnify and hold harmless LICENSORS and the Affiliates of LICENSORS, and the officers, agents and employees of LICENSORS and their Affiliates, and the inventors named in any Licensed Patents (collectively the “Licensee Indemnified Parties”) from and against any and all liabilities, damages, losses, claims, suits, proceedings, demands, recovery, costs and expenses (including, without limitation, the fees and expenses of counsel, litigation expenses, and court costs) which arise out of or relate to, or are alleged to arise out of or relate to: (i) any personal injury, death or property damage which arise out of or relate to or are alleged to arise out of or relate to the manufacture, distribution, sale or use of Licensed Products or Licensed Retail Products by LICENSEE or any Affiliate or sublicensee of LICENSEE, not the fault of LICENSORS; (ii) the use by LICENSEE of the Licensed Marks or (iii) any breach by LICENSEE or any Affiliate of LICENSEE of any representation, warranty or covenant set forth in this Agreement.

9.2 BriteSmile, Development and International shall defend, indemnify and hold harmless LICENSEE and the Affiliates of LICENSEE, and the officers, agents and employees of LICENSEE and their Affiliates (collectively the “BriteSmile Indemnified Parties”) from and against any and all liabilities, damages, losses, claims, suits, proceedings, demands, recovery, costs and expenses (including, without limitation, the fees and expenses of counsel, litigation expenses, and court costs) which arise out of or relate to, or are alleged to arise out of or relate to any breach by BriteSmile, Development and International or any Affiliate of BriteSmile, Development and International of any representation, warranty or covenant set forth in this Agreement.

9.3 The indemnity obligations of the parties under this Agreement shall survive the termination or expiration of this Agreement and of the licenses granted pursuant to this Agreement in order to indemnify and hold harmless the Licensee Indemnified Parties or BriteSmile Indemnified Parties, as applicable, with respect to any claims for which the respective Licensee Indemnified Parties or BriteSmile Indemnified Parties are entitled to indemnification, irrespective of whether any such claim arose prior or subsequent to the effective date of termination or expiration.

ARTICLE X—PRESS RELEASES AND PUBLICITY

10.1 LICENSEE may disclose this Agreement only to its outside accountants and lawyers, and to potential investors, business partners, financing sources, potential sublicensees and their professional advisors who sign non-disclosure agreements of a type usual and customary in such circumstances. Neither LICENSORS nor LICENSEE shall issue a press release or public announcement concerning, or otherwise disclose, the financial terms of this Agreement without the prior specific written consent of the other party. Notwithstanding the preceding sentence, LICENSORS and/or LICENSEE may disclose, in a press release, to potential licensees, or otherwise, the fact that this Agreement has been executed and entered into on mutually agreeable terms without disclosing any of the specific financial terms of this Agreement. Notwithstanding the preceding paragraph, LICENSORS or LICENSEE may disclose the terms of this Agreement in response to: (a) an order from a court or governmental agency; (b) in response to a request by a party in litigation, provided attempt has been made to have an appropriate protective order entered; (c) to a potential licensee of the Licensed Rights hereunder, provided an appropriate confidentiality agreement or protective order is entered into; or (d) if such disclosure is necessary to comply with any other laws or regulations applicable to LICENSORS or LICENSEE.

ARTICLE XI—NOTICES

11.1 It will be a sufficient giving of any notice, request, report, statement, disclosure or other communication hereunder, to LICENSORS or to LICENSEE, if the party giving it deposits a copy thereof in a post office in a registered or certified envelope, postage prepaid, or with overnight courier, prepaid, receipt requested, addressed to the other party at its address set forth below or at any other address the other party may hereafter designate in writing in accordance with the provisions hereof.

The respective addresses for the parties are:

If to LICENSEE:	BriteSmile Spas, LLC
460 North Wiget Lane
Walnut Creek, California 95498
Attn: Nhat Ngo

With a copy to:	Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attn: Joseph A. Mahoney, Esq.

and

Durham Jones & Pinegar
111 East Broadway, Suite 900
Salt Lake City, Utah 84111
Attn: Jeffrey M. Jones, Esq.

If to LICENSORS:	BriteSmile, Inc.
460 North Wiget Lane
Walnut Creek, California 95498
Attn: Nhat Ngo

BriteSmile Development, Inc.
460 North Wiget Lane
Walnut Creek, California 95498
Attn: Nhat Ngo

BriteSmile International, Ltd.
36 Fitzwilliam Place
Dublin 2
Republic of Ireland
Attn: Brian Delaney

With a copy to:	Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attn: Joseph A. Mahoney, Esq.

and

Durham Jones & Pinegar
111 East Broadway, Suite 900
Salt Lake City, Utah 84111
Attn: Jeffrey M. Jones, Esq.

Notice to LICENSEE shall be deemed notice to each Affiliate of LICENSEE for all purposes, and LICENSORS shall not be required to give any separate notice to any Affiliate of LICENSEE.

ARTICLE XII—APPLICABLE LAW AND JURISDICTION

12.1 Except as otherwise expressly set forth herein, all matters affecting the interpretation, validity, and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflict of law principles.

12.2 Except as otherwise expressly set forth herein, the United States District Court for the District of California, if a basis for Federal court jurisdiction is present, and otherwise a state court of the State of California, shall have exclusive jurisdiction and venue over any dispute arising under or relating to this Agreement, and LICENSORS and LICENSEE consent to the jurisdiction and venue of such courts. Each of the LICENSORS and LICENSEE submits to personal jurisdiction and venue in the State of California in any action or proceeding arising under or relating to this Agreement and hereby agrees not to assert by way of pleading, motion or otherwise in any such suit, action or proceeding that venue is improper, that personal jurisdiction is lacking or that this Agreement may not be enforced in or by such court. In furtherance of such submission to jurisdiction, each of LICENSORS and LICENSEE hereby agrees that, without in any manner limiting or restricting other methods of obtaining personal jurisdiction over such party, personal jurisdiction over LICENSORS or LICENSEE in any action or proceeding arising out of or relating to this Agreement may be obtained over such party within or without the jurisdiction of any court located in the State of California (including a United States Federal

District Court in such state) and that any process, notice of motion, or other application to any court in connection with any such action or proceeding may be served upon such party by registered or certified mail to, or by personal service upon such party at the last address of such party as specified in, or in accordance with the provisions of, Article XI of this Agreement.

12.3 In any action (including any arbitration proceeding) commenced to enforce this Agreement or as a result of a breach of this Agreement, the prevailing party in such action shall be entitled to recover the costs of such action, including attorneys’ fees, incurred as a result of the action to enforce and/or remedy the breach of this Agreement.

ARTICLE XIII—CONFIDENTIALITY

13.1 LICENSEE shall use the Confidential Information solely in connection with the production, use and sale of Licensed Products and Licensed Retail Products and other exercise of its rights under this Agreement. LICENSEE shall not disclose the Confidential Information to any third party without the prior written consent of LICENSORS, except to the extent necessary to comply with its obligations and exercise its rights under this Agreement, and shall safeguard the confidentiality of the Confidential Information with the same degree of care with which it protects its own information of a similar nature, but in no event with less than a reasonable degree of care.

13.2 LICENSEE may disclose Confidential Information to the extent it is required to do so by law, but to the extent practicable LICENSEE must give LICENSORS written notice sufficiently in advance to allow LICENSORS a reasonable opportunity to take appropriate action in response. This provision shall survive any expiration or termination of this Agreement.

ARTICLE XIV—MISCELLANEOUS

14.1 (a) If any provision of this Agreement or the application of any provision of this agreement to any person or under any circumstance shall be held to be invalid, unenforceable or in conflict with the law of any jurisdiction, the validity and enforceability of the remaining provisions and the application thereof to another person or under any other circumstance shall not be affected by such holding, and this Agreement shall be amended, to the extent legally allowed and enforceable, to implement the intent of such provision as completely as possible.

(b) Any provision of this Agreement which is held to be invalid or unenforceable by a court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity or unenforceability.

14.2 The waiver by either party, whether express or implied, of any provision of this Agreement, or of any breach or default by the other party, shall not be construed to be a continuing waiver of such provision or of any succeeding breach of default, or a waiver of any other provision of this Agreement.

14.3 Nothing contained in this Agreement shall be construed to constitute or imply a joint venture, partnership, or principal-agent relationship between LICENSORS and LICENSEE. Neither party by virtue of this Agreement shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other party. Neither LICENSEE, nor any Affiliate of LICENSEE, nor any of the employees of LICENSEE or of any Affiliate of LICENSEE shall in any manner be deemed an employee or an agent of LICENSORS for any purpose whatsoever. Neither LICENSORS, nor any Affiliate of LICENSORS, nor any of the employees of LICENSORS or of any Affiliate of LICENSORS shall in any manner be deemed an employee or an agent of LICENSEE for any purpose whatsoever.

14.4 The provisions of this Agreement are solely for the benefit of LICENSORS and LICENSEE, their authorized Affiliates, and their permitted successors and assigns (as defined herein), and no such provision shall be construed or applied to confer any rights or benefits on any other person.

14.5 This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. Both parties hereto may sign the same counterpart or each party hereto may sign a separate counterpart of this Agreement.

14.6 Article, section and paragraph headings in this Agreement are for reference purposes only and shall not in any way affect the construction or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, the respective parties, intending to be legally bound, specifically acknowledge that they have obtained any and all necessary corporate resolutions and authority to enter into this Agreement, and have duly executed this Agreement as of the date first written above.

BRITESMILE, INC.

By:	/s/ Anthony M. Pilaro
Title: Chairman Dated: 12/30/2005

BRITESMILE DEVELOPMENT, INC.

By:	/s/ Anthony M. Pilaro
Title: Director Dated: 12/30/2005

BRITESMILE INTERNATIONAL LTD.

By:	/s/ Anthony M. Pilaro
Title: Authorized Officer Dated: 12/30/2005

BRITESMILE SPAS, LLC

By:	/s/ Nhat Ngo
Title: EVP of BriteSmile, Inc., Manager Dated: 12/29/2005

SCHEDULE A

Patent or Application Number	Country	Title
6,213,671	U.S.	Adjustable Articulated Positioning Device
2,386,808	Canada	Apparatus for Simultaneous Illumination of Teeth
804,503	China	Apparatus for Simultaneous Illumination of Teeth
815,799	China	Apparatus for Simultaneous Illumination of Teeth
968,811	Europe	Apparatus for Simultaneous Illumination of Teeth
2001-529369	Japan	Apparatus for Simultaneous Illumination of Teeth
518,224	New Zealand	Apparatus for Simultaneous Illumination of Teeth
10/958,058	U.S.	Apparatus for Simultaneous Illumination of Teeth
11/197,868	U.S.	Apparatus for Simultaneous Illumination of Teeth
2002PA06862	Mexico	Tooth Whitening and Image Enhancement Center Method
2002PA03474	Mexico	Tooth Whitening and Image Enhancement Center Method
PCT/US0034903	PCT	Tooth Whitening and Image Enhancement Center Method
20000364876	Poland	Tooth Whitening and Image Enhancement Center Method
10/969532	U.S.	Tooth Whitening and Image Enhancement Center Method
6,048,960	U.S.	Compositions and Methods for Removing Tooth Stains
6,475,469	U.S.	Compositions and Methods for Removing Tooth Stains
743,641	Australia	Light-Activated Tooth Whitening Composition and Method of Using Same
7849	Brazil	Light-Activated Tooth Whitening Composition and Method of Using Same

Patent or Application Number	Country	Title
2,320,269	Canada	Light-Activated Tooth Whitening Composition and Method of Using Same
99908146.6	Europe	Light-Activated Tooth Whitening Composition and Method of Using Same
1799	Indonesia	Light-Activated Tooth Whitening Composition and Method of Using Same
2000-531128	Japan	Light-Activated Tooth Whitening Composition and Method of Using Same
506,250	New Zealand	Light-Activated Tooth Whitening Composition and Method of Using Same
6,162,055	U.S.	Light-Activated Tooth Whitening Composition and Method of Using Same
09/651,170	U.S.	Light-Activated Tooth Whitening Composition and Method of Using Same
6,343,933	U.S.	Light-Activated Tooth Whitening Composition and Method of Using Same
10/434,597	U.S.	Light-Activated Tooth Whitening Composition and Method of Using Same
11/179,736	U.S.	Light-Activated Tooth Whitening Method
5,645,428	U.S.	Method for Whitening Teeth
5,713,738	U.S.	Method for Whitening Teeth
6,254,388	U.S.	Method for Whitening Teeth
09/854,161	U.S.	Method for Whitening Teeth
6,361,320	U.S.	Method for Whitening Teeth
10/797,631	U.S.	Method for Whitening Teeth
10/050,196	U.S.	Methods of Whitening Teeth
PCT/UW04/15337		Therapeutic Dental Crayon Composition
10/846,207	U.S.	Therapeutic Dental Crayon Composition
10/670,950	U.S.	Therapeutic Responsive Dental Gel Composition
60/495,043	U.S.	Therapeutic Responsive Dental Gel Composition
72445/96	Australia	Tooth Bleaching Compositions
2,238,764	Canada	Tooth Bleaching Compositions

Patent or Application Number	Country	Title
3003653.7	Europe	Tooth Bleaching Compositions
862,408	Europe	Tooth Bleaching Compositions
6,312,670	U.S.	Tooth Bleaching Compositions
6,322,773	U.S.	Tooth Bleaching Compositions
6,536,628	U.S.	Tooth Bleaching Compositions
6,514,543	U.S.	Tooth Bleaching Compositions
10/039,935	U.S.	Tooth Bleaching Compositions
2002PA06862	Mexico	Tooth Whitening and Image Enhancement Center Method
2002PA03474	Mexico	Tooth Whitening and Image Enhancement Center Method
20000364876	Poland	Tooth Whitening and Image Enhancement Center Method
10/969,532	U.S.	Tooth Whitening and Image Enhancement Center Method
6,221,341	U.S.	Tooth Whitening Compositions
10/715,917	U.S.	Tooth Whitening Compositions
D438,622	U.S.	Tooth Whitening Device
6,416,319	U.S.	Tooth Whitening Device and Method of Using Same
2002240115	Australia	Topical Oral Care Compositions
2706004.5	Europe	Topical Oral Care Compositions
2002-558996	Japan	Topical Oral Care Compositions
1020037009818	Korea	Topical Oral Care Compositions
10/056,296	U.S.	Topical Oral Care Compositions
6,488,914	U.S.	Tooth Bleaching Compositions
6,331,292	U.S.	Tooth Bleaching Compositions
5,922,307	U.S.	Tooth Bleaching Compositions
10/219,965	U.S.	Tooth Bleaching Compositions

SCHEDULE B

Trademark	Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
BRITE SMILE	118587.03028240/ Austria	Registered	196325 27-Jul-2000	196325 22-May-2001
BRITE SMILE	118587.03119605/ Benelux	Registered 6,19,42	968764 10-Jul-2000	694739 02-Jan-2002
BRITE SMILE	118587.03119611/ Denmark	Registered 6,19,42	11-Jul-2000	20005981VR 21-Dec-2000
BRITE SMILE	118587.03119640/ European Community	Registered 6,19,42	21-Apr-1999	1148006 06-Jun-2001
BRITE SMILE	118587.03028305/ Finland	Registered 3-10-42	222980 11-Jul-2000	222980 15-Feb-2002
BRITE SMILE	118587.03028396/ Germany	Registered 3,10,42	30045704.9/03 19-Jun-2000	30045704.9/03 11-May-2001
BRITE SMILE	118587.03027948/ Greece	Registered 3,10,42	145104 21-Aug-2000	145104 19-Feb-2002
BRITE SMILE	118587.03119768/ Italy	Pending 3,10,42	77492000M1 03-Jun-2000
BRITE SMILE	118587.03181582/ Japan	Registered 3		4496287 03-Aug-2001
BRITE SMILE	118587.03230207/ Japan	Registered 5		4366608 10-Mar-2000
BRITE SMILE	118587.03230265/ Japan	Registered 10		4381409 12-May-2000
BRITE SMILE	118587.03230318/ Japan	Registered 42		4463843 30-Mar-2001
BRITE SMILE	118587.03181664/ Kuwait	Pending 3	62245 27-Dec-2003
BRITE SMILE	118587.04251787/ Kuwait	Pending 10	62246 27-Dec-2003
BRITE SMILE	118587.03027967/ Norway	Registered 3,10,42	11-Jul-2000	214316 10-May-2002
BRITE SMILE	118587.03119020/ Spain	Registered 10	12-Jul-2000	2331904M6 05-Feb-2001
BRITE SMILE	118587.03119066/ Spain	Registered 3	12-Jul-2000	2331903M8 05-Feb-2001
BRITE SMILE	118587.03119089/ Sweden	Registered 3,10,42	18-Jul-2000	355393 17-May-2002
BRITE SMILE	118587.03119833/ Switzerland	Registered 3,10,42	12-Jul-2000	485427 31-Jul-2000
BRITE SMILE	118587.03119879/ United Kingdom	Registered 10,42	10-Jul-2000	2238725 07-Jul-2002
BRITE SMILE	118587.03118197/ U.S.	Registered 42	75/597596 01-Dec-1998	2437487 20-Mar-2001
BRITE SMILE	118587.04253326/ Venezuela	Registered 10	10999/2000 21-Jun-2000	237699-P 28-Jun-2002
BRITE SMILE	118587.04253349/ Venezuela	Registered 44	11002/2000 21-Jun-2000	19418-S 28-Jun-2002
BRITE SMILE	118587.04253502/ Venezuela	Registered 3	11000/2000 21-Jun-2000	237700-P 28-Jun-2002

Trademark	Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
BRITE SMILE & DESIGN	118587.03118262/ U.S.	Registered 42	75/594536 24-Nov-1998	2437483 20-Mar-2001
BRITE SMILE & DESIGN	118587.03118291/ U.S.	Registered 42	75/890950 06-Jan-2000	2653132 26-Nov-2002
BRITE SMILE (AND STAR DESIGN)	118587.04344252/ China	Pending 3	3980309 26-Mar-2004
BRITE SMILE (AND STAR DESIGN)	118587.04344275/ China	Pending 10	3980308 26-Mar-2004
BRITE SMILE (AND STAR DESIGN)	118587.04344305/ China	Pending 44	3980307 26-Mar-2004
BRITESMILE	118587.03181289/ Brazil	Published 3	823083357
BRITESMILE	118587.03219465/ Brazil	Published 10	823083365
BRITESMILE	118587.03219518/ Brazil	Published 42	823083373
BRITESMILE	118587.03219547/ Brazil	Opposition 42	822215519	OPP #
BRITESMILE	118587.03181319/ Canada	Pending 3,10	1187928 28-Aug-2003
BRITESMILE	118587.03181354/ Chile	Registered 42	498854	591743 09-Mar-2001
BRITESMILE	118587.03230353/ Chile	Registered 3,10	498853	591744 09-Mar-2001
BRITESMILE	118587.03225730/ China	Opposition 3	76/329075
BRITESMILE	118587.03119739/ France	Registered 3,10,42	09-Nov-2000	00/3063592 13-Apr-2001
BRITESMILE	118587.03181471/ Hong Kong	Registered 3	2001BO4353 24-Jun-2000	B4353/2001 11-Apr-2001
BRITESMILE	118587.04232447/ Hong Kong	Registered 10	2001BO4354 24-Jun-2000	B4354/2001 11-Apr-2001
BRITESMILE	118587.04232476/ Hong Kong	Registered 42	2001BO4355 24-Jun-2000	B4355/2001 11-Apr-2001
BRITESMILE	118587.03181501/ Indonesia	Pending 3,	D0020041503115143 31-May-2004
BRITESMILE	118587.04306472/ Indonesia	Pending 10	D0020041503215144 31-May-2004
BRITESMILE	118587.03181383/ Ireland	Pending 3,10,44	2004/00948 29-Apr-2004
BRITESMILE	118587.03181518/ Israel	Registered 3	169706 21-Jan-2004	169706 06-Feb-2005
BRITESMILE	118587.04258910/ Israel	Registered 10	169707 21-Jan-2004	169707 06-Feb-2005
BRITESMILE	118587.04259006/ Israel	Registered 44	169708 21-Jan-2004	169708 06-Feb-2005
BRITESMILE	118587.03229813/ Korea, Republic of	Registered 3,10,42	4165/2000 25-Aug-2000	4366 14-Dec-2001
BRITESMILE	118587.03230177/ Malaysia	Registered 3	21-Jun-2000	2000-08089 21-Jun-2000
BRITESMILE	118587.03230399/ Malaysia	Registered 44	21-Jun-2000	2000-08087 21-Jun-2000

Trademark	Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
BRITESMILE	118587.03230429/ Malaysia	Registered 10	21-Jun-2000	2000-08088 21-Jun-2000
BRITESMILE	118587.03181775/ Mexico	Registered 42	12-Jul-2000	680275 30-Nov-2000
BRITESMILE	118587.04234360/ Mexico	Registered 3	12-Jul-2000	744017 30-Apr-2002
BRITESMILE	118587.04234407/ Mexico	Registered 10	12-Jul-2000	680276 30-Apr-2002
BRITESMILE	118587.03181834/ Portugal	Registered 3,10,44	20-Jul-2000	348438 21-Aug-2001
BRITESMILE	118587.03181892/ Saudi Arabia	Unfiled 3,10
BRITESMILE	118587.03181951/ Singapore	Pending 3	T00/108631 22-Jun-2000
BRITESMILE	118587.03230271/ Singapore	Registered 42	T00/124971 18-Jul-2000	T00/124971 28-May-2003
BRITESMILE	118587.03230294/ Singapore	Pending 10	T00/10864G 22-Jun-2000
BRITESMILE	118587.03230330/ Singapore	Pending 42	T00/10865E 22-Jun-2000
BRITESMILE	118587.03181980/ South Africa	Pending 3	2005110595 30-May-2005
BRITESMILE	118587.05079740/ South Africa	Pending 10	2005110596 30-May-2005
BRITESMILE	118587.03182001/ Taiwan	Registered 42	11-Jul-2000	144707 16-Jun-2001
BRITESMILE	118587.03229842/ Taiwan	Registered 10	11-Jul-2000	940246 01-May-2001
BRITESMILE	118587.03229871/ Taiwan	Registered 3	11-Jul-2000	980220 16-Jan-2002
BRITESMILE	118587.05062434/ Thailand	Unfiled 3,10,42
BRITESMILE	118587.03182024/ United Arab Emirates	Unfiled 3
BRITESMILE	118587.05020876/ United Arab Emirates	Unfiled 10
BRITESMILE	118587.03027990/ U.S.	Registered 3	76/329075 22-Oct-2001	2671645 07-Jan-2003
BRITESMILE (CHINESE CHARACTERS)	118587.04232371/ Hong Kong	Registered 3	2002BO8029 26-Jul-2000	B8029/2002 25-Jun-2002
BRITESMILE (CHINESE CHARACTERS)	118587.04232401/ Hong Kong	Registered 10	2002BO8030 26-Jul-2000	B8030/2002 25-Jun-2002
BRITESMILE (CHINESE CHARACTERS)	118587.04232418/ Hong Kong	Registered 42	2002BO8031 26-Jul-2000	B8031/2002 25-Jun-2002
BRITESMILE (CHINESE CHARACTERS)	118587.03230242/ Singapore	Registered 10	T00/12496J 18-Jul-2000	T00/12496J 24-Jan-2002
BRITESMILE AND DESIGN	118587.03227508/ Australia	Registered 3,10,44	26-Feb-2003	945213 01-Dec-2003
BRITESMILE TO GO	118587.03143492/ U.S.	Published 3	78/236317 10-Apr-2003

Trademark	Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
KEEPS WHITE TEETH WHITE	118587.03178678/ U.S.	Registered 3,5	75/594154 18-Nov-1998	2759140 02-Sep-2003
WHITENING AT THE SPEED OF LIGHT	118587.03118514/ U.S.	Registered 42	76/076079 02-Oct-2001	2494184 02-Oct-2001
BRITE SMILE PROFESSIONAL TEETH WHITENING CENTERS & DESIGN	118587.03118344/ U.S.	Registered 42	75/890951 06-Jan-2000	2497751 16-Oct-2001
BRITE SMILE PROFESSIONAL TEETH WHITENING CENTERS & DESIGN	118587.03143065/ U.S.	Opposition 42	OPP # 91156181 06-Jan-2000	2497751
BRITE SMILE PROFESSIONAL TEETH WHITENING CENTERS & DESIGN	118587.03148140/ U.S.	Opposition 42	OPP # 91156500 06-Jan-2000	2497751
BRITE SMILE PROFESSIONAL TEETH WHITENING CENTERS & DESIGN	118587.04242449/ U.S.	Opposition 42	OPP # 91158879 06-Jan-2000	2497751
BRITESMILE BUBBLE POD (Architectural Work)	118587.05042890/ U.S.	Pending	26-May-2005
BRITESMILE BUBBLE POD (Technical Drawing)	118587.05069926/ U.S.	Pending	26-May-2005
BRITESMILE PROFESSIONAL TEETH WHITENING CENTERS	118587.03028007/ U.S.	Registered 3	76/086605 11-Jul-2000	2821945 16-Mar-2004

SCHEDULE C

EUROPE

Region/Country	Executed by	Date
Australia & New Zealand	BriteSmile International Ltd Consolidated Dental Holdings PTY Ltd	January 1 2003
Benelux	BriteSmile International Ltd Pegoma BV	January 1 2005
Eastern European, Czech Republic, Hungary, Poland, Slovakia, Bulgaria, Croatia, Slovenia, Lebanon, Baltic States and Romania	BriteSmile International Ltd BriteSmile A.R.O.	March 14 2003
France	BriteSmile International Ltd and Pegoma BV	August 10 2005
Germany & Austria	BriteSmile International Ltd and Maarten JM Cuppen	January 21 2005
Israel	BriteSmile International Ltd Vered Niv Lavan Ltd	May 1, 2003
South Africa	BriteSmile International Ltd Belladenta CC	October 14 2003
Spain	BriteSmile International Ltd Infinito Laser SL	September 16 2005
Switzerland	BriteSmile International Ltd Dental AG	December 18 2000
United Arab Emirates	BriteSmile International Ltd Al Rowais Medical Equipment	September 29 2003
United Kingdom	BriteSmile International Ltd Longlife Health Ltd	September 24 2003

SOUTH AMERICA

Mexico	BriteSmile Inc Smiling Company	May 7th 2001
Venezuela	BriteSmile Inc Imagenfutura SA	February 1 2001

ASIA

India	BriteSmile International Ltd Novo Dental Products Pvt Ltd	January 1 2003
Indonesia	BriteSmile International Ltd Kiang Multi Corporation	January 1 2003

SCHEDULE D

MAGIC MIRROR	118587.03119686/ European Community	Registered 3,10,42	2840148 06-Sep-2002	2840148 06-Feb-2004
MAGIC MIRROR	118587.03118432/ U.S.	Published 10,42	76/347261 10-Dec-2001

ANNEX D

EXECUTION COPY

FINANCING ESCROW AGREEMENT

THIS FINANCING ESCROW AGREEMENT (“Agreement”) is made and entered into as of December 30, 2005, by and among: BRITESMILE, INC., a Utah corporation (“BSML”), BRITESMILE DEVELOPMENT, INC., a Delaware corporation and subsidiary of BSML (“BDI”), BRITESMILE INTERNATIONAL, LTD., an Irish corporation (“BSI”, and, together with BSML and BDI, collectively the “Sellers”, and each individually, a “Seller”); DISCUS DENTAL, INC., a California corporation (“Buyer”); and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the “Escrow Agent”).

RECITALS

A. Concurrently with the execution of this Agreement, Buyer and Sellers, are entering into an Asset Purchase Agreement dated as of December 30, 2005 (as the same may be amended from time to time, the “Purchase Agreement”), pursuant to which Buyer will acquire certain assets and assume certain liabilities of the Sellers.

B. In connection with the execution of the Purchase Agreement, the Buyer has agreed to establish an escrow arrangement on the terms and conditions set forth herein.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. Defined Terms.

1.1 Capitalized terms used but not specifically defined in this Agreement shall have the meanings set forth in the Purchase Agreement.

1.2 “Commitment Letter” is a commitment letter to Buyer from a nationally recognized lending institution for a financing or commercially reasonable proof of the availability to Buyer of funds from a person or entity having demonstrated financial capacity in an amount sufficient to permit Buyer to pay the purchase price set forth in Section 2.3 of the Purchase Agreement, which Commitment Letter shall contain only customary conditions or contingencies to closing.

2. Escrow.

2.1 Cash Placed in Escrow. Concurrently with or within one (1) Business Day after the execution of this Agreement, Buyer shall deliver to the Escrow Agent $2,500,000 to be held in escrow in accordance with this Agreement (the “Escrow Fund”). The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold the Escrow Fund in an escrow account (the “Escrow Account”) subject to the terms and conditions of this Agreement.

2.2 Interest. Buyer and Sellers agree that any interest accruing on or amounts otherwise earned or payable with respect to the Escrow Fund (“Interest”) shall not be a part of the Escrow Fund and shall be payable to Buyer and distributed to Buyer concurrent with the release of the Escrow Fund in accordance with Section 3.

2.3 Transferability. The interests of Sellers in the Escrow Account and in the Escrow Fund shall not be assignable or transferable.

2.4 Trust Fund. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. If, notwithstanding the forgoing, the Escrow Fund shall be attached, garnished, or levied upon pursuant to judicial process, or the delivery of funds held in the Escrow Fund shall be stayed or enjoined by any court order, or any court order or judgment shall be made or entered into affecting the Escrow Fund or any part thereof, the Escrow Agent is hereby expressly authorized to obey and comply therewith. In the event the Escrow Agent so complies it shall not be liable to any person, firm or corporation by reason of such compliance, notwithstanding the subsequent reversal, modification, annulment, or setting aside of such judicial action.

3. Administration of Escrow Account.

Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

3.1 If:

(a) on or prior to February 5, 2006 the Closing occurs then BSML and Buyer shall notify the Escrow Agent of the Closing and, upon receipt of such notification, the Escrow Fund shall be released to Buyer; or

(b) at any time the Purchase Agreement is terminated by any Party pursuant to Sections 9.1(a), 9.1(b), 9.1(c), 9.1(d) (except for any failure of the conditions set forth in Section 7.10 relating to Buyer’s financing), 9.1(e), 9.1(f) (unless BSML delivers a certification pursuant to Section 3.1(f)(i)(2) or 3.1(f)(ii)(3) of this Agreement), or 9.1(g) of the Purchase Agreement then BSML and Buyer shall notify the Escrow Agent of such termination and, upon receipt of such notification, the Escrow Fund shall be released to Buyer; or

(c) the Escrow Fund is not earlier released and if by February 5, 2006, Buyer has obtained and delivered to BSML and the Escrow Agent the Commitment Letter and within five (5) business days after delivery of the Commitment Letter, BSML does not deliver to Buyer and the Escrow Agent a written objection (a “Dispute Notice”) objecting to the conformity of the Commitment Letter to the requirements of this Agreement, then the Escrow Agent shall deliver the Escrow Fund to Buyer, provided that if BSML does deliver such a Dispute Notice to Buyer and the Escrow Agent, the Escrow Fund shall be released to Buyer if the Commitment Letter is determined to conform to the requirements of this Agreement according to the dispute resolution procedure set forth in Section 3.3 and shall be held and subject to further release under other subsections of Section 3.1 if the Commitment Letter is determined not to conform to the requirements of this Agreement; or

(d) the Escrow Fund is not earlier released and at any time after February 5, 2006 the Closing occurs then BSML and Buyer shall notify the Escrow Agent of the Closing and, upon receipt of such notification, the Escrow Fund shall be released to BSML; or

(e) the Escrow Fund is not earlier released and

(i) (1) by February 21, 2006 Buyer has not obtained and delivered to BSML and the Escrow Agent the Commitment Letter (or has delivered a commitment letter under Section 3.1(e)(ii) that is determined not to conform to the requirements of this Agreement), (2) at any time following February 21, 2006 BSML delivers to the Escrow Agent and to Buyer a certification that, as of February 21, 2006 all of the closing conditions set forth in Sections 7.1 (assuming that the Closing Date were February 21, 2006), 7.2, 7.3, 7.4, 7.6, 7.7, 7.8, 7.9, 7.11 and 7.12 of the Purchase Agreement have been materially satisfied (including in the case of Section 7.7 of the Purchase Agreement a statement that Sellers have obtained signature pages from all parties other than Buyer and its affiliates on the Litigation Settlement Documents) or had been waived by Buyer as of February 21, 2006 or that any of such conditions were not satisfied as of February 21, 2006 because of the failure of Buyer to comply with its obligations under the Purchase Agreement and (3) within five (5) business days after delivery of BSML’s certification pursuant to clause (2) above Buyer does not deliver to BSML and the Escrow Agent a Dispute Notice objecting to the accuracy of BSML’s certificate pursuant to clause (2) above, then the Escrow Agent shall deliver the Escrow Fund to BSML, provided that if Buyer does deliver such a Dispute Notice to BSML and the Escrow Agent, the Escrow Fund shall be released to BSML if BSML’s certification delivered pursuant to clause (2) above was accurate or shall be delivered in accordance with Section 3.1(f) if BSML’s certification was not accurate, which accuracy or inaccuracy shall be determined according to the dispute resolution procedure set forth in Section 3.3, further provided that if BSML does not deliver a certification pursuant to clause (2) above, the Escrow Fund shall be released in accordance with Section 3.1(f); or

(ii) (1) by February 21, 2006, Buyer has obtained a Commitment Letter and has delivered the Commitment Letter to the Escrow Agent and to BSML and (2) within five (5) business days after Buyer has delivered the Commitment Letter to BSML, BSML does not deliver to Buyer and the Escrow Agent a Dispute Notice objecting to the conformity of the Commitment Letter to the requirements of this agreement, then the Escrow Agent shall deliver the Escrow Fund in accordance with Section 3.1(f) (subject to Section 3.1(d)), provided that if BSML does deliver such a Dispute Notice to Buyer and the Escrow Agent, the Escrow Fund shall be released in accordance with Section 3.1(f) if the Commitment Letter conforms to the requirements of this Agreement or in accordance with Section 3.1(e)(i) if the Commitment Letter does not conform to the requirements of this Agreement, which conformity or non conformity shall be determined according to the dispute resolution procedure set forth in Section 3.3; or

(f) the Escrow Fund is not earlier released and,

(i) (1) by the End Date Buyer has not obtained and delivered to BSML and the Escrow Agent the Commitment Letter (or has delivered a commitment letter under Section 3.1(f)(ii) that is determined not to conform to the requirements of this Agreement), (2) at any time following the End Date BSML delivers to the Escrow Agent and to Buyer a certification that, as of the End Date all of the closing conditions set forth in Sections 7.1 (assuming that the Closing Date were the End Date), 7.2, 7.3, 7.4, 7.6, 7.7, 7.8, 7.9, 7.11 and 7.12 of the Purchase Agreement have been materially satisfied (including in the case of Section 7.7 of the Purchase Agreement a statement that Sellers have obtained signature pages from all parties other than Buyer and its affiliates on the Litigation Settlement Documents) or had been waived by Buyer as of the End Date or that any of such conditions were not satisfied as of the End Date because of the failure of Buyer to comply with its obligations under the Purchase Agreement and (3) within five (5) business days after delivery of BSML’s certification pursuant to clause (2) above Buyer does not deliver to BSML and the Escrow Agent a Dispute Notice objecting to the accuracy of BSML’s certificate pursuant to clause (2) above, then the Escrow Agent shall deliver the Escrow Fund to BSML, provided that if Buyer does deliver such a Dispute Notice to BSML and the Escrow Agent, the Escrow Fund shall be released to BSML if BSML’s certification delivered pursuant to clause (2) above was accurate or shall be delivered to Buyer if BSML’s certification was not accurate, which accuracy or inaccuracy shall be determined according to the dispute resolution procedure set forth in Section 3.3, and further provided that if BSML does not deliver a certification pursuant to clause (2) above, the Escrow Fund shall be released to Buyer; or

(ii) (1) by the End Date Buyer has obtained a Commitment Letter and has delivered the Commitment Letter to the Escrow Agent and to BSML, and (2) within five (5) business days after Buyer has delivered the Commitment Letter to BSML, BSML does not deliver to Buyer and the Escrow Agent a Dispute Notice objecting to the conformity of the Commitment Letter to the requirements of this agreement, and (3) at any time within thirty (30) days after the End Date BSML delivers to the Escrow Agent and to Buyer a certification that all of the closing conditions set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.6, 7.7, 7.8, 7.9, 7.11 and 7.12 of the Purchase Agreement were materially satisfied as of the End Date (including in the case of Section 7.7 of the Purchase Agreement a statement that Sellers have obtained signature pages from all parties other than Buyer and its affiliates on the Litigation Settlement Documents) or had been waived by Buyer as of the End Date or that any of such conditions were not satisfied as of the End Date because of the failure of Buyer to comply with its obligations under the Purchase Agreement, and (4) within five (5) business days after delivery of BSML’s certification pursuant to clause (3) of this Section 3.1(f)(ii) Buyer does not deliver to BSML and the Escrow Agent a Dispute Notice objecting to the accuracy of BSML’s certification pursuant to clause (3) of this Section 3.1(f)(ii), then the Escrow Fund shall be distributed to BSML, provided that (x) if BSML delivers a Dispute Notice pursuant to clause (2) of this Section 3.1(f)(ii) objecting to the conformity of the Commitment Letter to the requirements of this Agreement, then the Escrow Fund shall be delivered pursuant to this Section 3.1(f)(ii) as if no Dispute Notice were delivered pursuant to clause (2) above if the Commitment Letter conforms to the requirements of this Agreement, and delivered pursuant to Section 3.1(f)(i) if the Commitment Letter is determined not to conform to the requirements of this Agreement, which conformity or non-conformity shall be determined according to the dispute resolution procedure set forth in Section 3.3, and further provided that (y) if Buyer delivers a Dispute Notice pursuant to clause (4) above, the Escrow Fund shall be released to BSML if BSML’s certification delivered pursuant to clause (4) above was accurate or shall be delivered to Buyer if BSML’s certification was not accurate, which accuracy or inaccuracy shall be determined according to the dispute resolution procedure set forth in Section 3.3, and further provided that (z) notwithstanding that the Escrow Fund is to be distributed to BSML pursuant to any of the foregoing provisions of this Section 3.1(f)(ii), if within five (5) business days after BSML’s delivery of a certification under clause (3) above (or within five (5) business days after the resolution of a Dispute Notice delivered by Buyer pursuant to clause (4) above, whichever is later), Buyer delivers a certification that all of the closing conditions set forth in Article 8 of the Purchase Agreement were materially satisfied as of the End Date or had been waived by BSML as of the End Date or that any of such conditions were not satisfied as of the End Date because of the failure of Sellers to comply with their obligations under the Purchase Agreement, then the Escrow Agent shall deliver the Escrow Fund to Buyer unless within five (5) business days after delivery of Buyer’s certification under this clause (z) BSML delivers a Dispute Notice to Buyer and the Escrow Agent objecting to the accuracy of the certification of Buyer pursuant to clause (z) of this Section 3.1(f)(ii), in which case, the Escrow Fund shall be released to Buyer if such certification was accurate or to BSML if such certification was not accurate, which accuracy or inaccuracy shall be determined according to the dispute resolution procedure set forth in Section 3.3.

3.2 Regardless of anything in this Agreement to the contrary:

(a) if Buyer is unable to obtain a Commitment Letter by February 5, 2006 because of a material misstatement in the financial statements of BSML and Buyer delivers to BSML and the Escrow Agent a certification to such effect, then the Escrow Fund shall be released to Buyer and not to BSML, unless within five (5) business days after Buyer’s delivery of such certification, BSML delivers a Dispute Notice to the Escrow Agent and to Buyer objecting to the accuracy of such certification by Buyer, in which case the issue of whether the certification delivered by Buyer pursuant to this Section 3.2(a) was accurate or not accurate shall be determined according to the dispute resolution procedure set forth in Section 3.3. If it is so determined that the certification delivered by Buyer pursuant to this Section 3.2(a) was accurate, the Escrow Fund shall be released to the Buyer, otherwise this paragraph shall be of no further force and effect and the Escrow Fund shall be released in accordance with the provisions of Section 3.1;

(b) If there is a material adverse disruption in commercial banking in the United States that reasonably precludes Buyer from delivering a Commitment Letter on or before February 5, 2006 or February 21, 2006, as the case may be, and Buyer delivers to BSML and the Escrow Agent a certification to such effect, then the Buyer shall be deemed to have delivered a Commitment Letter meeting the requirements of this Agreement as of the date of such disruption for purposes of Section 3.1 and the Escrow Fund shall be released according to Section 3.1, unless within five (5) business days after Buyer’s delivery of a certification under this Section 3.2(b), BSML delivers a Dispute Notice to the Escrow Agent and to Buyer objecting to the accuracy of such certification by Buyer, in which case the issue of the accuracy of Buyer’s certification under this Section 3.2(b) shall be determined according to the dispute resolution procedure set forth in Section 3.3. If it is so determined that the certification delivered by Buyer pursuant to this Section 3.2(b) was accurate, then the Buyer shall be deemed to have delivered a

Commitment Letter meeting the requirements of this Agreement as of the date of such disruption for purposes of Section 3.1 and the Escrow Fund shall be released according to Section 3.1, otherwise this paragraph shall be of no further force and effect (there shall be no deemed delivery of a Commitment Letter) and the Escrow Fund shall be released in accordance with the provisions of Section 3.1; and

(c) If during the term of this Agreement, any Person that Buyer has identified to BSML as a potential financing source is contacted by or on behalf of BSML or any BSML affiliate regarding the transactions contemplated by the Purchase Agreement or Buyer’s financing in respect thereof (but excluding incidental routine contact not relating to this transaction) and Buyer delivers to BSML and the Escrow Agent a certification to such effect, then the Escrow Fund shall be released to Buyer and not to BSML, unless within five (5) business days after Buyer’s delivery of such certification, BSML delivers a Dispute Notice objecting to the accuracy of Buyer’s certification under this Section 3.2(c), in which case the accuracy of such certification shall be determined according to the dispute resolution procedure set forth in Section 3.3. If it is so determined that the certification delivered by Buyer pursuant to this Section 3.2(c) was accurate, the Escrow Fund shall be released to the Buyer, otherwise this paragraph shall be of no further force and effect and the Escrow Fund shall be released in accordance with the provisions of Section 3.1.

3.3 (a) If a Dispute Notice is delivered pursuant to Sections 3.1 or 3.2 of this Agreement, BSML and Buyer shall attempt in good faith to resolve the dispute. If BSML and Buyer resolve such dispute, a settlement agreement shall be signed by BSML and Buyer and sent to the Escrow Agent, which shall, upon receipt thereof, release the Escrow Fund in accordance with such agreement. Unless and until the Escrow Agent receives written notice that any such dispute has been resolved by BSML and Buyer, the Escrow Agent may assume without inquiry that such dispute has not been resolved.

(b) If BSML and Buyer are unable to resolve the dispute relating to any Dispute Notice within 20 days after the delivery of such notice (“Initial Resolution Period”), then the dispute shall be settled by binding arbitration in the County of Los Angeles in the State of California in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the “AAA Rules”). Arbitration will be conducted by one arbitrator, mutually selected by BSML and Buyer. If BSML and Buyer fail to mutually select an arbitrator within five business days following the expiration of the Initial Resolution Period, then arbitration will be conducted by three arbitrators: one selected by BSML; one selected by Buyer; and the third selected by the first two arbitrators. If Buyer or BSML fails to select an arbitrator within 10 days following the expiration of the Initial Resolution Period, then the other shall be entitled to select the second arbitrator. BSML and Buyer agree to use all reasonable efforts to cause the arbitration hearing to be conducted within 30 days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be, and to use all reasonable efforts to cause the decision of the arbitrator(s) to be furnished within 60 days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be. The parties further agree that discovery shall be completed at least 10 days prior to the date of the arbitration hearing. The restrictions in Section 3.2(c) shall not apply to any discovery permitted for the arbitration. The decision of the arbitrator(s) shall relate solely: (i) to whether BSML or Buyer is entitled to recover the cash in the Escrow Fund in accordance with the terms of this Agreement; and (ii) to the determination of the non-prevailing party as provided below. The final decision of the arbitrator(s) shall be furnished to BSML, the Buyer and the Escrow Agent in writing and shall constitute a conclusive determination of the issue(s) in question, binding upon the parties hereto and shall not be contested by any of them. The non-prevailing party in any arbitration shall pay the reasonable expenses (including attorneys’ fees) of the prevailing party, any additional reasonable fees and expenses (including reasonable attorneys’ fees) of the Escrow Agent, and the fees and expenses associated with the arbitration (including the arbitrators’ fees and expenses). For purposes of this Section 3.3, the non-prevailing party shall be determined solely by the arbitrator(s).

3.4 The Escrow Agent shall release the cash from the Escrow Account in connection with the resolution of any dispute pursuant to Section 3.3 within five business days after the delivery to it of: (i) a copy of a settlement agreement executed by BSML and Buyer setting forth instructions to the Escrow Agent as to the release of the Escrow Fund; or (ii) a copy of the award of the arbitrator(s) referred to and as provided in Section 3.3 setting forth instructions to the Escrow Agent as to the release of the Escrow Fund.

3.5 Notwithstanding anything to the contrary herein, the Escrow Agent may release and distribute the Escrow Fund at any time upon the joint written instructions of BSML and Buyer.

3.6 For purposes of this Agreement, whenever the Escrow Agent has received any document or notice hereunder, the Escrow Agent shall be entitled to conclusively assume that any other party entitled to receive such document or notice has received such document or notice. For purposes of this Agreement, whenever the Escrow Agent has not received any document or notice required to be delivered to the Escrow Agent hereunder, the Escrow Agent shall be entitled to conclusively assume that no other party entitled to receive such document or notice has received such document or notice.

4. Fees and Expenses. The Escrow Agent shall be entitled to receive from time to time fees in accordance with Exhibit A. In accordance with Exhibit A, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. All such fees and expenses shall be paid by Buyer.

5. Limitation of Escrow Agent’s Liability.

5.1 The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence or willful misconduct. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

5.2 Buyer and Sellers hereby jointly and severally agree to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with the Escrow Agent carrying out its duties hereunder. This right of indemnification, compensation and reimbursement shall survive the termination of this Agreement, and the resignation of the Escrow Agent.

6. Termination. This Agreement shall terminate upon the release by the Escrow Agent of the entire Escrow Fund in accordance with this Agreement.

7. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 30 days after it is given to all parties hereto. In such event, Buyer may appoint a successor Escrow Agent, subject to BSML’s consent, which shall not be unreasonably withheld. If Buyer fails to appoint a successor Escrow Agent within 15 days after receiving the Escrow Agent’s written resignation, either the Escrow Agent or BSML shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Buyer as to the transfer of the Escrow Fund to a successor escrow agent.

8. Miscellaneous.

8.1 Attorneys’ Fees. In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or (b) two business days after sent by registered mail or, by courier or express delivery service, or by facsimile, to the address or facsimile telephone number set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to BSML:	BriteSmile, Inc.
460 North Wiget Lane
Walnut Creek, California 94598
Fax: (925) 941-6266
Telephone: (925) 279-2865
Attention: Nhat Ngo

with a copy (which copy shall not constitute notice hereunder) to:

Durham, Jones & Pinegar, P.C.
111 East Broadway, Suite 900
Salt Lake City, Utah 84111
Fax: 801-415-3500
Telephone: 801-415-3000
Attention: Jeffrey M. Jones, Esq.

if to Buyer:	Discus Dental, Inc.
8550 Higuera Street
Culver City, California 90232-2536
Telephone: 310-845-8200
Fax: 310-845-1537
Attention: General Counsel

with a copy (which copy shall not constitute notice hereunder) to:

Cooley Godward LLP
4410 Eastgate Mall
San Diego, California 92121-1909
Fax: 858-550-6420
Telephone: 858-550-6000
Attention: Barbara L. Borden, Esq.

if to the Escrow Agent:	LaSalle Bank National Association
Corporate Trust Department
135 South LaSalle Street, Suite 1960
Chicago, Illinois 60603
Telephone: 312-904-6841
Fax: 312-904-2236
Attention: Tony Veloz

The Escrow Agent may assume that any Dispute Notice or other notice of any kind required to be delivered to the Escrow Agent and any other Person has been received by such other Person on the date it has been received by the Escrow Agent, but the Escrow Agent need not inquire into or verify such receipt.

8.3 Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

8.5 Governing Law. This Agreement will be governed by and construed under the laws of the State of California without regard to conflicts-of-laws principles that would require the application of any other law.

8.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any. Sellers may not assign their rights under this Agreement without the express prior written consent of Buyer, and Buyer may not assign its rights under this Agreement without the express written consent of BSML, and any attempted assignment of this Agreement or any of such rights by any party without such consent shall be void and of no effect.

8.7 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.8 Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.10 Parties in Interest. Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

8.11 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

8.12 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action arising out of or related to this Agreement or the transactions contemplated hereby.

8.13 Tax Reporting Information and Certification of Tax Identification Numbers.

(a) The parties hereto agree that, for tax reporting purposes, all interest on or other income, if any, attributable to the Escrow Fund or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to Buyer.

(b) Buyer and Sellers agree to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate forms W-9 (or Forms W-8, in the case of non-U.S. persons) and any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent. The parties hereto understand that, if such Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent shall be required by the Internal Revenue Code to withhold a portion of any interest or other income earned on the investment of monies held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding to the Internal Revenue Service.

8.14 Cooperation. Buyer agrees to cooperate fully with Sellers and the Escrow Agent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Sellers or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

8.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e) For purposes of this Agreement, whenever a notice or other document must be delivered by a specified date, such notice or document must be delivered by 5:00 p.m. eastern time on the date specified.

IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the day and year first above written.

Buyer:

Discus Dental, Inc.

By:	/S/ KEN ROSENBLOOD
Name:	Ken Rosenblood
Title:	Chief Operating Officer

Sellers:

BriteSmile, Inc.

By:	/S/ ANTHONY M. PILARO
Name:	Anthony M. Pilaro
Title:	Chairman

BriteSmile Development, Inc.

By:	/S/ NHAT H. NGO
Name:	Nhat H. Ngo
Title:	Chief Operating Officer

BriteSmile International, Ltd.

By:	/S/ ANTHONY M. PILARO
Name:	Anthony M. Pilaro
Title:	Authorized Officer

Escrow Agent:

LaSalle Bank National Association

By:	/S/ JOHN W. PORTER
Name:	John W. Porter
Title:	Vice President

ANNEX E

UTAH CORPORATION LAW CHAPER 10a – DISSENTERS’ RIGHTS

Part 13. Dissenters’ Rights

16-10a-1301 Definitions.

For purposes of Part 13:

(1)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.

(4)	“Fair value” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(5)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in Section 15-1-1, compounded annually.

(6)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section 16-10a-723.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder.

16-10a-1302 Right to dissent.

(1)	A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair vale of shares held by him in the event of, any of the following corporate actions:

(a)	consummation of a plan of merger to which the corporation is a party if:

i.	shareholder approval is required for the merger by Section 16-10a-1103 or the articles of incorporation; or

ii.	the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;

(b)	consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c)	consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202 (1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and

(d)	consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202 (2).

(1)	A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

(2)	Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:

(a)	the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders’ meeting at which the corporate action is submitted to a vote;

(b)	the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or

(c)	the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4)	The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:

(a)	shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b)

shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers

Automated Quotation System, or will be held of record by more than 2,000 shareholders;

(c)	cash in lieu of fractional shares; or

(d)	any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.

(5)	A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

16-10a-1303 Dissent by nominees and beneficial owners.

(1)	A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters’ rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.

(2)	A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(a)	the beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b)	the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.

(3)	The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder must certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters’ rights as to all the shares unlimited on the ability to exercise dissenters’ rights. The certification requirement must be stated in the dissenters’ notice given pursuant to Section 16-10a-1322.

16-10a-1320 Notice of dissenters’ rights.

(1)	If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this part. The notice must be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders’ meeting for which the notice was to have been given.

(2)	If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 must be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters’ rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders’ meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been given.

16-10a-1321 Demand for payment – Eligibility and notice of intent.

(1)	If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(a)	must cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and

(b)	may not vote any of his shares in favor of the proposed action.

(2)	If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, a shareholder who wishes to assert dissenters’ rights may not execute a writing consenting to the proposed corporate action.

(3)	In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder must have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4)	A shareholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.

16-10a-1322 Dissenters’ notice.

(1)	If proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized, the corporation shall give a written dissenters’ notice to all shareholders who are entitled to demand payment for their shares under this part.

(2)	The dissenters’ notice required by Subsection (1) must be sent no later than ten days after the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302, and shall:

(a)	state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;

(b)	state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares must be deposited;

(c)	inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d)	supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;

(e)	set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters’ notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters’ notice required by Subsection (1) is given;

(f)	state the requirement contemplated by Subsection 16-10a-1303 (3), if the requirement is imposed; and

(g)	be accompanied by a copy of this part.

16-10a-1323 Procedure to demand payment.

(1)	A shareholder who is given a dissenters’ notice described in Section 16-10a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissenters’ rights must, in accordance with the terms of the dissenters’ notice:

(a)	cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection 16-10a-1322 (2)(d), duly completed, or may be stated in another writing;

(b)	deposit certificates for his certificated shares in accordance with the terms of the dissenters’ notice; and

(c)	if required by the corporation in the dissenters’ notice described in Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters’ rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under Section 16-10a-1302.

(2)	A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissenters’ rights and has only the right to receive payment for the shares after the effective date of the corporate action.

(3)	A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters’ notice, is not entitled to payment for shares under this part.

16-10a-1324 Uncertificated shares.

(1)	Upon receipt of a demand for payment under Section 16-10a-1323 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.

(2)	In all other respects, the provisions of Section 16-10a-1323 apply to shareholders who own uncertificated shares.

16-10a-1325 Payment.

(1)	Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter’s shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.

(2)	Each payment made pursuant to Subsection (1) must be accompanied by:

(a)	(i) (A) the corporation’s balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment; (B) an income statement for that year; (C) a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and (D) the latest available interim financial statements, if any; (ii) the balance sheet and statements referred to in Subsection (i) must be audited if the corporation customarily provides audited financial statements to shareholders;

(b)	a statement of the corporation’s estimate of the fair value of the shares and the amount of interest payable with respect to the shares;

(c)	a statement of the dissenter’s right to demand payment under Section 16-10a-1328; and

(d)	a copy of this part.

16-10a-1326 Failure to take action.

(1)	If the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted a demand for payment pursuant to Section 16-10a-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.

(2)	If the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, then the corporation shall send a new dissenters’ notice, as provided in Section 16-10a-1322, and the provisions of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.

16-10a-1327 Special provisions relating to shares acquired after announcement of proposed corporate action.

(1)	A corporation may, with the dissenters’ notice given pursuant to Section 16-10a-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under Section 16-10a-1302 and state that a shareholder who asserts dissenters’ rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters’ rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters’ rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.

(2)	An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16-10a-1325 (2).

16-10a-1328 Procedure for shareholder dissatisfied with payment or offer.

(1)	A dissenter who has not accepted an offer made by a corporation under Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:

(a)	the dissenter believes that the amount paid under Section 16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;

(b)	the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or

(c)	the corporation, having failed to take the proposed corporate action creating dissenters’ rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.

(2)	A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection (1) within 30 days after the corporation made or offered payment for his shares.

16-10a-1330 Judicial appraisal of shares—Court action.

(1)	If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.

(2)	The corporation shall commence the proceeding described in Subsection (1) in the district court of the county in this state where the corporation’s principal office, or if it has no principal office in this state, the county where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located.

(3)	The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties must be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section 16-10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares. Service may also be made otherwise as provided by law.

(4)	The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5)	Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:

(a)	for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or

(b)	for the fair value, plus interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under Section 16-10a-1327.

16-10a-1331 Court costs and counsel fees.

(1)	The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a-1328.

(2)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)	against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10a-1320 through 16-10a-1328; or

(b)	against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

(3)	If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

ANNEX F

BRITESMILE, INC.

460 North Wiget Lane

Walnut Creek, CA 94598

DISSENTERS’ NOTICE

January     , 2006

To the Shareholders of BriteSmile, Inc. Who Dissented from the Sale of the Associated Center Business to Discuss Dental, Inc:

Pursuant to Section 16-10a-1322 of the Utah Business Corporation Act (the “Act”), notice is hereby given that BriteSmile, Inc., a Utah corporation (the “Company”), has entered into an agreement to sell certain assets relating to its Associated Center Business to Discus Dental, Inc., a California corporation. The sale is proposed to close and be effective as soon as possible after 20 days from the date an Information Statement describing the transaction is first sent to shareholders of the Company, and upon satisfaction of certain other conditions to the sale. The sale was duly authorized by the Company.

Please be advised that Payment Demands from dissenting shareholders, in the form attached to this Notice, together with stock certificates representing all shares of BriteSmile, Inc. held by the dissenting shareholder, must be delivered to BriteSmile, Inc., at the address shown above, by no later than [                             (no sooner than 30 nor more than 70 days after date of this notice)]

For your information, a copy of Part 13 of the Act regarding Dissenters’ Rights is attached to this Notice.

Walnut Creek, California	By the order of the Board of Directors
January , 2006

Ken Czaja, Chief Financial Officer

F-1

DISSENTER’S PAYMENT DEMAND

Board of Directors

BriteSmile, Inc.

460 North Wiget Lane

Walnut Creek, CA 94598

Gentlemen:

Pursuant to Section 16-10a-1323 of the Utah Business Corporation Act, the undersigned, the holder of record of                      shares of Common Stock (the “Shares”) of BriteSmile, Inc., a Utah corporation, hereby requests payment of the fair value of the Shares.

Enclosed with this Payment Demand are stock certificates                                  (insert certificate numbers) representing ownership of the Shares.

Signature	Signature (if held jointly)

Signature of Stockholder	Signature of Stockholder

Print Name:	Print Name:

Date:	Date:

F-2